EXHIBIT 2.1

TRANSACTION AGREEMENT

by and between

EXSCIENTIA PLC

and

RECURSION PHARMACEUTICALS, INC.

Dated as of

August 8, 2024

i

ii

ANNEXES

Annex A – Definitions

Annex B – Form of Scheme of Arrangement

Annex C – Form of Company Shareholder Resolution

SCHEDULES

9.01(f) – Consents of Governmental Authorities

iii

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”), dated as of August 8, 2024, is by and between Recursion Pharmaceuticals, Inc. (“Parent”), a Delaware corporation, and Exscientia plc, a public limited company incorporated in England and Wales with registered number 13483814 (the “Company” and, together with Parent, the “Parties”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

WITNESSETH:

WHEREAS, the Parties intend that the entire issued and to be issued share capital of the Company be acquired by Parent (or, at Parent’s election, (a) in respect of any or all of the Residual Shares, Parent and (b) in respect of the Depositary Shares, the DR Nominee) by means of the Scheme of Arrangement on the terms and subject to the conditions set out in this Agreement (such transaction or, if the Parties are implementing the Offer in accordance with Section 8.06, the transactions contemplated by the Offer, in either case, the “Transaction”);

WHEREAS, the United Kingdom City Code on Takeovers and Mergers (the “Takeover Code”) does not apply to the Company or the transactions contemplated by this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) unanimously resolved that the entry by the Company into this Agreement, and the implementation of the Transaction and the Scheme of Arrangement, is fair to and in the best interests of the Company for the benefit of the Company Shareholders as a whole, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transaction and the Scheme of Arrangement, and (c) unanimously resolved to recommend that the Company Shareholders approve the Scheme of Arrangement at the Scheme Meeting and the passing of the Company Shareholder Resolution at the Company GM;

WHEREAS, the board of directors of Parent (the “Parent Board”) has (a) unanimously resolved that the entry by Parent into this Agreement and the implementation of the Transaction, including, subject to obtaining the Parent Stockholder Approval, the delivery to the Scheme Shareholders of Parent Common Stock in connection therewith, is in the best interests of Parent and the Parent Stockholders, and declared it advisable to enter into this Agreement and to consummate the transactions contemplated hereby, including the Transaction, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transaction, and (c) unanimously resolved to recommend that the Parent Stockholders approve the issuance of the Parent Common Stock contemplated by this Agreement for purposes of applicable rules and regulations of Nasdaq;

WHEREAS, concurrently with the execution of this Agreement, Parent has obtained binding commitments in support of the Transaction from certain shareholders of the Company who together hold or control, in the aggregate, approximately 51% of the total outstanding Company Ordinary Shares as of the date of this Agreement;

WHEREAS, concurrently with the execution of this Agreement, certain stockholders of Parent who together hold or control shares of Parent capital stock representing, in the aggregate, approximately 33% of the voting power of the total outstanding shares of Parent capital stock as of the date of this Agreement, have entered into voting agreements with the Company pursuant to which such stockholders have agreed to support the Transaction; and

WHEREAS, the Company and Parent desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Parent agree as follows:

ARTICLE I

THE TRANSACTION

Section 1.01 The Transaction. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Laws of England and Wales, the Companies Act and the terms of the Scheme of Arrangement, Parent (or, at Parent’s election, (a) in respect of any or all of the Residual Shares, Parent and (b) in respect of the Depositary Shares, the DR Nominee) shall acquire the Scheme Shares pursuant to the Scheme of Arrangement. The Scheme Shares will be acquired fully paid, free from all Liens (other than transfer restrictions arising under applicable securities laws) and together with all rights at the Effective Time or thereafter attached or relating thereto, including voting rights and the right to receive and retain all dividends and other distributions (if any) and any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) thereon.

Section 1.02 Closing. Unless otherwise mutually agreed in writing between Parent and the Company, the closing of the Transaction (the “Closing”) shall occur as promptly as practicable (and in any event within two Business Days) following the satisfaction or (to the extent permitted by Applicable Law) waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs is referred to as the “Closing Date”. To the extent that documents and signatures are required to be executed or provided at the Closing such matters shall be dealt with by way of a virtual closing through electronic exchange of documents and signatures.

Section 1.03 Delivery of Court Order. On the Closing Date, in connection with the Closing, the Company shall (a) deliver, or cause to be delivered, the Court Order to the Registrar of Companies in England and Wales and the Scheme of Arrangement shall become effective upon such delivery in accordance with its terms (the date and time of such delivery being the time that the Scheme of Arrangement shall become effective, herein referred to as the “Effective Time,” and such date on which the Scheme of Arrangement becomes effective is herein referred to as the “Effective Date”) and (b) deliver a copy of the Court Order to Parent together with appropriate evidence of the Effective Time.

Article II

TRANSFER OF SCHEME SHARES; DELIVERY OF EXCHANGE SHARES

Section 2.01 Transfer of Scheme Shares.

(a) At the Effective Time, the Scheme Shares (including, for the avoidance of doubt, the Depositary Shares) shall be transferred from the Scheme Shareholders to Parent (or, at Parent’s election, (i) in respect of any or all of the Residual Shares, Parent and (ii) in respect of the Depositary Shares, the DR Nominee) in accordance with the provisions of this Agreement and the Scheme of Arrangement, and the Scheme Shareholders shall cease to have any rights with respect to the Scheme Shares, except their rights, in accordance with the terms of the Scheme of Arrangement, to receive, in exchange for each Scheme Share so transferred, the Share Deliverable. For the avoidance of doubt, the Parties acknowledge that, although the holders of Company ADSs are not Scheme Shareholders by virtue of their holdings of Company ADSs, the Depositary Shares are Scheme Shares to be transferred pursuant to the Scheme of Arrangement and accordingly, immediately following the Effective Time and as an indirect consequence of the Scheme of Arrangement, the holders of Company ADSs shall cease to have any rights with respect to Company ADSs except for the right to receive (in the case of certificated Company ADSs, in exchange for surrendering each Company ADS to the Depositary (or the Depositary Custodian)), an amount of Exchange Shares equal to the Share Deliverable (the “Per ADS Share Deliverable”) subject to the terms and conditions set forth in this Agreement, the Scheme of Arrangement and the Deposit Agreement. As soon as reasonably practicable after the Effective Time, and subject to the stamping of any relevant instruments of transfer (to the extent required), the register of members of the Company will be updated in accordance with this Agreement and the Scheme of Arrangement to reflect the transfer of the Scheme Shares as contemplated hereby and thereby.

(b) Prior to the Closing, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent reasonably acceptable to the Company. At or as promptly as practicable following the Effective Time (and in any event no later than the Business Day following the Effective Time if the Company provides, by 9:00 a.m., New York City time, on the Effective Date, evidence that the Effective Time has occurred, or if the Company provides such evidence after 9:00 a.m., New York City time, on the Effective Date, no later than the second Business Day after such delivery), Parent shall procure the deposit with the Exchange Agent, for the benefit of the Scheme Shareholders, of certificates or, at Parent’s option, evidence of Exchange Shares in book-entry form representing the aggregate Share Deliverable. All shares deposited with the Exchange Agent pursuant to the preceding sentence (together with any securities or cash payable in respect of or deriving from such shares under Section 2.01(d) or Section 2.07(b)) shall hereinafter be referred to as the “Company Exchange Fund”. Parent agrees to make available, directly or indirectly, to the Exchange Agent from time to time as needed additional cash sufficient to pay any dividends or other distributions on the Exchange Shares to which relevant Scheme Shareholders are entitled pursuant to Section 2.01(d). No interest shall be paid or shall accrue for the benefit of Scheme Shareholders on the Share Deliverables. Notwithstanding anything to the contrary in this Section 2.01(b), all obligations of Parent with respect to deliverables required to be provided by Parent to the Exchange Agent in respect of the Depositary Shares shall be satisfied to the extent Parent provides such deliverables directly to the Depositary (or, to the extent that the Depositary is not itself the registered holder of the relevant Scheme Shares that underly Company ADSs, whichever nominee, custodian or other entity is the Scheme Shareholder in respect of such Scheme Shares (the “Depositary Custodian”)) pursuant to the procedures contemplated by Section 2.01(c).

(c) Prior to the Closing, the Company and Parent shall establish procedures with the Depositary that are reasonably acceptable to the Company and Parent to ensure that (i) the Depositary (or the Depositary Custodian) shall promptly deliver the Per ADS Share Deliverables to each holder of a Company ADS (in the case of certificated Company ADSs, that has duly surrendered Company ADSs to the Depositary (or the Depositary Custodian)), (ii) (A) any funds payable to holders of Company ADSs in respect of dividends or other distributions payable with respect to Exchange Shares and (B) if reasonably practicable, unless other arrangements are reasonably acceptable to the Company and Parent, the right of holders of Company ADSs to receive cash in lieu of fractional shares from the Depositary or the Depositary Custodian, shall each be treated, as closely as reasonably possible, in the same manner as provided under Section 2.01(d), Section 2.01(e) or Section 2.07(b)(i), as applicable, and (iii) if reasonably practicable, the Share Deliverables in respect of the Depositary Shares will be delivered directly by Parent to the Depositary rather than through the Exchange Agent. If reasonably deemed necessary by the Parties in furtherance of the establishment of such procedures, the Company shall enter into one or more amendments to the Deposit Agreement that are reasonably acceptable to the Depositary, the Company and Parent, and the Parties shall deliver any certificates and opinions of counsel reasonably requested by the Depositary in connection therewith. The Company ADS holders will bear all fees, charges and expenses that they are required to bear under the Deposit Agreement in connection with the Transaction and the other transactions contemplated hereby, the cancellation of the Company ADSs and the receipt of the Per ADS Share Deliverables. No interest will be paid or accrued on any amount payable in respect of the Company ADSs.

(d) Parent shall pay, or cause to be paid, without interest, to the Exchange Agent to be held in the Company Exchange Fund, the aggregate amount of all dividends or other distributions payable with respect to the Exchange Shares (other than the Exchange Shares to be delivered to the Depositary (or the Depositary Custodian) to the extent such Exchange Shares are delivered directly to the Depositary (or the Depositary Custodian) by Parent rather than through the Exchange Agent), with a record date on or after the Effective Time and prior to the time of the delivery of the Exchange Shares by the Exchange Agent to the Scheme Shareholders entitled to the Share Deliverable. Subject to Applicable Law, the Exchange Agent shall deliver to the relevant Scheme Shareholders entitled to the Share Deliverable, without interest, such dividends and distributions held in the Company Exchange Fund (i) with respect to all such dividends or distributions with a payment date at or prior to the delivery of the Exchange Shares pursuant to the Scheme of Arrangement, at the time of delivery of the Exchange Shares to such Scheme Shareholders, and (ii) with respect to all such dividends or distributions with a payment date after the delivery of the Exchange Shares pursuant to the Scheme of Arrangement, at the appropriate payment date.

(e) Any portion of the Company Exchange Fund which has not been transferred to the holders of Scheme Shares within twelve months of the Closing Date shall be delivered to Parent or its designee(s) promptly upon demand by Parent (it being understood that no such delivery shall affect any legal right that a Scheme Shareholder may have to receive the Share Deliverables), and thereafter such Scheme Shareholders shall be entitled to look only to Parent for, and Parent shall remain liable for, payment of their claims for the Share Deliverables pursuant to the provisions of this Article II.

(f) To the fullest extent permitted by Applicable Law, none of Parent, any member of the Parent Group, any DR Nominee, the Company, the Exchange Agent, the Depositary (or the Depositary Custodian) or any other Person acting as agent for, or otherwise at the direction of, any of the foregoing Persons, including any of their respective Affiliates, directors, officers or employees, will be liable to the Company, Scheme Shareholders or any other Person in respect of the Share Deliverables (or dividends or distributions with respect thereto) from the Company Exchange Fund or any other cash or property delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Laws.

Section 2.02 Delivery of Exchange Shares.

(a) Subject to and in exchange for the transfer of the Scheme Shares pursuant to Section 2.01 and the Scheme of Arrangement, as soon as reasonably practicable following the Effective Time (and in any event, in accordance with the Scheme of Arrangement, no later than the Business Day following the Effective Time if the Company provides, by 9:00 a.m., New York City time, on the Effective Date, evidence that the Effective Time has occurred, or if the Company provides such evidence after 9:00 a.m., New York City time, on the Effective Date, no later than the second Business Day after such delivery), Parent shall, in accordance with the Scheme of Arrangement and subject to the terms and conditions thereof and subject to Section 2.02(b) and Section 2.07, procure the delivery of, for each Scheme Share, 0.7729 Exchange Shares (the “Share Deliverable” or the “Share Consideration” and the ratio that an Exchange Share bears to each Scheme Share being the “Exchange Ratio”), to the Scheme Shareholders, fully paid, non-assessable and free from all Liens (other than transfer restrictions arising under applicable securities laws or Liens imposed by the applicable Scheme Shareholder).

(b) If, between the date of this Agreement and the Effective Time, the outstanding Company Ordinary Shares or Parent Common Stock shall have been changed to, or exchanged for, a different number or class of shares or securities by reason of any stock dividend, bonus issue, scrip dividend, subdivision, reorganization, merger, consolidation, reclassification, redesignation, recapitalization, share split, reverse share split, combination or exchange of shares, or a stock or scrip dividend shall be declared with a record date within such period, or any similar event shall have occurred (or if the number of Company Ordinary Shares represented by each Company ADS shall have been changed pursuant to the Deposit Agreement), then the Exchange Ratio (and/or the Per ADS Share Deliverable), as applicable, shall be appropriately adjusted to provide to Parent and the Scheme Shareholders the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.02(b) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by Section 6.01 or the other terms of this Agreement or permit Parent to take any action with respect to its securities that is prohibited by Section 7.01 or the other terms of this Agreement.

Section 2.03 Company Long Term Incentive Awards.

(a) At the Effective Time, each Company Share Option that is outstanding and unexercised as of immediately prior to the Effective Time (whether vested or unvested and whether in- or out-of-the money and whether market or nil priced and whether subject to time-based vesting conditions, performance-based vesting conditions, or a combination thereof) and that is held by a Continuing Service Provider: (each, an “Assumed Company Option”) shall, automatically by virtue of the Transaction and without further action on the part of the holder thereof at the time of the Closing, cease to represent a right to acquire Company ADSs or Company Ordinary Shares, as applicable, underlying such Assumed Company Option and be converted into an option to acquire shares of Parent Common Stock (each such option, a “Parent Option”) on the same terms and conditions (including applicable vesting, exercise and expiration provisions, and subject to the Company Retention Plan) as applied to such Assumed Company Option immediately prior to the Effective Time; provided that: (i) the number of shares of Parent Common Stock subject to each Parent Option shall be determined by multiplying: (A) the number of Company ADSs or Company Ordinary Shares, as applicable, underlying such Assumed Company Option immediately prior to the Effective Time; by (B) the Exchange Ratio, and rounding such product down to the nearest whole share; and (ii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Parent Option shall be determined by dividing: (A) the per share exercise price of such Assumed Company Option immediately prior to the Effective Time; by (B) the Exchange Ratio, and rounding such quotient up to the nearest whole cent; provided further that to the extent an Assumed Company Option is subject to performance-vesting conditions, (x) such performance-vesting conditions shall be deemed achieved at the greater of (1) the target level of achievement of all relevant performance goals in accordance with the applicable award agreement relating thereto or (2) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter-end immediately pre ceding the Closing in accordance with the applicable award agreement relating thereto and only that portion of such Company Option shall become a Parent Option and (y) the remaining portion of such Assumed Company Option, if any, shall be immediately forfeited without payment therefor, not become a Parent Option, and not be eligible for payment under Section 2.03(b). Notwithstanding anything herein to the contrary, the exercise price of each Parent Option, the number of shares of Parent Common Stock issuable pursuant to each Parent Option and the terms and conditions of each Parent Option shall in all events be determined, to the extent applicable to the Parent Option, in compliance with (1) Section 409A of the Code, in the case of any Assumed Company Options that are subject to Section 409A, (2) Section 424(a) of the Code, in the case of any Assumed Company Option that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code, (3) Schedule 4, ITEPA in the case of any Assumed Company Option that is a CSOP Option or (4) Schedule 5, ITEPA in the case of any Assumed Company Option that is an EMI Option.

(b) At the Effective Time, each Company Share Option that is outstanding and unexercised as of immediately prior to the Effective Time and is not an Assumed Company Option (which, for the avoidance of doubt, includes each Company Share Option that is held by any Person who is not a Continuing Service Provider) shall, automatically by virtue of the Transaction and without further action on the part of the holder thereof, be canceled and converted into the right to receive a number of shares of Parent Common Stock (rounded down to the nearest whole share of Parent Common Stock) equal to (i) the product of (A) the number of Company ADSs or Company Ordinary Shares, as applicable, underlying the portion of such Company Share Option that is vested (including vesting pursuant to the Company Retention Plan) as of immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, less (ii) a number of shares of Parent Common Stock equal to the quotient obtained by dividing (A) the sum of the aggregate per share exercise price of such Company Share Option plus applicable Tax withholding amount and other authorized deductions arising from the treatment of the Company Stock Options pursuant to this Section 2.03(b), by (B) the Parent Stock Price; provided further that to the extent a Company Share Option under this Section 2.03(b) is subject to performance-vesting conditions, (x) such performance-vesting conditions shall be deemed achieved at the greater of (1) the target level of achievement of all relevant performance goals in accordance with the applicable award agreement relating thereto or (2) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter-end immediately preceding the Closing in accordance with the applicable award agreement relating thereto and only that portion of such Company Share Option shall become eligible for treatment under this Section 2.03(b) and (y) the remaining portion of such Company Share Option, if any, shall be immediately forfeited without payment therefor. For the avoidance of doubt, at the Effective Time, each Company Share Option that is not an Assumed Company Option and that is outstanding, unexercised, and unvested as of immediately prior to the Effective Time shall be canceled (solely with respect to such unvested portion) without the payment of any consideration therefor.

(c) At the Effective Time, each award of Company RSUs (whether subject to time-based vesting conditions, performance-based vesting conditions, or a combination thereof) that is outstanding and unvested as of immediately prior to the Effective Time and that is held by a Continuing Service Provider (each such Company RSU, an “Assumed Company RSU”) shall, automatically by virtue of the Transaction and without further action on the part of the holder thereof, cease to represent a right to acquire Company ADSs, or Company Ordinary Shares, as applicable, underlying such award of Assumed Company RSUs and be converted into an award of restricted stock units covering shares of Parent Common Stock (a “Parent RSU”) on the same terms and conditions (including applicable vesting provisions, and subject to the Company Retention Plan, and once vested, each award of Parent RSUs will be settled only in shares of Parent Common Stock) as applied to such award of Assumed Company RSUs immediately prior to the Effective Time; provided that the number of shares of Parent Common Stock subject to each such award of Parent RSUs shall be determined by multiplying: (i) the number of Company ADSs or Company Ordinary Shares, as applicable, underlying such award of Assumed Company RSUs immediately prior to the Effective Time; by (ii) the Exchange Ratio, and rounding such product down to the nearest whole share; provided further that to the extent an award of Assumed Company RSUs is subject to performance-vesting conditions, (x) such performance-vesting conditions shall be deemed achieved at the greater of (1) the target level of achievement of all relevant performance goals in accordance with the applicable award agreement relating thereto or (2) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter-end immediately preceding the Closing in accordance with the applicable award agreement relating thereto and only that portion of such award of Assumed Company RSUs shall become an award of Parent RSUs and (y) the remaining portion of such award of Assumed Company RSUs shall be immediately forfeited without payment therefor, not become Parent RSUs, and not be eligible for payment under Section 2.03(d).

(d) At the Effective Time, each award of Company RSUs (whether subject to time-based vesting conditions, performance-based vesting conditions, or a combination thereof) that is outstanding as of immediately prior to the Effective Time and is not an Assumed Company RSU (which, for the avoidance of doubt, includes each vested Company RSU that is held by a Continuing Service Provider and each Company RSU that is held by a Person who is not a Continuing Service Provider) shall, automatically by virtue of the Transaction and without further action on the part of the holder thereof, be canceled and converted into the right to receive a number of shares of Parent Common Stock (rounded down to the nearest whole share of Parent Common Stock) equal to (i) the product of (A) the number of Company ADSs or Company Ordinary Shares, as applicable, underlying the portion of such Company RSU award that is vested immediately prior to the Effective Time and (B) the Exchange Ratio, less (ii) a number of shares of Parent Common Stock equal to the quotient obtained by dividing (A) the applicable Tax withholding amount and other authorized deductions arising from the treatment of the Company RSUs pursuant to this Section 2.03(d), by (B) the Parent Stock Price; provided that to the extent an award of Company RSUs under this Section 2.03(d) is subject to performance-vesting conditions, (x) such performance-vesting conditions shall be deemed achieved at the greater of (1) the target level of achievement of all relevant performance goals in accordance with the applicable award agreement relating thereto or (2) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter-end immediately preceding the Closing in accordance with the applicable award agreement relating thereto and only that portion of such award of Company RSUs shall become an award of Parent RSUs shall be eligible for the payment under this Section 2.03(d) and (y) the remaining portion of such award of Company RSUs, if any, shall be immediately forfeited without payment therefor. For the avoidance of doubt, at the Effective Time, each Company RSU that is not an Assumed Company RSU and that is outstanding and unvested as of immediately prior to the Effective Time shall be canceled (solely with respect to such unvested portion) without the payment of any consideration therefor.

(e) Approval of the Company’s shareholders will be sought at the Company GM to amend the Articles so that any Company ADSs or Company Ordinary Shares, as applicable, issued or transferred after the Effective Date as a result of the vesting or exercise of any Company RSU or Company Share Option will automatically be transferred to, or to the order of, Parent in exchange for the provision by Parent of the same consideration payable per Section 2.01.

(f) Parent and the Company shall each take, or procure the taking of, all actions necessary and within their power, as applicable, to provide for the treatment of Company Shares Options and Company RSUs as set forth in the foregoing provisions of this Section 2.03 and Parent and the Company shall cooperate regarding the form and terms of the communications to be made and dispatched to the holders of Company Share Options and Company RSUs setting out the treatment of Company Share Options and Company RSUs in connection with the Scheme of Arrangement.

(g) As promptly as reasonably practicable following the Effective Time, Parent shall, or shall cause its Subsidiaries to, file an effective registration statement with respect to the shares of Parent Common Stock subject to the Parent Options and Parent RSUs. Parent shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as such Parent Options and Parent RSUs remain outstanding.

Section 2.04 Withholding Rights. Parent, any member of the Parent Group, any Affiliates of any member of the Parent Group, any DR Nominee, the Exchange Agent and any other Person shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement or the Scheme of Arrangement (including the Share Deliverables) such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder, or any other Applicable Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts (a) shall be remitted to the applicable Governmental Authority, if required by Applicable Law; and (b) shall be treated for all purposes of this Agreement and the Scheme of Arrangement as having been paid to the person in respect of which such deduction and withholding was made.

Section 2.05 Company and Parent Actions Prior to and at the Closing.

(a) On or prior to the Closing, the Company shall procure that a meeting of the Company Board is held at which resolutions are passed, conditional upon the delivery of the Court Order to the Registrar of Companies in England and Wales (and effective as of the Effective Time), approving:

(i) the resignation of such directors of the Company (and, if required by Parent, the Company secretary) as Parent shall determine from the Company Board (or as the Company secretary); and

(ii) the appointment of such persons as Parent shall determine as the directors of the Company (and, if required by Parent, as the Company secretary).

(b) To the extent such resigning director of the Company (and, if required by Parent, the secretary of the Company) also sits on the board of directors or governing body of any of the Company’s Subsidiaries, on or prior to the Closing, the Company shall procure that a meeting of the board of directors or other governing body of such Subsidiary is held at which resolutions are passed, conditional upon the delivery of the Court Order to the Registrar of Companies in England and Wales (and effective as of the Effective Time), providing for the resignation of such Person from the board of directors or governing body of such Subsidiary.

(c) On the Closing Date, the Company shall deliver to Parent a letter of resignation (in customary form) from (or evidence of the removal of) each director or secretary who is to resign in accordance with Section 2.05(a)(i) (provided, that the delivery thereof shall not be a condition to the Closing).

(d) Prior to the Effective Time and effective as of the Effective Time, Parent shall appoint two (2) members of the Company Board, as of the date hereof, to the Parent Board (the “Company Directors”). One Company Director shall be assigned to Class II of the Parent Board, and the other Company Director shall be assigned to Class III of the Parent Board. The Company Directors shall be selected by the Company, subject to Parent’s approval in compliance with the fiduciary duties under Applicable Law of the Parent Board, prior to the time of the initial filing of the Proxy Statement with the SEC; provided, however, that if either such Company-selected directors become unable or unwilling to serve on the Parent Board, then the Company may select prior to the Effective Time an alternative member of the Company Board who, subject to approval by Parent in compliance with the fiduciary duties under Applicable Law of the Parent Board, will be appointed to the Parent Board in the same class as the Company Director he or she is replacing effective as of the Effective Time.

Section 2.06 Further Assurances. Subject to the terms and conditions of this Agreement and the Scheme of Arrangement, at any time before or after the Effective Time, Parent and the Company shall each execute any further instruments, deeds, documents, conveyances, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Transaction and to carry out the intent and purposes of this Agreement.

Section 2.07 No Fractional Shares.

(a) No fractional Exchange Shares shall be delivered to Scheme Shareholders in connection with the Scheme of Arrangement or otherwise in connection with this Agreement, and no certificates or scrip for any such fractional shares shall be issued.

(b) Any fraction of an Exchange Share to which (i) any Scheme Shareholder other than the Depositary (or the Depositary Custodian) would otherwise be entitled will be aggregated and sold in the market by the Exchange Agent as soon as reasonably practicable following the Closing Date and such Scheme Shareholder shall be paid in cash, after the Closing Date, with the net proceeds of the sale (after the deduction of the expenses of the sale (including any Tax and amounts in respect of irrecoverable VAT payable thereon), without interest and subject to any required Tax withholding in accordance with Section 2.04) in due proportion to the fractional shares to which they would otherwise have been entitled, and (ii) the Depositary (or the Depositary Custodian) would otherwise be entitled will be substituted with a direct cash payment to the Depositary (or the Depositary Custodian), representing the Depositary’s entitlement to a fractional Exchange Share valued using the opening price on Nasdaq of a share of Parent Common Stock on the Effective Date. The Parties acknowledge that payments above in lieu of fractional Exchange Shares were not separately bargained-for consideration but merely represent mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the delivery of fractional shares of Exchange Shares.

Article III

IMPLEMENTATION OF THE SCHEME; PROXY STATEMENT; SHAREHOLDER AND STOCKHOLDER MEETINGS

Section 3.01 Preparation and Delivery of the Joint Proxy Statement.

(a) The Company and Parent shall cooperate to, as promptly as practicable following the date hereof (with the Parties using their respective commercially reasonable efforts to do so within forty-five (45) days after the date hereof) prepare and file with the SEC, in accordance with Applicable Law, the Company Organizational Document and the Parent Organizational Documents, as applicable, joint proxy materials, in preliminary form, consisting of (i) a proxy statement of the Company relating to the Company Shareholder Meetings, which shall, among other customary items, contain and set out the terms and conditions of the Scheme of

Arrangement, the explanatory statement required by section 897 of the Companies Act and the notices convening the Scheme Meeting and the Company GM, and (ii) a proxy statement of Parent relating to the matters to be submitted to the holders of Parent capital stock (the “Parent Stockholders”) at a meeting of the stockholders of Parent (the “Parent Stockholder Meeting”) to approve the issuance of shares of Parent Common Stock contemplated by this Agreement for purposes of applicable rules and regulations of Nasdaq (the “Parent Share Issuance”) (such joint proxy materials, including any amendment or supplement thereto, the “Proxy Statement,” and such matters within the Proxy Statement that relate to the Scheme of Arrangement, the “Scheme Document Annex”).

(b) The Company shall, as soon as reasonably practicable following the date hereof (with the Company using its commercially reasonable efforts to do so within forty-five (45) days after the date hereof, except to the extent the Company is unable to do so due to Parent’s failure to comply with its obligations under this Article III), prepare a draft of any other documentation which is to be filed, published and/or mailed in connection with the Scheme Document Annex (including the forms of proxy for use by the Company Shareholders at the Company GM and by the Scheme Shareholders at the Scheme Meeting (the “Forms of Proxy”)) (collectively the “Ancillary Scheme Documentation”).

(c) If either the Company or Parent determine that it is required pursuant to Applicable Law to file any document other than the Proxy Statement with the SEC in connection with the Transaction (such document, as amended or supplemented, an “Other Required Filing”), the Parties shall cooperate to promptly prepare and file such Other Required Filing with the SEC.

(d) The Company and Parent shall each use their respective reasonable best efforts to cause the Proxy Statement (including the Scheme Document Annex), the Ancillary Scheme Documentation and any Other Required Filing (and, in each case, any amendment or supplement thereto) (together, the “Transaction Documentation”) to comply in all material respects with Applicable Law (including the Companies Act and any applicable rules and regulations of the SEC and Nasdaq) and have the Proxy Statement clear any SEC review and file the Proxy Statement in definitive form as promptly as practicable after the initial filing thereof (and completion of any SEC review) and shall each use their respective reasonable best efforts to cause the Proxy Statement (including the Scheme Document Annex) and Forms of Proxy (together with any other Ancillary Scheme Documentation to be mailed) to be mailed to the Company Shareholders and the Parent Stockholders as promptly as reasonably practicable after the Parties learn that the preliminary Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon and the Court approves the convening of the Scheme Meeting.

(e) Neither Party shall file, publish or mail any Transaction Documentation or respond to any requests or comments of the SEC with respect thereto without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed) and without affording the other Party reasonably sufficient time to consider the Transaction Documentation and shall take into consideration in good faith all comments reasonably proposed by the other Party, or respond to any request or comment or requirement from the Court in respect of the Transaction Documentation or the Court Documentation (save in respect of a requirement that is, in the Company’s King’s Counsel reasonable view, minor, technical or administrative nature which is not materially adverse to the interests of Parent) without having provided the other

Party with reasonable opportunity to comment on any such response so far as it is able and having taken into consideration in good faith all comments reasonably proposed by the other Party (provided in the case of any comment or request at a Court hearing at which Parent or its Representatives have attended such Court hearing in person, the oral consent of Parent or any such Representative shall suffice), except that no such consent, consultation or consideration shall be required (i) with respect to disclosure regarding a Company Adverse Recommendation Change made in accordance with Section 6.02 or (ii) with respect to disclosure regarding a Parent Adverse Recommendation Change made in accordance with Section 7.02.

(f) Each Party shall advise the other Party promptly after it receives any oral or written request by the SEC or the Court (outside a Court hearing at which Parent or its Representative are present in person)) for amendment of any of the Transaction Documentation or the Court Documentation or comments thereon and responses thereto or requests by the SEC or Court (outside a Court hearing at which Parent or its Representative are present in person)) for additional information, and promptly provide Parent with copies of any written communication from the SEC or the Court or any state securities commission and use reasonable best efforts to respond as promptly as practicable to any comments, responses or requests by the SEC or the Court with respect to the Transaction Documentation and the Court Documentation. Each Party shall, as promptly as reasonably practicable, notify the other Party of any matter of which it becomes aware which would reasonably be expected to prevent, materially delay or materially impede the filing, publication or mailing of any Transaction Documentation.

Section 3.02 Responsibilities of the Parties in Respect of the Scheme of Arrangement and the Company Shareholder Meetings.

(a) The Company shall:

(i) provide Parent with drafts of any further documents, witness statements, affidavits or evidence to be submitted to the Court in relation to the Scheme of Arrangement (the “Court Documentation”);

(ii) afford Parent reasonably sufficient time to consider all Court Documentation and take into consideration all comments reasonably proposed by Parent, other than comments regarding a Company Adverse Recommendation Change made in accordance with Section 6.02;

(iii) notwithstanding Parent’s right to instruct a barrister in connection with the Scheme of Arrangement, provide Parent and its advisors with reasonable detail of all advice provided to the Company by the King’s Counsel instructed by the Company for the purpose of implementing the Scheme of Arrangement and in which Parent has a legitimate interest to the extent that (i) such advice is in respect of the implementation of the Scheme of Arrangement; (ii) such advice does not relate to a matter where there is a conflict of interests between any of the Parties; and (iii) disclosure of such advice could not reasonably be expected to be prejudicial to the Company or any of its directors, officers employees, or members or to result in the waiver of any attorney client or other legal privilege in respect of such advice;

(iv) Parent shall be entitled to instruct a barrister in connection with the Scheme (“Parent Counsel”) and the Company shall have regard in good faith to any advice provided to Parent by the Parent Counsel in respect of the implementation of the Scheme and inform Parent of any differing advice from its own barrister and discuss in good faith any proposed deviation from the advice from the Parent Counsel (it being acknowledged that there is no requirement to reach a resolution);

(v) consult in good faith with Parent in relation to the determination of relevant classes in relation to the Scheme of Arrangement;

(vi) as promptly as reasonably practicable, notify Parent of any matter of which it becomes aware which would reasonably be expected to prevent, materially delay or materially impede the filing, publication or mailing of any Court Documentation;

(vii) as promptly as reasonably practicable, make all necessary applications to the Court in connection with the implementation of the Scheme of Arrangement (including applying to the Court for directions to convene the Scheme Meeting and settling with the Court the Court Documentation, the Forms of Proxy (and, to the extent applicable, any other Transaction Documentation) and taking such other steps as may be required or desirable in connection with such application, in each case as promptly as reasonably practicable), and use its reasonable best efforts so as to ensure that such matters are dealt with as promptly as practicable in order to facilitate the dispatch of the relevant Transaction Documentation to the Company Shareholders as soon as practicable following the date hereof;

(viii) procure the publication of the advertisements required by Applicable Law and dispatch of the relevant Transaction Documentation to the Company Shareholders on the register of members of the Company on the record date and time established by the Company (in accordance with Applicable Law and, in respect of the Scheme Meeting, with the consent of the Court) as promptly as reasonably practicable after the direction of the Court to dispatch such documents has been obtained, and thereafter shall file, publish and/or mail such other documents and information as the Court may approve or direct from time to time in connection with the implementation of the Scheme of Arrangement in accordance with Applicable Law (and the Company shall consult with Parent as with respect thereto and shall afford Parent reasonably sufficient time to consider such documents and information and shall take into consideration in good faith all comments reasonably proposed by Parent, except that no such consultation or consideration shall be required with respect to disclosure regarding a Company Adverse Recommendation Change made in accordance with Section 6.02) as promptly as reasonably practicable after the approval or direction of the Court to file, publish or mail such documents and information has been given;

(ix) unless the Company Board has effected a Company Adverse Recommendation Change in accordance with Section 6.02, procure that the Proxy Statement (and the Scheme Document Annex) includes the Company Board Recommendation;

(x) include in the Proxy Statement (and the Scheme Document Annex) notices convening the Scheme Meeting and the Company GM to be held immediately following the Scheme Meeting to consider and, if thought fit, approve the Company Shareholder Resolution;

(xi) establish a record date and time for and convene and hold the Scheme Meeting and the Company GM as soon as reasonably practicable following the date of this Agreement and such that, subject only to Section 3.03, the Scheme Meeting and the Company GM are convened for the date that is as soon after the date of the dispatch of the relevant Transaction Documentation as is reasonably practicable and permissible under Applicable Law and the Company Organizational Document (and, in any event, use commercially reasonable efforts to do so by no later than the date falling 40 calendar days after the dispatch of the Proxy Statement (including the Scheme Document Annex)), in each case subject to Section 3.02(a)(xiv), and use commercially reasonable efforts to ensure that the Scheme Meeting and the Company GM are convened, held and conducted in compliance with this Agreement, the Company Organizational Document and Applicable Law (including, where relevant, the directions of the Court);

(xii) permit a reasonable number of Representatives of Parent to attend and observe the Scheme Meeting and the Company GM and, unless the Court otherwise directs, to attend and observe each hearing of the Court;

(xiii) keep Parent informed on a reasonably regular basis, during the period between the dispatch of the Transaction Documentation to the Company Shareholders and the date of the Company Shareholder Meetings, of any changes to the register of members of the Company which the Company reasonably considers are likely to impact adversely the satisfaction of the “majority in number” requirement for the Company Shareholder Approval of the Scheme of Arrangement as required by section 899 of the Companies Act of the number of valid proxy votes received in respect of resolutions to be proposed at the Scheme Meeting and the Company GM (with the number of valid proxy votes for, against and withheld being separately identified in respect of each resolution), and in any event provide such number and details as soon as reasonably practicable following a request by Parent or its Representatives and, unless the Company Board has effected a Company Adverse Recommendation Change in accordance with Section 6.02, use reasonable best efforts to obtain the Company Shareholder Approvals and conduct any proxy solicitation exercise and undertake any other steps as may reasonably be requested by any member of the Parent Group to assist in obtaining the Company Shareholder Approvals;

(xiv) except as required by Applicable Law or the Court, not postpone or adjourn the Scheme Meeting or the Company GM; provided, however, that the Company may, without the consent of Parent and only in accordance with the Company Organizational Document, Applicable Law and, if relevant, the consent of the Court, adjourn or postpone the Scheme Meeting and/or the Company GM (A) in the case of adjournment, if requested by the Company Shareholders (on a poll) to do so, provided that the adjournment resolution was not proposed, procured or instigated by or on behalf of the Company or any of its officers, directors, employees, agents or other Representatives acting on the Company’s behalf or at the Company’s direction, (B) to the extent necessary to ensure that any required (or, as determined by the Company Board acting reasonably and in good faith after consulting with outside counsel and having first consulted with Parent, advisable) supplement or amendment to the Proxy Statement or Scheme Document Annex is provided to the Company Shareholders or to permit dissemination of information which is material to the Company Shareholders voting at the Company Shareholder Meetings, with such postponement or adjournment to extend for no longer than the period that the Company Board determines in good faith (after consulting with outside counsel) is reasonably necessary or (having first consulted with Parent) advisable to give the Company Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated (provided, that no such postponement or adjournment under this clause (B) may be to a date that is after the tenth Business Day after the date of such disclosure or dissemination other than to the extent required by Applicable Law), (C) if, as of the time for which the Scheme Meeting or the Company GM is scheduled (as set forth in the Scheme Document Annex), there are insufficient Company Ordinary Shares or Scheme Shares (as applicable) represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Scheme Meeting or the Company GM, but only until a meeting can be held at which there are a sufficient number of Company Ordinary Shares or Scheme Shares (as applicable) represented to constitute a quorum, or (D) to solicit additional proxies for the purpose of obtaining the Company Shareholder Approvals, but only until a meeting can be held at which there are sufficient number of votes of the Company Shareholders or Scheme Shareholders (as applicable) to obtain the relevant Company Shareholder Approvals (provided, that no such postponement or adjournment pursuant to the foregoing clauses (C) or (D) may be for a period of more than ten Business Days on any single occasion or, on any occasion, to a date after the earlier of (x) 30 Business Days after the date on which the Scheme Meeting or the Company GM were originally scheduled, as applicable, and (y) 15 Business Days before the End Date);

(xv) not propose any matters to be voted on at the Scheme Meeting or the Company GM other than the matters contemplated by this Agreement in connection with the Company Shareholder Approvals (and matters of procedure and matters required by or advisable under Applicable Law to be voted on by the Company Shareholders in connection therewith);

(xvi) not withdraw the Scheme of Arrangement or allow it to lapse without the prior written consent of Parent;

(xvii) once approved by Parent and the Court, not seek (by application to the Court or otherwise) to: (A) revise the Scheme Document Annex or this Agreement; or (B) amend the terms of the Transaction without the prior written agreement of Parent;

(xviii) not (unless required by the Court) make any application to the Court for or agree to an extension of time in connection with, or to any variation, amendment, withdrawal or nonenforcement (in whole or in part) of, the Scheme of Arrangement without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed);

(xix) following the Company Shareholder Meetings, if the Company Shareholder Approvals have been obtained and all other conditions set forth in Article IX are satisfied or (to the extent permitted by Applicable Law) waived (other than (A) those conditions that by their nature are to be satisfied at the Closing (but subject to those conditions being able to be satisfied or having been waived) and (B) the conditions set forth in Section 9.01(b), take all necessary steps on the part of the Company, including to prepare and issue, serve and lodge all such court documents as are required, to seek the sanction of the Court to the Scheme of Arrangement as promptly as practicable thereafter; provided that the Company shall be permitted to make honest and complete disclosure to the Court at the hearing to sanction the Scheme of Arrangement as required by Applicable Law;

(xx) give such undertakings as are required by the Court in connection with the Scheme of Arrangement;

(xxi) promptly provide Parent with a certified copy of the resolution passed at the Scheme Meeting, the Company Shareholder Resolution passed at the Company GM and of each order of the Court (including the Court Order) once obtained, and shall, following the receipt of the Court Order, not take any action to amend, modify, rescind or terminate the Court Order and, consistent with the approval by the Company’s shareholders of the Company Shareholder Resolution deliver the Court Order to the Registrar of Companies in England and Wales on, or as promptly as practicable (and in any event within two Business Days) after, the date that the condition set forth in Section 9.01(b) is satisfied (it being acknowledged that in the event that the Company Shareholder Resolution is not approved by the Company’s shareholders at the Company Shareholder Meetings, it shall not be interpreted as a direction from the Company’s shareholders not to deliver the Court Order to the Registrar of Companies in England and Wales, and the Company shall proceed to do so unless (having taken external legal advice) doing so would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under Applicable Law); and

(xxii) to the extent not covered by the foregoing clauses (a)(i) through (xxi) of this Section 3.02, use reasonable best efforts to cooperate fully and in good faith, and procure that its Subsidiaries and its and their respective Representatives cooperate in good faith, with the Parent Group and their respective Representatives in preparing the Transaction Documentation and Court Documentation, convening and holding the Company Shareholder Meetings and obtaining the sanction of the Court of the Scheme of Arrangement (including making such confirmations to the Court and otherwise engaging with the Court, and instructing its counsel to engage with the Court, in such manner as to obtain such sanction from the Court); provided that the Company shall be permitted to (x) make honest and complete disclosure to the Court at the hearing to sanction the Scheme of Arrangement as required by Applicable Law or (y) make a Company Adverse Recommendation Change in accordance with Section 6.02) as expeditiously as practicable.

Notwithstanding anything to the contrary in this Agreement, the obligations of the Company under this Article III shall continue in full force and effect following any Company Adverse Recommendation Change unless this Agreement is validly terminated in accordance with Article X or as expressly provided in this Section 3.02(a).

(b) Parent shall:

(i) instruct counsel to appear on its behalf at the Court Sanction Hearing, and undertake to the Court to be bound by the terms of the Scheme of Arrangement insofar as it relates to Parent and give such undertakings as are required by the Court as are reasonably necessary for the proper implementation of the Scheme of Arrangement, it being understood, for the avoidance of doubt, that this shall not oblige Parent to waive any of the conditions to Closing or treat them as satisfied;

(ii) subject to the terms of this Agreement, afford all such prompt cooperation and assistance, and procure that each member of the Parent Group affords all such prompt cooperation and assistance, as may reasonably be requested by the Company in respect of the preparation and verification of any document required for the implementation of the Scheme of Arrangement or any other matter covered by Article III, including the prompt and timely provision to the Company of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as the Company may reasonably request (including for the purposes of preparing the Transaction Documentation and the Court Documentation); and

(iii) to the extent not covered by the foregoing clauses (i) through (ii) of this Section 3.02(b), use reasonable best efforts to cooperate in good faith, and procure that its Subsidiaries and its and their respective Representatives cooperate in good faith, with the Company and its Representatives in preparing the Transaction Documentation and Court Documentation and convening and holding the Company Shareholder Meetings as expeditiously as reasonably practicable.

Section 3.03 Responsibilities of the Parties in Respect of the Parent Stockholder Meeting.

(a) Parent shall:

(i) establish a record date and time for and convene and hold the Parent Stockholder Meeting as soon as reasonably practicable following the date of this Agreement (and such that the Parent Stockholder Meeting is held for the date that is as soon after the date that the relevant Transaction Documentation is delivered to the Parent Stockholders as is reasonably practicable and permissible under Applicable Law and the Parent Organizational Documents (and, in any event, use commercially reasonable efforts to do so by no later than the date falling 40 calendar days after the Proxy Statement is delivered to the Parent Stockholders), in each case subject to Section 3.03(a)(iii)), and use commercially reasonable efforts to ensure that the Parent Stockholder Meeting is convened, held and conducted in compliance with this Agreement, the Parent Organizational Documents and Applicable Law;

(ii) keep the Company informed on a reasonably regular basis, during the period between the delivery of the Proxy Statement to the Parent Stockholders and the date of the Parent Stockholder Meeting, of the number of valid proxy votes received in respect of the proposal to approve the Parent Share Issuance (with the number of valid proxy votes for, against and withheld being separately identified), and in any event provide such numbers as soon as reasonably practicable following a request by the Company or its Representatives and, unless the Parent Board has effected a Parent Adverse Recommendation Change in accordance with Section 7.02, use reasonable best efforts to obtain the Parent Stockholder Approval and conduct any proxy solicitation exercise and undertake any other steps as may reasonably be requested by the Company to assist in obtaining the Parent Stockholder Approval;

(iii) except as required by Applicable Law, not postpone or adjourn the Parent Stockholder Meeting; provided, however, that Parent may, without the consent of the Company and only in accordance with the Parent Organizational Documents and Applicable Law, adjourn or postpone the Parent Stockholder Meeting (A) to the extent necessary to ensure that any required (or, as determined by the Parent Board acting reasonably and in good faith after consulting with outside counsel and having first consulted with the Company, advisable) supplement or amendment to the Proxy Statement is provided to the Parent Stockholders or to permit dissemination of information which is material to the Parent Stockholders voting at the Parent Stockholder Meeting, with such postponement or adjournment to extend for no longer than the period that the Parent Board determines in good faith (after consulting with outside counsel) is reasonably necessary or (having first consulted with the Company) advisable to give the Parent Stockholders sufficient time to evaluate any such disclosure or information so provided or disseminated (provided, that no such postponement or adjournment under this clause (A) may be to a date that is after the tenth Business Day after the date of such disclosure or dissemination other than to the extent required by Applicable Law), (B) if, as of the time for which the Parent Stockholder Meeting is scheduled (as set forth in the Proxy Statement), there are insufficient shares of Parent capital stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting, but only until a meeting can be held at which there are a sufficient number of shares of Parent capital stock represented to constitute a quorum, or (C) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, but only until a meeting can be held at which there are sufficient number of votes of the Parent Stockholders to obtain the Parent Stockholder Approval (provided, that no such postponement or adjournment pursuant to the foregoing clauses (B) or (C) may be for a period of more than ten Business Days on any single occasion or, on any occasion, to a date after the earlier of (x) 30 Business Days after the date on which the Parent Stockholder Meeting was originally scheduled and (y) 15 Business Days before the End Date); and

(iv) not propose any matters to be voted on at the Parent Stockholder Meeting other than the matters contemplated by this Agreement in connection with the Parent Stockholder Approval (and matters of procedure and matters required by or advisable under Applicable Law to be voted on by the Parent Stockholders in connection therewith).

Notwithstanding anything to the contrary in this Agreement, the obligations of Parent under this Article III shall continue in full force and effect following any Parent Adverse Recommendation Change unless this Agreement is validly terminated in accordance with Article X or as expressly provided in clauses (i) through (iv) of this Section 3.03(a).

(b) The Company shall:

(i) subject to the terms of this Agreement, afford all such prompt cooperation and assistance, and procure that each of its Subsidiaries affords all such prompt cooperation and assistance, as may reasonably be requested by Parent in respect of the preparation and verification of any document required in connection with the Parent Stockholder Meeting and the Parent Stockholder Approval, including the prompt and timely provision to Parent of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as Parent may reasonably request (including for the purposes of preparing the Transaction Documentation), including, if required, pro forma financial statements satisfying the applicable requirements of Schedule 14A under the 1934 Act to be prepared by Parent;

(ii) review and provide comments (if any) in a reasonably timely manner on all Transaction Documentation submitted to it;

(iii) as soon as reasonably practicable, notify Parent of any matter of which it becomes aware which would reasonably be expected to prevent, materially delay or materially impede the filing, publication or mailing of any Transaction Documentation; and

(iv) to the extent not covered by the foregoing clauses (i) through (ii) of this Section 3.03(b), use reasonable best efforts to cooperate in good faith, and procure that its Subsidiaries and its and their respective Representatives cooperate in good faith, with Parent and its Representatives in preparing the Transaction Documentation and convening and holding the Parent Stockholder Meeting as expeditiously as reasonably practicable.

Section 3.04 Mutual Provisions in Relation to the Scheme of Arrangement, the Company Shareholder Meetings and the Parent Stockholder Meeting.

(a) If Parent or the Company acting reasonably considers that an amendment should be made to the provisions of the Scheme of Arrangement in order to implement the Transaction in as efficient a manner as practicable, it may notify the other Party and such Party shall be obliged to consider and negotiate, acting reasonably and in good faith, such amendment; provided that neither Party shall be required to consider or negotiate any amendment that would (i) prevent, materially delay or materially impede the Closing, (ii) alter or change the amount or nature of the Share Deliverables (including as to the ability of the Exchange Shares to be freely traded, other than as a result of the application of transfer restrictions arising under applicable securities laws) or (iii) adversely affect it or its shareholders in any material respect.

(b) Notwithstanding anything to the contrary in this Agreement, the Parties shall cooperate to schedule, convene and hold the Scheme Meeting, the Company GM and the Parent Stockholder Meeting for the same date, it being understood and agreed that (i) in the event the Scheme Meeting or the Company GM is adjourned or postponed, Parent shall, in accordance with the Parent Organizational Documents, use its reasonable best efforts to adjourn or postpone the Parent Stockholder Meeting to the same date of the Scheme Meeting and the Company GM, as so adjourned or postponed and (ii) in the event the Parent Stockholder Meeting is adjourned or postponed, the Company shall, in accordance with the Company Organizational Document, use its reasonable best efforts to adjourn or postpone or the Company GM, and to the extent practicable and subject to the consent of the Court, the Scheme Meeting, to the same date of the Parent Stockholder Meeting, as so adjourned or postponed.

(c) If, at any time prior to the receipt of the Company Shareholder Approvals and the Parent Stockholder Approval, the Company or Parent discover that any of the Transaction Documentation contains any misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party, and, if such discovery is made prior to the receipt of the Company Shareholder Approvals and the Parent Stockholder Approval, as promptly as reasonably practicable thereafter the Parties shall file with the SEC and the Court, as applicable, any necessary amendment of, or supplement to, the Transaction Documentation and, to the extent required by Applicable Law, disseminate the information contained in such amendment or supplement to the Company Shareholders and the Parent Stockholders.

(d) Each party shall: (i) notify the other as promptly as reasonably practicable, to the extent not prohibited by its confidentiality obligations, if it becomes aware of any concerns or issues raised by the shareholders or stockholders of the Company or Parent, as applicable, persons interested (or who may become interested) in securities relating to the Company or Parent or any third party in connection with or which may have an impact on the Transaction or the matters contemplated therein, in each case, to the extent such concerns or issues would have the effect of preventing, materially delaying or impeding the consummation of the Transaction or the other transactions contemplated by this Agreement; and (ii) reasonably consult with, and consider in good faith the reasonable views and requests of the other party in connection with addressing any such concerns or issues.

Section 3.05 Amendment of Scheme of Arrangement.

(a) Subject to Section 3.04(b) and Section 3.04(c) below, except as required by Applicable Law (including, for the avoidance of doubt, the Court), following dissemination of the Proxy Statement in accordance with this Agreement, neither Party shall, other than with the prior written consent of the other Party, amend the Scheme of Arrangement.

(b) Subject to Section 3.04(a), the Company and Parent agree to implement the Transaction (subject to obtaining the necessary shareholder votes) by way of a new, revised or renewed Scheme of Arrangement or, in accordance with Section 8.06, an Offer together with any revisions or amendments to the treatment of the Scheme Shareholders and proposals to holders of Company Shares Options (a “Technical Revision”), upon the occurrence of any of the following events:

(i) after the Scheme Meeting has been held, in circumstances where the resolution referenced in clause (i) of the definition of “Company Shareholder Approvals” has not been lawfully passed due to a technical and/or procedural defect(s) relating to the Scheme of Arrangement being either: (A) that the provisions of the Companies Act have not been complied with including the composition of classes for the purposes of the

Scheme Meeting; or (B) there is a blot on the Scheme (as per the decision of Mr. Justice Morgan in Re TDG [2009] 1 BCLC 445 at [29]) (each of (A) and (B) being a “Scheme Technical Defect”), which reasonably appears to be capable of remedy and/or rectification without having any material adverse commercial or financial impact for Parent in its judgment (acting reasonably having taken external legal advice) or the Company or its shareholders (in the Company’s judgment, acting reasonably having taken external legal advice);

(ii) after the Company Shareholders’ Meeting has been held, in circumstances where the Company Shareholder Resolution has not been lawfully passed due to a technical and/or procedural defect(s) being either: (A) on the grounds that the relevant provisions of the Companies Act or Applicable Law have not been complied with; or (B) a failure to comply with the Company Organizational Document, which reasonably appears to be capable of remedy and/or rectification without having any material adverse commercial or financial impact for Parent (in its judgment, acting reasonably having taken external legal advice)) or the Company or its shareholders (in the Company’s judgment, acting reasonably having taken external legal advice); or

(iii) in the event that the Court does not sanction the Scheme of Arrangement at the Court Sanction Hearing on the grounds of a technical or procedural defect in relation to any aspect of the Scheme of Arrangement or its implementation being a Scheme Technical Defect, or on such other grounds which reasonably appears to be capable of remedy and/or rectification without having any material adverse commercial or financial impact for Parent in its judgment (acting reasonably having taken external legal advice)) or the Company or its shareholders (in the Company’s judgment, acting reasonably having taken external legal advice)).

(c) In the event of a Technical Revision, the parties agree that such Technical Revision shall be made and implemented on substantially the same terms as this Agreement (including as to the ability of the Exchange Shares to be freely traded, other than as a result of the application of transfer restrictions arising under applicable securities laws) save for any changes which may be necessary to address the technical and/or procedural defects, it being acknowledged that any change to the consideration payable by Parent shall not be considered a Technical Revision or a change required to address the technical and/or procedural defects.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the section or subsection of the Company Disclosure Schedule corresponding to the particular section or subsection in this Article IV or in any other section or subsection of Article IV of the Company Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that it is applicable to qualify such representation and warranty and (b) as disclosed in any Company SEC Document publicly filed since the Reference Date and prior to the date of this Agreement; provided that in no event shall any information contained in any part of any Company SEC Document entitled “Risk Factors,” “Forward-Looking Statements,” “Special Note Regarding Forward Looking Statements” or “Note Regarding Forward

Looking Statements” or any other disclosures in any Company SEC Document that are not statements of fact or are cautionary, predictive or forward-looking in nature be deemed to be a disclosure for purposes of or otherwise qualify any such representations and warranties; provided, further that this clause (b) will not apply to the representations and warranties contained in Section 4.01, Section 4.02, Section 4.05, Section 4.06, Section 4.25, Section 4.26 or Section 4.27, the Company hereby represents and warrants to Parent as set forth below:

Section 4.01 Corporate Existence and Power. The Company is a public limited company duly incorporated and validly existing under the laws of England and Wales. The Company has all requisite corporate power and authority required to own or lease all of its properties or assets and to carry on its business as now conducted, except where the failure to have such power and authority (a) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (b) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction. The Company is duly qualified to do business and, where applicable, is in good standing in each jurisdiction where such qualification and/or standing is necessary, except for those jurisdictions where failure to be so qualified or in good standing (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction. Prior to the date of this Agreement, the Company has made available to Parent a true and complete copy of the articles of association of the Company (the “Company Organizational Document”) as in effect on the date of this Agreement. The Company Organizational Document is in full force and effect and the Company is not in violation of the Company Organizational Document in any material respect. The Company has made available prior to the date of this Agreement true and complete copies of the minute books of the Company Board from the Reference Date to the date hereof; provided, however, that (A) the Company has redacted such materials to the extent necessary to omit information concerning this Agreement or the transactions contemplated hereby, competitively or commercially sensitive information or privileged information and (B) minutes of meetings that pertain solely to discussion of this Agreement or the transactions contemplated hereby have not been provided.

Section 4.02 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement are within the corporate powers and authority of the Company and, except for the Company Shareholder Approvals and the sanction of the Scheme of Arrangement by the Court, have been duly authorized by all necessary corporate action on the part of the Company. The Company Shareholder Approvals are the only votes of the Company Shareholders or the holders of any other Equity Securities of the Company necessary in connection with this Agreement and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid, legal and binding agreement of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exceptions”)) and, subject to its approval by Company Shareholders and sanction by the Court, the Scheme of Arrangement will be a valid, legal and binding obligation of the Company enforceable against the Company in accordance with its terms.

(b) At a meeting duly called and held, the Company Board (i) unanimously resolved that this Agreement, the Scheme of Arrangement and the transactions contemplated hereby and thereby (including the Transaction) are fair to and in the best interests of the Company for the benefit of the Company Shareholders as a whole, (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby (including the Transaction) and (iii) unanimously resolved to recommend that the Company Shareholders approve the Scheme of Arrangement at the Scheme Meeting and the passing of the Company Shareholder Resolution at the Company GM (such recommendation referred to herein as the “Company Board Recommendation”). Except, with respect to clause (iii) of the preceding sentence, as permitted by Section 6.02, the Company Board has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Transaction) require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act, (b) compliance with such other Antitrust Laws of any non-U.S. jurisdictions (collectively, “Foreign Antitrust Laws”) or Foreign Investment Laws, in each case, set forth on Section 4.03 of the Company Disclosure Schedule, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws or pursuant to the rules of the NASDAQ Global Market or the NASDAQ Stock Market LLC, as applicable (the NASDAQ Global Market or the NASDAQ Stock Market LLC, as applicable, collectively “Nasdaq”), (d) compliance with the Companies Act, (e) the sanction of the Scheme of Arrangement by the Court, (f) the filing with His Majesty’s Revenue and Customs (“HMRC”) of a letter seeking confirmation that the Court Order will not be subject to stamp duty, including the written undertaking from Parent confirming that it will present the relevant transfer forms to HMRC for stamping (if applicable), (g) the submission (where necessary) by Parent to HMRC for stamping of any instrument(s) of transfer of the Scheme Shares and/or the Court Order (as applicable) and the payment of stamp duty (if applicable) and (h) any other actions, Consents or Filings the absence of which (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction.

Section 4.04 Non-contravention. Assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Shareholder Approvals and the sanction of the Scheme of Arrangement by the Court, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby and by the Scheme of Arrangement (including the Transaction) do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Company Organizational Document, (b) contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (c) require any Consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Contract or Company Permit binding on the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, except, in the case of clauses (b)-(d), as (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction.

Section 4.05 Capitalization.

(a) As of the close of business on August 6, 2024 (the “Capitalization Date”), there were (i) 129,255,309 Company Ordinary Shares in issue (of which (A) none were held in treasury and (B) 59,648,948 Company Ordinary Shares were deposited with the Depositary or the Depositary Custodian pursuant to the Deposit Agreement and represented by 59,648,948 Company ADSs), (ii) Company Share Options to purchase an aggregate of 9,513,811 Company Ordinary Shares or Company ADSs (representing 9,513,811 Company Ordinary Shares), of which 1,150,794 Company Ordinary Shares or Company ADSs were subject to performance-vesting conditions (representing 767,196 Ordinary Shares assuming achievement at target performance of such conditions), (iii) 2,052,899 Company Ordinary Shares or Company ADSs (representing 2,052,899 Ordinary Shares) were subject Company RSUs, of which 916,371 Company Ordinary Shares or Company ADSs were subject to performance-vesting conditions (representing 610,914 Ordinary Shares assuming achievement at target performance of such conditions), and (iv) 28,478,908 additional Company ADSs or Company Ordinary Shares were reserved for issuance pursuant to Company Stock Plans. Except as set forth in the preceding sentence of this Section 4.05(a), as of the date hereof, there are no issued, reserved for issuance or outstanding Company Ordinary Shares or other Equity Securities of the Company, other than (x) Company ADSs issued after the Capitalization Date under the Deposit Agreement in exchange for the deposit with the Depositary (or the Depositary Custodian) of Company Ordinary Shares outstanding as of the Capitalization Date as set forth in the preceding sentence, (y) Company Ordinary Shares included in the amount specified in clause (i)(B) of the preceding sentence and delivered after the Capitalization Date upon the surrender and cancellation of Company ADSs pursuant to the Deposit Agreement or (z) Company Ordinary Shares or Company ADSs issued after the Capitalization Date pursuant to the exercise of Company Share Options outstanding as of the Capitalization Date as set forth in the preceding sentence. Each Company ADS represents a beneficial ownership interest in one Company Ordinary Share, subject to the terms and conditions of the Deposit Agreement. All outstanding Company Ordinary Shares and Company ADSs have been, and all shares or other securities in the capital of the Company that may be issued prior to the Effective Time will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid or credited as fully paid, nonassessable, free from any transfer restrictions (other than transfer restrictions arising under applicable securities laws) and have not been and will not be issued in violation of any preemptive rights, rights of first refusal, subscription rights or similar rights of any Person. No Subsidiary of the Company owns any Company Ordinary Shares or other Equity Securities of the Company.

(b) The Company has previously made available to Parent a true and complete list, as of the close of business on the Capitalization Date, of (i) each Company Share Option, (ii) each Company RSU, (iii) the number of Company ADSs or Company Ordinary Shares underlying each Company Share Option and Company RSU (assuming achievement at target performance for any performance-based Company Share Options and/or Company RSUs), (iv) the date on which the Company Share Option and Company RSU was granted, (v) the Company Employee Plan under which the Company Share Option or Company RSU was granted, (vi) the exercise price of each Company Share Option, if applicable, and (vii) the expiration date of each Company Share Option and Company RSU, if applicable.

(c) There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company have the right to vote. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Ordinary Shares or other Equity Securities of the Company (other than pursuant to the exercise or settlement of Company Share Options, or the forfeiture of, or withholding of Taxes with respect to, Company Share Options). Neither the Company nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Company Ordinary Shares or other Equity Securities of the Company other than the Deposit Agreement. The Company is in compliance in all material respects with the Deposit Agreement. The Company has made available to Parent a true and complete copy of the Deposit Agreement.

Section 4.06 Subsidiaries.

(a) Each Subsidiary of the Company is a corporation or other entity duly incorporated, formed or organized, validly existing and in good standing (except to the extent such concept is not applicable under Applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable) under the laws of its jurisdiction of incorporation, formation or organization and has all corporate or other organizational powers and authority, as applicable, required to own, lease and operate its properties and assets and to carry on its business as now conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification and/or standing is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company’s “significant subsidiaries” as of the date hereof, as such term is defined in Regulation S-X promulgated by the SEC, as identified in Section 4.06 of the Company Disclosure Schedule (the “Company Material Subsidiaries”), is in material violation of any of its articles of association, certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent, constitutional or organizational documents, in each case as amended to and in effect as of the date hereof. The Company Material Subsidiaries identified in Section 4.06 of the Company Disclosure Schedule include each “significant subsidiary,” as such term is defined in Regulation S-X promulgated by the SEC, of the Company as of the date hereof.

(b) All of the issued and outstanding share capital or other Equity Securities of each Subsidiary of the Company have been validly issued and are fully paid or credited as fully paid and nonassessable (except to the extent such concepts are not applicable under Applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable) and are owned by the Company, directly or indirectly, free and clear of any Lien (other than transfer restrictions arising under securities laws or under the organizational documents of such Subsidiary) and have not been issued in violation of any preemptive rights, rights of first refusal, subscription rights or similar rights of any Person. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of the Company.

Section 4.07 SEC Filings; the Sarbanes-Oxley Act and UK Company Filings.

(a) The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since the Reference Date (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). No Subsidiary of the Company is required to file or furnish any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.

(b) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), the Company SEC Documents filed or furnished to the SEC since the Reference Date complied in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and the applicable listing and corporate governance rules and regulations of Nasdaq.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Document filed or furnished to the SEC since the Reference Date did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) As of the date of this Agreement, (i) there are no material outstanding or unresolved comments received from the SEC staff with respect to any of the Company SEC Documents and (ii) to the knowledge of the Company, none of the Company SEC Documents (including the financial statements included therein) are subject to ongoing SEC review.

(e) The Company maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act) that are designed to provide reasonable assurance that all information required to be disclosed in the Company’s reports filed under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the 1934 Act with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) The Company maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with IFRS, and the Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent prior to the date of this Agreement a true and complete summary (in all material respects) or copies of any disclosure of the type described in the preceding sentence made by management to the Company’s auditors and audit committee during the period beginning on the Reference Date and ending as of the date hereof. Since the Reference Date to the date of this Agreement, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq. As of the date of this Agreement, neither the Company nor any of its executive officers has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(g) All returns, resolutions and other documents required under the United Kingdom Companies Legislation to be delivered by or on behalf of the Company or any of its Subsidiaries to the Registrar of Companies in England and Wales have, in all material respects, been prepared and delivered in accordance with applicable requirements.

(h) The information provided by and relating to the Company and each of its Subsidiaries to be contained in the Scheme Document Annex and the Proxy Statement will not, on the date the Scheme Document Annex and the Proxy Statement (and any amendment or supplement thereto) are first made available or delivered to Company Shareholders and Parent Stockholders in definitive form and on the dates of the Scheme Meeting, the Company GM and the Parent Stockholder Meeting, as applicable, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement or the Scheme Document Annex (in each case including any amendment or supplement thereto) which were not supplied in writing by or on behalf of the Company or any of its Affiliates specifically for inclusion or incorporation by reference therein.

Section 4.08 Financial Statements and Financial Matters.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in Company SEC Documents (or, if any such Company SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Company SEC Document) present fairly in all material respects, in conformity with IFRS applied on a consistent basis during the periods presented (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in each case, to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared in all material respects from the books and records of the Company and its Subsidiaries.

(b) From the Reference Date to the date of this Agreement, the Company has not received written notice from the SEC, the FCA, the FRC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC, the FCA, the FRC or any other Governmental Authority. Since January 31, 2024, to the date of this Agreement, neither the Company nor any Subsidiary of the Company has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or their respective internal accounting controls.

Section 4.09 Absence of Certain Changes.

(a) Since the Balance Sheet Date through the date of this Agreement, except for the negotiation of this Agreement and the transactions contemplated hereby, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business.

(b) Since the Balance Sheet Date through the date of this Agreement, there has not been any event, change, effect, circumstance, fact, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Since the Balance Sheet Date through the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would require Parent’s consent under clauses (ii), (iii), (vi), (vii), (viii), (ix), (xiii), (xiv), (xv), (xvi) or (xvii) of Section 6.01(b) (or solely with respect to the foregoing clauses, clause (xxii) of Section 6.01(b)).

Section 4.10 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations specifically disclosed, reflected or reserved against in the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date, (c) liabilities expressly required or expressly contemplated by this Agreement or (d) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, there are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the 1933 Act (“Regulation S-K”) that have not been so described in Company SEC Documents.

Section 4.11 Litigation. There are no Proceedings pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, any present or, to the knowledge of the Company, former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of the Company or any of its Subsidiaries, by or before (or, in the case of threatened Proceedings, that would be by or before) any Governmental Authority, (a) that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (b) that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction; provided, that to the extent any such representations or warranties in the foregoing clauses (a) and (b) pertain to Proceedings that relate to the execution, delivery, performance or consummation of this Agreement or any of the transactions contemplated by this Agreement, such representations and warranties are made only as of the date hereof. There is (in the case of clause (ii) below, as of the date of this Agreement) no Order outstanding against the Company, any of its Subsidiaries, any present or, to the knowledge of the Company, former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of any of the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries, any present or, to the knowledge of the Company, former officers, directors or employees of the Company in their respective capacities as such, or any of the respective properties or assets of any of the Company or any of its Subsidiaries, that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction.

Section 4.12 Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries hold all governmental licenses and Consents necessary for the operation of its respective businesses as they are now being conducted (the “Company Permits”). The Company and each of its Subsidiaries are, and since the Reference Date have been, in compliance with the terms of Company Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Company Permits are in full force and effect (subject to the Bankruptcy and Equity Exceptions to the extent applicable thereto) and no default (with or without notice, lapse of time, or both) has occurred under any Company Permit and there are no Proceedings pending, or, to the knowledge of the Company, threatened that seek, and the revocation, cancellation, termination, non-renewal or adverse modification of any Company Permit, except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.13 Compliance with Laws. The Company and each of its Subsidiaries are, and since the Reference Date have been, in compliance with, and are not, and since the Reference Date have not been, in default under or in violation of, all Applicable Laws, except for failures to comply that (a) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (b) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction.

Section 4.14 Regulatory Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and its Subsidiaries holds (A) all authorizations and certifications applicable to its activities, products and functions, including, where applicable, those under the U.S. Food, Drug, and Cosmetic Act of 1938 (the “FDCA”), the U.S. Public Health Service Act (the “PHSA”), the European Medical Device Regulation (2017/745), the Invitro Diagnostic Medical Devices Regulation (2017/746), EU Directives 93/42/EEC, 98/79/EC, 90/385/EEC, 2005/28/EC, 2001/83/EC, Regulations (EC) 726/2004 and (EC) 536/2014, the U.K.’s Medical Devices Regulations 2002, Human Medicines Regulations 2012 and Human Use (Clinical Trials) Regulations 2004, the regulations, requirements and guidelines of the U.S. Food and Drug Administration (the “FDA”), the European Commission (the “EC”), the European Medicines Agency (the “EMA”), and the Medicines and Healthcare products Regulatory Agency (the “MHRA”) promulgated thereunder, including good laboratory, clinical, and manufacturing practices regulations, as well as ISO certifications and standards for healthcare and related data including ISO31000, ISO14155, ISO13485, ISO9001 and ISO 27001, and (B) authorizations of any applicable Governmental Authority that are concerned with the quality, functionality, identity, strength, purity, safety, efficacy, manufacturing, testing, processing, research, packaging, labelling, storage, transport, marketing, distribution, sale, pricing, import or export of any of the Company External Drug Product Candidates or the Company Internal Drug Product Candidates (any such Governmental Authority, an “Company Regulatory Agency”), necessary for the lawful activities and operations of the businesses of the Company or any of its Subsidiaries as currently conducted or as previously conducted during the period beginning on the Reference Date and ending on the date of this Agreement (collectively, all such authorizations in clauses (A) and (B) are referred hereafter as the “Company Regulatory Permits”); (ii) all such Company Regulatory Permits are in each case valid and in full force and effect (subject to the Bankruptcy and Equity Exceptions to the extent applicable thereto); and (iii) the Company and its Subsidiaries are in compliance with the terms of all such Company Regulatory Permits.

(b) As of the date hereof, neither the Company nor any of its Subsidiaries (i) are party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, reduced or special licensing measures, warnings notices, enhanced monitoring or audits, deficiency notices or similar agreements, notices or measures with or imposed by any Company Regulatory Agency or (ii) has knowledge (including as a result of any communication from any Company Regulatory Agency ) that a material Company Regulatory Permit or application for a material Company Regulatory Permit is invalid or will be or has been suspended, rejected, cancelled, terminated or granted in a scope narrower than applied for.

(c) All pre-clinical and clinical investigations in respect of a Company External Drug Product Candidate or a Company Internal Drug Product Candidate conducted or sponsored by the Company or any of its Subsidiaries are being, and since the Reference Date have been, conducted in compliance with all Applicable Laws administered or issued by the applicable Company Regulatory Agencies, including (i) standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials (A) promogulated by the FDA, and as contained in Title 21 parts 50, 54, 56, 310, 312, 314, 320, and 600 of the Code of Federal Regulations, applicable research protocols, institutional review board or other ethics committee requirements, and federal and state legal requirements; and (B) promogulated by the EC, EMA and MHRA, and as contained in Directive 2005/28/EC, Regulation (EC) 536/2014, and the U.K.’s Medical Devices Regulations 2002, and Human Use (Clinical Trials) Regulations 2004, and (ii) any Applicable Laws governing, relating to, or restricting the collection, processing, use and disclosure of individually identifiable information, health information, human biological samples and genetic information, and personal information, except, in each case, for such noncompliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notices, correspondence, or other communication from the FDA, EC, EMA, MHRA, or any other similar Governmental Authority or any ethics committee recommending or requiring the termination, suspension, clinical hold, or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, during the period beginning on the Reference Date and ending on the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from the FDA, Medicines and Healthcare products Regulatory Agency, EC, EMA, MHRA or any foreign agency with jurisdiction over the design, development, testing, marketing, labeling, sale, use handling and control, functionality, safety, efficacy, reliability, distribution, storage, transport, packaging, processing, or manufacturing of the Company External Drug Product Candidates or the Company Internal Drug Product Candidates that would reasonably be expected to lead to the denial, suspension, limitation, revocation, or rescission of any of the Company Regulatory Permits or of any self-certification or application for marketing approval currently pending before the FDA or such other Company Regulatory Agency.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its respective directors, officers, employees and, to the knowledge of the Company, its other agents (while acting in such capacity) are, and since the Reference Date have been, in compliance with all Applicable Laws relating to controlled substances or the manufacturing, testing, processing, supplying, distributing, transporting, labeling, packaging, dispensing, using, reporting, storing, disposing, importing, exporting, controlling, wholesaling, brokering or trading of controlled substances, including the federal Controlled Substances Act (21 U.S.C. §§ 801 et seq.), Directive 2001/83, the Misuse of Drugs Act 1971 and Human Medicines Regulations 2012, and the regulations promulgated pursuant thereto, and any other similar local, state, or foreign laws, including all necessary registration, recordkeeping, reporting, security and storage requirements. Since the Reference Date to the date hereof, the Company has not received any correspondence or any other written communication from any Governmental Authority, including the Drug Enforcement Administration and local, state or foreign regulatory and law enforcement authorities, of potential or actual non-compliance by, or liability of, the Company under any Applicable Law relating to controlled substances.

(f) Since the Reference Date, all reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA, EMA, MHRA or any other Company Regulatory Agency by the Company and its Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, permits or notices have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such reports, documents, claims, permits and notices were true, accurate and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Since the Reference Date, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or contractor of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA, EMA, MHRA or any other Company Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Company Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company or any of its Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the EMA, MHRA, or any other Company Regulatory Agency to invoke any similar policy, except for any act or statement or failure to make a statement that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Reference Date, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or contractor of the Company or any of its Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Applicable Law or authorized by 21 U.S.C. § 335a(b) or any similar Applicable Law applicable in other jurisdictions in which any of the Company Internal Drug Product Candidates or Company External Drug Product Candidates are tested, manufactured, marketed, distributed, or sold or where the Company has publicly announced an intention to sell any Company Internal Drug Product Candidates or Company External Drug Product Candidates; and (ii) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or contractor of the Company or any of its Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could reasonably be expected to be excluded from participating in any federal health care program, health or buying procurement program, pricing or reimbursement scheme under Section 1128 of the Social Security Act of 1935 or any similar program, including any conduct that would constitute non-compliance with the Federal Anti-Kickback Statute, Federal False Claims Act, or their respective state equivalents.

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as to each Company Internal Drug Product Candidate subject to the FDCA and the regulations of the FDA promulgated thereunder or any similar Applicable Law in any applicable jurisdiction, each such Company Internal Drug Product Candidate is being or has been designed, developed, manufactured, stored, distributed and marketed in compliance with all Applicable Laws, including those relating to investigational use, marketing approval, current good clinical practices and good manufacturing practices, packaging, functionality, labeling and product claims, advertising, record keeping, reporting, and security. There are no Proceedings pending or, to the knowledge of the Company, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case, alleging any violation applicable to the Company Platform, any Company External Drug Product Candidate or any Company Internal Drug Product Candidate by the Company or any of its Subsidiaries of any Applicable Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) during the period beginning on the Reference Date and ending on the date of this Agreement, neither the Company nor any of its Subsidiaries have voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall, field corrections, market suspension, withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, functionality, efficacy or regulatory compliance of any Company External Drug Product Candidate or Company Internal Drug Product Candidate and (ii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received, any written notice from the FDA or any other Company Regulatory Agency during the period beginning on the Reference Date and ending on the date of this Agreement regarding (A) the recall, market withdrawal or replacement of any Company External Drug Product Candidate or Company Internal Drug Product Candidate (other than recalls, withdrawals or replacements that are not material to the Company and its Subsidiaries, taken as a whole), (B) a material change in the marketing classification or a material change in the labeling of any such Company External Drug Product Candidates or Company Internal Drug Product Candidates, (C) a termination or suspension of the manufacturing, marketing, testing, or distribution of such Company External Drug Product Candidates or Company Internal Drug Product Candidates, or (D) a material negative change in reimbursement status of a Company External Drug Product Candidate or Company Internal Drug Product Candidate.

Section 4.15 Material Contracts.

(a) Section 4.15(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts other than Company Employee Plans (which shall be governed by Section 4.17), to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets are bound (each such Contract listed or required to be so listed, and each of the following Contracts to which the Company or any of its Subsidiaries becomes a party or by which any of them or any of their respective assets become bound after the date of this Agreement, an “Company Material Contract”):

(i) any Contract (other than Leases), including any development, manufacturing, supply or distribution agreement, that involved or would reasonably be expected to involve in the fiscal year ending December 31, 2024, the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries in an amount that had a value or having an expected value in excess of $1,200,000;

(ii) each Contract providing for the acquisition or disposition of assets outside of the ordinary course of business or of securities by or from any Person or any business (or any Contract providing for an option, right of first refusal or offer or similar rights with respect to any of the foregoing) (A) that involved since December 31, 2021, or would reasonably be expected to involve, the payment of consideration in excess of $1,000,000 in the aggregate with respect to such Contract or series of related Contracts, or (B) that contains (or would contain, in the case of an option, right of first refusal or offer or similar rights) (x) ongoing representations, warranties, covenants, indemnities or other obligations (including “earn-out”, contingent value rights or other contingent payment or value obligations) that would involve or would reasonably be expected to require the receipt or making of payments in excess of $1,000,000 or (y) any provision pursuant to which any Equity Securities of the Company or any of its Subsidiaries (including any Company ADS) may be issued;

(iii) any Contract between any Governmental Authority, on the one hand, and the Company or any of its Subsidiaries, on the other hand, involving or that would reasonably be expected to involve payments after the date of this Agreement to or from such Governmental Authority in an amount having an expected value in excess of $1,000,000 in the fiscal year ending December 31, 2024;

(iv) any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area, (B) contains material exclusivity or “most favored nation” obligations or restrictions with respect to the Company or any of its Subsidiaries or (C) contains any other provisions that materially restrict the ability of the Company or any of its Subsidiaries to develop, use or maintain the Company Platform or to sell, market, distribute, promote, manufacture, develop, use, commercialize, or test or research any Company Internal Drug Product Candidate, directly or indirectly through Third Parties, in any material respect;

(v) any Contract relating to Indebtedness of the Company or any of its Subsidiaries (including under any short-term financing facility) in excess of $1,000,000 (whether incurred, assumed, guaranteed or secured by any asset of the Company or any of its Subsidiaries) other than any Contract exclusively between or among the Company and any of its wholly owned Subsidiaries;

(vi) any Contract restricting the payment of dividends or the making of distributions in respect of any Equity Securities of the Company or any of its Subsidiaries or the repurchase or redemption of, any Equity Securities of the Company or any of its Subsidiaries (other than Contracts relating to Indebtedness described in clause (v) of this Section 4.15(a) and set forth in clause (v) of Section 4.15(a) of the Company Disclosure Schedule);

(vii) any material joint venture, profit-sharing, partnership, collaboration or co-promotion agreement;

(viii) any Contract with any Person (A) pursuant to which the Company or its Subsidiaries are required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events (other than any Contract with contract research organizations for internal research entered into in the ordinary course of business) or (B) under which the Company or its Subsidiaries grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license, or any other similar rights with respect to the Company Platform, any Company External Drug Product Candidate, any Company Internal Drug Product Candidate or any material Intellectual Property Rights, in the case of each of clauses (A) and (B), which payments are in an amount having an expected value in excess of $1,000,000 in the fiscal year ending December 31, 2024, or any fiscal year thereafter;

(ix) any lease or sublease for personal property for which annual rental payments made by the Company or any of its Subsidiaries were, or are expected to be, in excess of $1,000,000 in the fiscal year ending December 31, 2024, or any fiscal year thereafter;

(x) all material Contracts pursuant to which the Company or any of its Subsidiaries (A) receives or is granted any license (including any sublicense) to, or covenant not to be sued under, any Intellectual Property Rights (other than licenses to commercially available software, including off-the-shelf software, or other commercially available technology), including any Intellectual Property Rights (i) with respect to the Company Platform, any Company External Drug Product Candidate or any Company Internal Drug Product Candidate, or (ii) used in the operation of the business of the Company or its Subsidiaries or (B) grants any license (including any sublicense) to, or covenant not to be sued under, any Company Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business), in the case of each of clauses (A) and (B), that (1) involved aggregate payments by or to the Company or any of its Subsidiaries in excess of $1,000,000 in the fiscal year ending December 31, 2023, or will involve aggregate payments by or to the Company or any of its Subsidiaries in excess of $1,000,000 in any fiscal year thereafter or (2) are material to the development or operation of the Company Platform or the development, manufacture or commercialization or manufacture of any Company External Drug Product Candidate or Company Internal Drug Product Candidate;

(xi) any Contract related to any merger, acquisition, consolidation, sale, spin-off or other business combination or divestiture transaction involving the Company, its Subsidiaries or any business unit thereof;

(xii) any Contract providing for the development (including co- or joint development) of any Intellectual Property Rights, independently or jointly, (A) by the Company or its Subsidiaries or (B) for the Company or its Subsidiaries (other than Employee Proprietary Information Agreements and Consultant Proprietary Information Agreements, copies of which have been made available to Parent’s counsel);

(xiii) any Contracts (A) with any record or, to the knowledge of the Company, beneficial owner as of the date hereof of five percent or more of the voting securities of the Company, or (B) of the type that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Act;

(xiv) any Contract involving the settlement or compromise of any Proceedings (whether pending or threatened) (or series of related Proceedings) which will involve payments after the date of this Agreement in excess of $500,000;

(xv) any settlement agreements entered into by or with respect to the Company or any of its Subsidiaries with any Taxing Authority and providing for payments in excess of $500,000; and

(xvi) any Contract that obligates the Company or any Subsidiary of the Company to make any capital investment or capital expenditure outside the ordinary course of business and in excess of $500,000.

(b) All Company Material Contracts are, subject to the Bankruptcy and Equity Exceptions, (i) valid and binding obligations of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and (ii) in full force and effect and enforceable in accordance with their respective terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (in each case except for such Company Material Contracts that are terminated after the date of this Agreement in accordance with their respective terms, other than as a result of a default or breach by the Company or any of its Subsidiaries of any of the provisions thereof), except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, as of the date of this Agreement, no Person is seeking to terminate or challenge the validity or enforceability of any Company Material Contract, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Company Material Contract, except for those violations and defaults (or potential defaults) that would not have had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent true and complete copies of each Company Material Contract as in effect as of the date hereof.

Section 4.16 Taxes.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) all Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or with respect to, the Company or any of its Subsidiaries have been filed when due (giving effect to all valid extensions of time within which to file) in accordance with all Applicable Law, and all such Tax Returns (and any amendments thereof) are true and complete in all respects;

(ii) each of the Company and its Subsidiaries has (x) timely paid in full to the appropriate Taxing Authority (or has had timely paid in full on its behalf) all Taxes due and owing by it (whether or not shown on any Tax Return), and (y) where payment is not yet due, established (or had established on its behalf and for its sole benefit and recourse) an adequate accrual, in accordance with IFRS;

(iii) each of the Company and its Subsidiaries has (x) duly and timely withheld, deducted and collected all Taxes required to be withheld, deducted and collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties, and such Taxes have been duly and timely paid to the proper Taxing Authority or properly set aside in accounts for future payment when due and (y) otherwise complied with all Applicable Law relating to the payment, withholding, deduction, collection and remittance of Taxes (including information reporting requirements and record retention requirements);

(iv) there is no (x) Proceeding pending or threatened in writing against or with respect to the Company or its Subsidiaries in respect of Taxes or Tax Returns of such Person or (y) deficiency for Taxes that has been proposed, asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries and that has not been fully satisfied by payment;

(v) neither the Company nor any of its Subsidiaries has extended or waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and no request for any such waiver or extension has been filed or is currently pending;

(vi) there are no Liens for Taxes (other than Permitted Liens that are described in clause (A) of the definition thereof) on any of the property or assets of the Company or any of its Subsidiaries;

(vii) within the past six years, no jurisdiction in which the Company or any of its Subsidiaries does not file a Tax Return has asserted in writing a claim that the Company or such Subsidiary is or may be subject to a material amount of Taxes or required to file material Tax Returns in such jurisdiction;

(viii) the Company and its Subsidiaries have made available all documentation relating to any applicable Tax holidays, deferrals or incentives and are in compliance with the requirements of any applicable Tax holidays, deferrals or incentives;

(ix) all documents to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has any rights or that form part of the Company’s or any of its Subsidiaries’ title to any asset have been duly stamped and any applicable stamp or any other transfer, registration or documentary Tax in respect of such documents has been paid; and

(x) neither the Company nor any of its Subsidiaries has undertaken to represent for stamping after the date hereof any document that has been provisionally stamped.

(b) Within the last two years, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to qualify under Section 355 of the Code (or any similar provision of state, local or non-U.S. law).

(c) The Company is, and at all times since its formation has been, properly treated as a foreign corporation for U.S. federal income Tax purposes, and neither the Company nor any of its Subsidiaries (nor any of their respective predecessors) is or has been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a domestic corporation under Section 7874(b) of the Code.

(d) Neither the Company nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, aggregate, unitary or similar group for Tax purposes other than one of which the Company or any of its Subsidiaries was the common parent and were the sole members; (ii) is party to or bound by, or has any obligation under, any material agreement relating to the apportionment, sharing, assignment, indemnification, reimbursement or allocation of Taxes (other than (x) an agreement solely between or among the Company and/or one or more of its Subsidiaries or (y) Tax indemnification provisions in ordinary course commercial agreements that are not primarily related to Taxes); (iii) has entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) or other ruling by or written agreement with a Taxing Authority, in each case, with respect to material Taxes and there are no requests for rulings, determinations or closing agreements in respect of any material Taxes that are pending between the Company or any of its Subsidiaries and any Taxing Authority; or (iv) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or as a transferee or successor, by Contract (other than a Contract described in Section 4.16(d)(ii)(y)) or otherwise by operation of law.

(e) Neither the Company nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.

(f) Neither the Company nor any of its Subsidiaries has participated or engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other similar transaction requiring disclosure under any similar provision of state, local or non-U.S. law.

(g) The Company and its Subsidiaries are not, and have never been, “United States real property holding corporations” within the meaning of Section 897 of the Code.

(h) The Company and its Subsidiaries are resident only in their jurisdiction of incorporation for all Tax purposes, and neither the Company nor any of its Subsidiaries have ever received a written claim from a Taxing Authority in respect of material Taxes that remains unresolved and that is attributable to a permanent establishment in a country that is outside of the country in which the Company or its Subsidiaries, respectively, are incorporated.

(i) The Company and each of its Subsidiaries have at all times materially complied with all Applicable Laws regarding transfer pricing, including the execution and maintenance of all documentation required to substantiate the transfer pricing practices and methodology of the Company and its Subsidiaries.

(j) Neither the Company nor any of its Subsidiaries is a party to any advance pricing agreement or any similar agreement or arrangement with any Taxing Authority.

Section 4.17 Employees and Employee Benefit Plans.

(a) Section 4.17 of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each material Company Employee Plan. For each material Company Employee Plan, the Company has made available to Parent a copy of such plan (or a description, if such plan is not written, or a form materially consistent therewith, if such plan is an individual agreement) and all amendments thereto, together with a copy of (if applicable): (i) each trust, insurance or other funding arrangement, (ii) each summary plan description and summary of modifications, (iii) the three most recent annual reports or similar reports (e.g., Internal Revenue Service Forms 5500) required to be filed with, delivered to or received by any Governmental Authority, (iv) the most recent favorable determination or opinion letter from the Internal Revenue Service, HM Revenue and Customs or like Governmental Authority, (v) all non-discrimination tests for each Company Employee Plan for the three most recent plan years, (vi) the most recently prepared actuarial reports and financial statements in connection with each such Company Employee Plan and (vii) all material documents and correspondence relating thereto received from or provided to the Department of Labor, the PBGC, the Internal Revenue Service or any other Governmental Authority since the Reference Date. The Company has made available to Parent a copy of the written terms of appointment or employment for each Senior Employee (including any amendments to them) and any material standard written terms of employment or engagement pursuant to which each group of employees, consultants or independent contractors of the Company and its Subsidiaries are employed or engaged.

(b) Neither the Company, any Subsidiary of the Company, nor any of their ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has, during the last six years, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), (i) any plan subject to Title IV of ERISA, (ii) any multiemployer plan, as defined in Section 3(37) of ERISA, (iii) any multiple employer plan or any other plan described in Section 413 of the Code, or (iv) any multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries have in the last six years been an “associate” of or “connected” with an “employer” (within the meaning of the United Kingdom Pensions Act 2004), of an “occupational pension scheme” which is not a “money purchase scheme” (as such terms are defined in the United Kingdom Pension Schemes Act 1993), and neither the Company nor any of its Subsidiaries have at any time prior to the date of this Agreement been such an employer, or participated in or had any liability in relation to a defined benefit pension scheme in any jurisdiction outside of the United States.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or may rely on a favorable opinion letter from the Internal Revenue Service or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired and, to the knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the Internal Revenue Service Closing Agreement Program if discovered during an Internal Revenue Service audit or investigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each trust created under any such Company Employee Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has complied with all the requirements of Schedules 4 and 5 of ITEPA in respect of any Company Share Option that is intended to qualify as a CSOP Option or EMI Option, respectively.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Company Employee Plan has been established and maintained in compliance with its terms and all Applicable Law, including ERISA, the Code, any applicable provisions of the United Kingdom Pensions Act 2008 and United Kingdom laws prohibiting discrimination on the grounds of a protected characteristic (as set out in the United Kingdom Equality Act 2010). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan, and (ii) neither the Company, any Subsidiary of the Company, nor any of their ERISA Affiliates is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Proceeding (other than routine claims for benefits) is pending against or involves or, to the Company’s knowledge, is threatened against or reasonably expected to involve, any Company Employee Plan before any Governmental Authority, including the Internal Revenue Service, HM Revenue and Customs, the Department of Labor, the PBGC, the United Kingdom Pensions Ombudsman or the United Kingdom Pensions Regulator.

(f) Except as provided under this Agreement or pursuant to Applicable Law, with respect to each director, officer, employee or independent contractor (including each former director, officer, employee, or independent contractor) of the Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit, including any bonus, retention, severance or retirement benefit, (ii) result in any forgiveness of indebtedness, (iii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Plan, (iv) contractually limit or restrict the right to amend or terminate any Company Employee Plan, (v) result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), or (vi) result in, or entitle any such person to, any change to the terms and conditions on which they are employed or engaged.

(g) Neither the Company nor any of its Subsidiaries has any liability for, and no Company Employee Plan provides for any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any director, officer, or employee (including any former director, officer, or employee) of the Company or any of its Subsidiaries other than coverage mandated by Applicable Law (such as health care continuation coverage as required by Section 4980B of the Code or any similar state law or ERISA). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all contributions and expenses due and payable by the Company or any of its Subsidiaries in respect of a Company Employee Plan have been paid in full.

(h) No United Kingdom-based employee or officer, and no former United Kingdom based employee or officer, of the Company or any of its Subsidiaries has any entitlement (whether actual or contingent) to rights which are not rights to old-age, invalidity or survivors’ benefits (within the meaning of the EU Acquired Rights Directive 2001) arising as a result of a transfer of their employment to the Company or any of its Subsidiaries under either the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended) or its predecessor legislation.

(i) Any lump sum, gratuity or other like benefit payable in the event of the death in service of a United Kingdom-based employee or officer of the Company or any of its Subsidiaries is fully insured with an insurance company authorized under the United Kingdom Financial Services and Markets Act 2000 with permission under Part 4A of that Act to effect and carry out contracts of long-term insurance.

(j) With respect to any Company Employee Plan for the benefit of the Company employees or dependents thereof who perform services or who are employed outside of the United States (a “Non-U.S. Plan”), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) if required to have been approved by any non-U.S. Governmental Authority (or permitted to have been approved to obtain any beneficial Tax or other status), such Non-U.S. Plan has been so approved or timely submitted for approval; no such approval has been revoked (nor, to the knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor that is reasonably likely to affect any such approval; (ii) if intended to be funded and/or book reserved, such Non-U.S. Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; and (iii) no material liability exists or reasonably could be imposed upon the assets of the Company or any of its Subsidiaries by reason of such Non-U.S. Plan.

Section 4.18 Labor Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are, and since the Reference Date have been, in compliance with all Applicable Laws relating to labor and employment, including those relating to all obligations imposed on it by the relevant individual’s contract of employment or engagement, labor management relations, wages, hours, overtime, holiday pay, employee classification, discrimination, immigration, the publication of any required information, harassment (including sexual harassment), victimization, whistleblowing, civil rights, affirmative action, work authorization, safety and health, information privacy and security and workers compensation. No material payment or benefit is due and owing by the Company or any of its Subsidiaries to any current or former employee, consultant, independent contractor, director or officer (or any of their beneficiaries or dependents) other than in the ordinary course of business.

(b) The Company has previously provided to Parent, to the extent permitted by Applicable Law, a true and complete list as of the date of this Agreement of the total number of employees of the Company and its Subsidiaries, together with (where applicable) the jurisdiction in which they are employed and their employing entity, employment commencement date, notice period, salary or wages, and target bonus and commissions payments with respect to the current calendar year and bonus and commission payments made in the preceding calendar year, and if applicable, the current calendar year.

(c) The Company has previously provided to Parent, to the extent permitted by Applicable Law, a true and complete list as of the date of this Agreement of, with respect to all individual contractors, consultants, advisors and other non-employee service providers engaged by or who otherwise provide services to the Company and are natural persons, a brief description of the services provided to the Company and such individual service provider’s: (i) name; (ii) location; (iii) rate of compensation; and (iv) length and term of service.

(d) As of the date of this Agreement, no Senior Employee has given or received notice terminating his or her appointment or employment.

(e) Neither the Company nor any of its Subsidiaries has since the Reference Date (i) proposed or commenced any collective redundancy, reduction in force, mass layoff or similar process (including any consultation in connection therewith) or failed to comply in all material respects with its obligations in respect of such process under Applicable Law, or (ii) been a party to a relevant transfer (as defined in any law implementing the European Union Acquired Rights Directive 2001/23/EC or any other similar law in any jurisdiction) or provided indemnity protection to any third party in relation to any relevant transfer taking place within that timeframe, in either case having failed to comply in any material respects with any obligations imposed by such law or, to the Company’s knowledge, acquired liability for any other party’s failure to comply.

(f) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or any other similar agreement or arrangement with, or commitment to, any labor organization, labor or trade union, works council, staff association or other employee representative body, and, to the Company’s knowledge: (i) no employee of the Company or any of its Subsidiaries is a member of any trade or labor union, works council, staff association, labor organization or other employee representative body; and (ii) from the Reference Date through the date of this Agreement, to the knowledge of the Company, there has not been any organizational campaign, card solicitation, petition or other unionization or similar activity seeking recognition of a collective bargaining or similar unit relating to any director, officer, or employee of the Company or any of its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, (x) there are no unfair labor practice complaints pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any director, officer, or employee (including any former director, officer, or employee) of the Company or any of its Subsidiaries with respect to the Company or its Subsidiaries, and (y) since the Reference Date there has not been, and there is, no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries.

(g) No current request made pursuant to: Schedule A1 Part I of the United Kingdom Trade Union and Labour Relations (Consolidation) Act 1992 for recognition of any trade union or Regulation 7 of the United Kingdom Information and Consultation of Employees Regulations 2004 to negotiate an agreement in respect of information or consultation, has been received by the Company or any of its Subsidiaries nor, to the Company’s knowledge does any trade or labor union, works council, staff association, other employee representative body or group of employees currently intend to submit any such request to the Company or any of its Subsidiaries.

(h) The Company and its Subsidiaries have not entered into any agreement with any works council, trade or labor union, staff association, labor organization, or other representative body that would require the Company to obtain the consent of, or provide advance notice or information to such works council, trade or labor union, staff association, labor organization, or other employee representative body of the transactions contemplated by this Agreement.

(i) Neither the Company nor any of its Subsidiaries is involved in any active, pending or, to the Company’s knowledge, threatened material Proceedings in respect of any of its or their current or former employees, consultants, independent contractors, directors or officers and except as would not be material, to the Company’s knowledge, no facts or circumstances exist that could give rise to such material Proceedings.

Section 4.19 Intellectual Property.

(a) Section 4.19(a) of the Company Disclosure Schedule is a complete and accurate list, as of the date of this Agreement, of all Patents, registered Marks, registered Copyrights and registered Internet Properties, and applications for any of the foregoing, that are owned by or purported to be owned by, or that are filed or registered in the name of, the Company or any of its Subsidiaries (in each case alone or together with any other party) (the “Company Registered IP”), indicating for each item the registration or application number and the applicable jurisdiction.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each item of Company Owned IP is legally, beneficially and solely owned by the Company or one of its Subsidiaries, free and clear of all Liens (other than Permitted Liens), (ii) none of the Company Registered IP has lapsed, expired, or been abandoned (including as a result of failure to pay the necessary renewal or maintenance fees) prior to the end of the applicable term of such Company Registered IP, except where the Company has made a reasonable business decision to not maintain such Company Registered IP, (iii) none of Company Registered IP that has issued has subsequently been adjudged invalid or unenforceable, (iv) to the knowledge of the Company, all Company Registered IP is subsisting, valid and enforceable, (v) to the knowledge of the Company, there is no opposition, interference, derivation, cancellation Proceeding pending or threatened against the Company or its Subsidiaries challenging or contesting the ownership, validity, scope or enforceability of any Company Registered IP (other than ordinary course Proceedings related to the application for, or renewal of, any item of Company Registered IP), and (vi) none of the Company or any of its Subsidiaries has waived any right, or granted the right to any Third Party, to bring a claim or suit against any other Third Party for infringement or misappropriation of the Company Owned IP covering the Company Platform or any Company Internal Drug Product Candidate.

(c) The Company or its Subsidiaries owns or otherwise has the right to use all Intellectual Property Rights used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company Intellectual Property constitutes all of the material Intellectual Property Rights necessary (i) for the conduct of the business of the Company as currently conducted and (ii) to use, develop and maintain the Company Platform as currently used, developed and maintained, or to develop, manufacture, sell or exploit the Company Internal Drug Product Candidates as currently being developed or manufactured by the Company and its Subsidiaries as of the date of this Agreement. Except under any Company Material Contract, neither the Company or its Subsidiaries has sold, assigned, licensed exclusively, or agreed to do any of the foregoing in respect of material Company Intellectual Property. No agreement under which the Company or any of its Subsidiaries is granted rights to any material Company Intellectual Property is subject to any written notice of termination or breach (or, to the knowledge of the Company, any threat of termination or breach), and to the knowledge of the Company, all such agreements are valid and subsisting and, to the knowledge of the Company, no party to them is in any material breach of the same.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) to the knowledge of the Company, none of the Company Owned IP is subject to any Order or Proceeding pending or threatened, naming the Company or any of its Subsidiaries contesting the proprietorship, validity, enforceability, or use thereof, or rights thereto by or of the Company or any of its Subsidiaries, (ii) to the knowledge of the Company, neither the Company Platform, Company Internal Drug Product Candidates, Company Owned IP, nor the operation of the business of the Company or any of its Subsidiaries, including the use, development, maintenance or exploitation of the Company

Platform or the development, manufacture, sale or exploitation of such Company Internal Drug Product Candidates for the indications currently being developed or manufactured, infringes, misappropriates, misuses or otherwise violates and has not infringed, misappropriated, misused or otherwise violated any Intellectual Property Rights of any Third Party, (iii) to the knowledge of the Company, no Third Party has infringed, misappropriated, misused or otherwise violated any Company Owned IP or any Intellectual Property Rights exclusively licensed to the Company or its Subsidiaries, and (iv) neither the Company nor any Subsidiary of the Company has instituted or threatened in writing to institute any Order or Proceeding against any Third Party alleging that such Third Party is infringing, misappropriating, misusing, or otherwise violating any Company Intellectual Property.

(e) At no time during the conception of or reduction to practice of any of the Company Owned IP was any officer or employee of the Company who contributed to such Company Owned IP (or, to the knowledge of the Company, any founder, developer, inventor or other contributor to such Company Owned IP) operating under any grants from any private source, performing research sponsored by any private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any Third Party that could, as a result of that funding, sponsorship, agreement or other obligation, result in that Third Party holding an ownership, financial or license interest in such Company Owned IP or (except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect) otherwise encumber the Company’s rights in such Company Owned IP.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain any material Trade Secrets included in Company Owned IP, and to the knowledge of the Company, there have been no material unauthorized uses or disclosures of any such material Trade Secrets.

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, (A) the Company and its Subsidiaries have complied with any and all obligations to the extent applicable pursuant to the Bayh-Dole Act, 35 U.S.C. §200–212, with respect to any Patents that are part of Company Registered IP and are covered, or practiced by, the Company Platform or a Company Internal Drug Product Candidate (including its manufacture), and (B) no funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other institution has been used to create or develop any Patents that are part of Company Registered IP and are covered or practiced by the Company Platform, a Company Internal Drug Product Candidate or a Company External Drug Product Candidate (including their manufacture), except for any such funding or use of facilities or personnel that has not resulted in such Governmental Authority or any university, college, research institute or other institution holding any ownership interest in such Patents that are part of Company Registered IP and are covered or practiced by the Company Platform, a Company External Drug Product Candidate or a Company Internal Drug Product Candidate (including their manufacture).

(h) Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the consummation of the Transaction would not result in (i) the Company or any of its Subsidiaries terminating or having terminated any Contract under which the Company or any of its Subsidiaries is granted rights to any material Company Intellectual Property; or (ii) the Company or any of its Subsidiaries exclusively licensing, selling or assigning to any Third Party any material Company Intellectual Property.

(i) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have obtained from all current or former employees, officers, consultants, contractors and others who have created or developed material Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries, valid assignments (or, in the case of consultants and contractors, assignment or license) of such parties’ rights in such Intellectual Property Rights to the Company or one of its Subsidiaries, to the extent permitted by Applicable Law, or the Company and its Subsidiaries otherwise exclusively own such Intellectual Property Rights by operation of law.

(j) To the knowledge of the Company, no current or former employee, consultant, advisor or independent contractor of the Company or its Subsidiaries: (i) is in material violation of any term or covenant of any Contract relating to invention disclosure, Intellectual Property Rights assignment, confidentiality, non-disclosure, or any non-compete relating to the Company and its Subsidiaries’ businesses or the Company Intellectual Property, (ii) has developed any Technology for the Company or its Subsidiaries that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any Third Party any rights (including Intellectual Property Rights) in or to such Technology, or (iii) has alleged that they have any right or entitlement to compensation, payment or other consideration, in addition to their salary or consultancy fees, in respect of any Intellectual Property Rights developed for the Company or its Subsidiaries, including in respect of any Company Owned IP.

(k) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other processing by or on behalf of the Company and any of its Subsidiaries of Personal Data are, and have since the Reference Date been, in all material respects in compliance with all applicable Privacy Legal Requirements. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Reference Date, (i) neither the Company nor any of its Subsidiaries has received any written notice alleging any material violation by the Company or any of its Subsidiaries of any Privacy Legal Requirement, nor, to the knowledge of the Company, has the Company or any of its Subsidiaries been threatened in writing to be charged with any such violation by any Governmental Authority, (ii) neither the Company nor any of its Subsidiaries has received any material written complaint alleging non-compliance with any Privacy Legal Requirement by any Person with respect to the collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other processing of Personal Data by the Company or any of its Subsidiaries, and (iii) to the knowledge of the Company, there has been no unauthorized use, access or disclosure of Personal Data nor any material non-compliance or material violation by, or on behalf of, the Company and its Subsidiaries of any Privacy Legal Requirement.

(l) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Reference Date, (i) the Company and its Subsidiaries have implemented policies and procedures consistent with standard industry practice to protect the security, confidentiality, integrity and availability of information technology systems of the Company and its Subsidiaries, (ii) the Company and its Subsidiaries have entered into written agreements with all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of the Company and its Subsidiaries that obligate such persons to comply with applicable Privacy Legal Requirements in all material respects and to take steps to protect and secure Personal Data, and (iii) to the knowledge of the Company, there has been no unauthorized use, access or disclosure or other security incident of or involving Personal Data collected or used in connection with or under the control of the Company or any of its Subsidiaries. To the Company’s knowledge, since the Reference Date, none of the third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of the Company and its Subsidiaries have (A) suffered any security breach that resulted in any unauthorized access to, modification of, use of, disclosure of or loss of or damage to any Personal Data processed, stored or otherwise handled on behalf of the Company or (B) materially breached any Contracts with the Company or any Subsidiary of the Company relating to Personal Data, in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(m) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Reference Date, (i) to the knowledge of the Company, there have been no security breaches of, or unauthorized access to, the information technology systems of the Company nor any of its Subsidiaries, and (ii) there have been no disruptions in any such information technology systems that adversely affected the operations of the business of the Company or any of its Subsidiaries.

(n) Neither the Company nor its Subsidiaries has disclosed, delivered, licensed or made available to any Person or agreed or obligated itself to disclose, deliver, license or make available to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosures to employees and individual independent contractors involved in the development of the Company Platform under binding written agreements that prohibit use or disclosure except in the performance of services for the Company or its Subsidiaries, as applicable. The consummation of the transaction contemplated by this Agreement, would not result in the Company or its Subsidiaries having to disclose, deliver, license or make available to any Person or any escrow agent (or agree to do so) any Company Source Code.

(o) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) to the knowledge of the Company, the software that has been incorporated into the Company Platform does not contain any Contaminants; and (ii) each of the Company and its Subsidiaries has implemented procedures consistent with standard industry practices to ensure that the Company Platform is free from Contaminants.

(p) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, the Company Platform neither contains any bugs which adversely affect the value or functionality of the Company Platform nor fails to comply with any applicable warranty or other contractual commitment relating to use, functionality, or performance of such Company Platform.

(q) Each of the Company and its Subsidiaries has been since the Reference Date and is in compliance with the terms and conditions of all applicable Open Source Licenses used by the Company or its Subsidiaries, as applicable, including attribution and copyright notice requirements, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Open Source Materials included in, used in or combined with any component of the Company Platform, as the case may be, have not created an obligation on the Company or its Subsidiaries to grant, or granted, to any third party any rights or immunities under any Company Source Code (including any obligation that such Company Source Code be (i) disclosed or distributed in Source Code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge).

(r) The Company and each of its Subsidiaries have complied with all license terms applicable to each Third Party dataset used to train, teach or improve any Company AI Component, including (i) the end user license agreement or other terms that govern the Company’s or its Subsidiaries’ use of any application programming interface used to collect such data, and (ii) the website terms or other terms that govern the Company’s and its Subsidiaries’ collection and use of each such Third Party dataset, in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(s) The Company and each of its Subsidiaries maintains industry standard access control protocols and capabilities that secure access to the Company AI Components. To the knowledge of the Company, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there has been (i) no unauthorized access to the algorithms or software used in any Company AI Component, or to the data used to train, teach, or improve any Company AI Component; (ii) no unauthorized access to the systems used in the development, improvement or operation of the Company AI Components; and (iii) no use of the Company AI Components by a third party to engage in unlawful activity or any activity that violates the Company’s or any of its Subsidiaries’ license terms, terms of service or Contracts.

(t) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there has been (A) no complaint, claim, proceeding or litigation received by the Company or any of its Subsidiaries alleging that Training Data used in the development, training, improvement or testing of any Company AI Component was falsified, biased, untrustworthy or manipulated in an unethical or unscientific way; and no report, finding or impact assessment of any internal or external auditor, technology review committee, independent technology consultant, whistle-blower, transparency or privacy advocate, labor union, journalist or academic that makes any such allegation; and (B) no request from regulators or legislators received by the Company or any of its Subsidiaries concerning any Company AI Component or related AI Technology.

Section 4.20 Properties. Neither the Company nor any Subsidiary of the Company owns any real property. As of the date hereof, neither the Company nor any Subsidiary of the Company has subleased, licensed or otherwise granted any Person the right to use or occupy any real property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company or its relevant Subsidiary has a good and valid leasehold or license interest in the real property which the Company or any such Subsidiary of the Company leases, subleases, licenses, uses or occupies (any such properties, the “Real Properties”), free and clear of all Liens, except for Permitted Liens, and (b) each Contract pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies any Real Property (any such Contract, a “Lease”) is, subject to the Bankruptcy and Equity Exceptions, a valid and binding obligation of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and in full force and effect and enforceable in accordance with its terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (except for such Leases that are terminated after the date of this Agreement in accordance with their respective terms, other than as a result of a default or breach by the Company or any of its Subsidiaries of any of the provisions thereof). To the knowledge of the Company, as of the date of this Agreement, no Person is seeking to terminate or challenge the validity or enforceability of any Lease, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Leases, except for those violations and defaults (or potential defaults) that would not have had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent true and complete copies of each Lease (and all material documents supplemental to it) in effect as of the date hereof. The properties leased under the Leases are all the real properties required to carry on the businesses of the Company and its Subsidiaries as currently operated.

Section 4.21 Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Company and its Subsidiaries are, and since the Reference Date have been, in compliance with all Environmental Laws and all Environmental Permits and hold all applicable Environmental Permits, (b) none of the Company or any of its Subsidiaries has Released any Hazardous Substance at any real properties owned or subject to any Lease or otherwise operated by the Company or any of its Subsidiaries and (c) since the Reference Date, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person alleging that the Company or any of its Subsidiaries has any liability that relates to, or arises under, any Environmental Law or Environmental Permit.

Section 4.22 FCPA; Anti-Corruption; Sanctions.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries or any of their respective directors or officers, or, to the knowledge of the Company, any employee, agent or representative of the Company or any of its Subsidiaries, in each case acting on behalf of the Company or any of its Subsidiaries, has, in the last five years, in connection with the business of the Company or any of its Subsidiaries, (i) taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable), (ii) offered, authorized, provided or given (or made attempts at doing any of the foregoing) any payment or thing of value to any Person, including a “foreign official” (as defined by the FCPA), for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any Representative of another Person in the course of their business dealings with the Company or any Subsidiary of the Company, in order to unlawfully induce such Person to act against the interest of his or her employer or principal, in each case in violation of applicable Bribery Legislation.

(b) None of the Company, any of its Subsidiaries or any of their respective directors or officers, or, to the knowledge of the Company, any employee of the Company or any of its Subsidiaries, is, or in the last five years has been, subject to any actual or, to the knowledge of the Company, threatened civil, criminal, or administrative Proceedings, notices of violation, demand letters, settlements, or enforcement actions by any Governmental Authority, or made any voluntary disclosures to any Governmental Authority, involving the Company or any of its Subsidiaries relating to violation of any applicable Bribery Legislation, including the FCPA.

(c) The Company and each of its Subsidiaries has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and each of its Subsidiaries in all material respects as required by the FCPA.

(d) The Company and each of its Subsidiaries has instituted policies and procedures reasonably designed to achieve compliance with applicable Sanctions Laws (to the extent applicable to the Company’s businesses), the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries or any of their respective directors or officers, or, to the knowledge of the Company, any of their respective employees, agents or representatives (i) is a Sanctioned Person, (ii) has, in the last five years, engaged in, has any commitment to engage in, direct or indirect dealings with any Person who was at that time a Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of its Subsidiaries in violation of applicable Sanctions Law or (iii) has, in the last five years, violated, or engaged in any conduct constituting a violation of any applicable Sanctions Law, nor to the knowledge of the Company, been the subject of an investigation or allegation by a Governmental Authority of such a violation.

Section 4.23 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and its Subsidiaries maintain valid and enforceable insurance coverage in full force and effect with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its

Subsidiaries, and (b) all premiums due thereunder have been paid. Neither the Company nor any Subsidiary of the Company has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with renewals or replacements of any such insurance policies or Contracts in the ordinary course of business) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.24 Transactions with Affiliates. Since the Reference Date through the date of this Agreement, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in Company SEC Documents filed prior to the date hereof.

Section 4.25 Antitakeover Statutes and United Kingdom Takeover Code. There are no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state or other anti-takeover laws and regulations applicable to the Transaction or any other transactions contemplated by this Agreement. The United Kingdom Panel on Takeovers and Mergers (the “Panel”) has confirmed to the Company, and has not communicated anything to the contrary to the Company since that confirmation, that it does not consider that the Company has its place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man and accordingly, the Takeover Code does not apply to the Company.

Section 4.26 Opinion of Financial Advisor. Centerview Partners LLC, the financial advisor to the Company, has delivered to the Company Board its opinion to the effect that, as of the date of such opinion and based upon and subject to the various factors and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Ordinary Shares other than the Excluded Shares (as such term is defined in the Scheme of Arrangement). A written copy of such opinion shall be delivered promptly to Parent after the date of this Agreement for informational purposes only.

Section 4.27 Finders’ Fees. Except for Centerview Partners LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any finders or similar fee or commission from the Company or any of its Affiliates in connection with the execution of this Agreement or the transactions contemplated by this Agreement. The Company has made available to Parent a true and complete executed copy of the engagement letter between the Company and Centerview Partners LLC entered into in connection with this Agreement.

Section 4.28 No Other Representations and Warranties. Except for the representations and warranties made by the Company in this Article IV (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with the introduction to this Article IV) and in the certificate to be delivered by the Company pursuant to Section 9.02(d), neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. The Company and its Subsidiaries disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives. The Company acknowledges and agrees that, except for the representations and warranties made by Parent in Article V (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with the introduction to Article V) and the certificate delivered by Parent pursuant to Section 9.03(d), neither Parent nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of any member of the Parent Group, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding any member of the Parent Group or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. The Company specifically disclaims that it is relying on or has relied on any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (a) as set forth in the section or subsection of the Parent Disclosure Schedule corresponding to the particular section or subsection in this Article V or in any other section or subsection of Article V of the Parent Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that it is applicable to qualify such representation and warranty and (b) as disclosed in any Parent SEC Document publicly filed since the Reference Date and prior to the date of this Agreement; provided that in no event shall any information contained in any part of any Parent SEC Document entitled “Risk Factors,” “Forward-Looking Statements,” “Special Note Regarding Forward Looking Statements” or “Note Regarding Forward Looking Statements” or any other disclosures in any Parent SEC Document that are not statements of fact or are cautionary, predictive or forward-looking in nature be deemed to be a disclosure for purposes of or otherwise qualify any such representations and warranties; provided, further that this clause (b) will not apply to the representations and warranties contained in Section 5.01, Section 5.02, Section 5.05 or Section 5.20, Parent hereby represents and warrants to the Company as set forth below:

Section 5.01 Corporate Existence and Power. Parent is a corporation duly incorporated and validly existing under the laws of the State of Delaware. Parent has all requisite corporate power and authority required to own or lease all of its properties or assets and to carry on its business as now conducted, except where the failure to have such power and authority (a) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (b) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Transaction. Parent is duly qualified to do business and, where applicable, is in good standing in each jurisdiction where such qualification and/or standing is necessary, except for those jurisdictions where failure to be so qualified or in good standing (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Transaction. Prior to the date of this Agreement, Parent has made available to the Company a true and complete copy of the certificate of incorporation and bylaws of Parent as in effect on the date of this Agreement (the “Parent Organizational Documents”). The Parent Organizational Documents are in full force and effect and Parent is not in violation of the Parent Organizational Documents in any material respect.

Section 5.02 Corporate Authorization.

(a) The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated by this Agreement and the Scheme of Arrangement are within the corporate powers and authority of Parent and, except for the Parent Stockholder Approval, have been duly authorized by all necessary corporate action on the part of Parent. The Parent Stockholder Approval is the only vote of the Parent Stockholders or the holders of any other Equity Securities of Parent necessary in connection with this Agreement and the Scheme of Arrangement and the consummation by Parent of the transactions contemplated by this Agreement and the Scheme of Arrangement. This Agreement has been duly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes a valid, legal and binding agreement of Parent enforceable against Parent in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

(b) The Parent Board (i) unanimously resolved that the entry by Parent into this Agreement and the implementation of the Transaction, including, subject to obtaining the Parent Stockholder Approval, the delivery to the Scheme Shareholders of Parent Common Stock in connection therewith, is in the best interests of Parent and the Parent Stockholders, and declared it advisable to enter into this Agreement and to consummate the transactions contemplated hereby, including the Transaction, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transaction, and (iii) unanimously resolved to recommend that the Parent Stockholders approve the Parent Share Issuance at the Parent Stockholder Meeting (such recommendation referred to herein as the “Parent Board Recommendation”). Except, with respect to clause (iii) of the preceding sentence, as permitted by Section 7.02, the Company Board has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

Section 5.03 Governmental Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby and by the Scheme of Arrangement (including the Transaction) require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act, (b) compliance with such Foreign Antitrust Laws or Foreign Investment Laws, in each case, set forth on Section 5.03 of the Parent Disclosure Schedule, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws or pursuant to the rules of Nasdaq, (d) compliance with the Companies Act, (e) the sanction of the Scheme of Arrangement by the Court and (f) any other actions, Consents or Filings the absence of which (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Transaction.

Section 5.04 Non-contravention. Assuming compliance with the matters referred to in Section 5.03, receipt of the Parent Stockholder Approval and the sanction of the Scheme of Arrangement by the Court, the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby and thereby and by the Scheme of Arrangement (including the Transaction) do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Parent Organizational Documents, (b) contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (c) require any Consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any Contract or permit binding on Parent or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Parent or any of its Subsidiaries, except, in the case of clauses (b)-(d), as (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent to perform their obligations under this Agreement or to consummate the Transaction.

Section 5.05 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 1,989,032,117 shares of Parent Common Stock, (ii) 10,967,883 shares of Class B Common Stock of Parent, par value of $0.00001 per share (the “Parent Class B Common Stock”), (iii) 200,000,000 shares of Preferred Stock. As of the close of business on the Capitalization Date, there were (A) 275,069,601 shares of Parent Common Stock issued and outstanding, (B) 7,168,575 shares of Parent Class B Common Stock, (C) 0 shares of Parent Preferred Stock issued and outstanding, (D) stock options of Parent to purchase an aggregate of 16,068,826 shares of Parent Common Stock outstanding, (E) 20,719,475 shares of Parent Common Stock subject to outstanding Parent restricted stock units, and (F) 19,237,366 shares of Parent Common Stock reserved for issuance pursuant to Parent Employee Plans. Except as set forth in the preceding sentence of this Section 5.05(a), as of the date hereof, there are no issued, reserved for issuance or outstanding shares of Parent Common Stock or other Equity Securities of Parent, other than shares of Parent Common Stock issued after the Capitalization Date pursuant to the exercise of options to acquire shares of Parent Common Stock or settlement of Parent restricted stock units outstanding as of the Capitalization Date as set forth in the preceding sentence. All outstanding shares of Parent Common Stock have been, and the Exchange Shares will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid or credited as fully paid, nonassessable, free from any transfer restrictions (other than transfer restrictions arising under applicable securities laws or restrictions imposed by the applicable Scheme Shareholder) and have not been and will not be issued in violation of any preemptive rights, rights of first refusal, subscription rights or similar rights of any Person.

(b) There are no outstanding bonds, debentures, notes or other indebtedness of Parent or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent have the right to vote. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or other Equity Securities of Parent. Neither Parent nor any of its Subsidiaries is a party to any agreement with respect to the voting of any shares of Parent Common Stock or other Equity Securities of Parent.

Section 5.06 SEC Filings and the Sarbanes-Oxley Act.

(a) Parent has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by Parent since the Reference Date (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”). No Subsidiary of Parent is required to file or furnish any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.

(b) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), the Parent SEC Documents filed or furnished to the SEC since the Reference Date complied in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be. Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and the applicable listing and corporate governance rules and regulations of Nasdaq.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Parent SEC Document filed or furnished to the SEC since the Reference Date did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) As of the date of this Agreement, (i) there are no material outstanding or unresolved comments received from the SEC staff with respect to any of the Parent SEC Documents and (ii) to the knowledge of Parent, none of the Parent SEC Documents (including the financial statements included therein) are subject to ongoing SEC review.

(e) Parent maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act) that are designed to provide reasonable assurance that all information required to be disclosed in Parent’s reports filed under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of Parent and the principal financial officer of Parent to make the certifications required under the 1934 Act with respect to such reports.

(f) Parent maintains internal controls designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP, and Parent’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Since the Reference Date to the date of this Agreement, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq. As of the date of this Agreement, neither Parent nor any of its executive officers has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

Section 5.07 Financial Statements and Financial Matters.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in Parent SEC Documents (or, if any such Parent SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Parent SEC Document) present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods presented (except as may be indicated in the notes thereto), the consolidated financial position of the Parent Group as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in each case, to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared in all material respects from the books and records of the Parent Group.

(b) From the Reference Date to the date of this Agreement, Parent has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority. Since the Reference Date to the date of this Agreement, neither Parent nor any Subsidiary of Parent has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Subsidiary of Parent or their respective internal accounting controls.

Section 5.08 Absence of Certain Changes.

(a) Since December 31, 2023, through the date of this Agreement, except for the negotiation of this Agreement and the transactions contemplated hereby, the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course of business.

(b) Since December 31, 2023, through the date of this Agreement, there has not been any event, change, effect, circumstance, fact, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.09 No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations specifically disclosed, reflected or reserved against in the Parent Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business since December 31, 2023, (c) liabilities expressly required or expressly contemplated by this Agreement or (d) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.10 Information Supplied. The information provided by and relating to the Parent Group to be contained in the Scheme Document Annex and the Proxy Statement will not, on the date the Scheme Document Annex and the Proxy Statement (and any amendment or supplement thereto) are first made available or delivered to the Company Shareholders and Parent Stockholders in definitive form and on the dates of the Scheme Meeting, the Company GM, and the Parent Stockholder Meeting, as applicable, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement or the Scheme Document Annex (in each case including any amendment or supplement thereto) which were not supplied in writing by or on behalf of Parent or any of its Affiliates specifically for inclusion or incorporation by reference therein.

Section 5.11 Litigation. There are no Proceedings pending or, to the knowledge of Parent, threatened against any member of the Parent Group, any present or, to the knowledge of Parent, former officers, directors or employees of the Parent Group in their respective capacities as such, or any of the respective properties or assets of any member of the Parent Group, by or before (or, in the case of threatened Proceedings, that would be by or before) any Governmental Authority, (a) that have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (b) that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Transaction; provided, that to the extent any such representations or warranties in the foregoing clauses (a) and (b) pertain to Proceedings that relate to the execution, delivery, performance or consummation of this Agreement or any of the transactions contemplated by this Agreement, such representations and warranties are made only as of the date hereof. There is (in the case of clause (ii) below, as of the date of this Agreement) no Order outstanding against any member of the Parent Group, any present or, to the knowledge of Parent, former officers, directors or employees of the Parent Group in their respective capacities as such, or any of the respective properties or assets of any of the Parent Group or, to the knowledge of Parent, threatened against or affecting any member of the Parent Group, any present or, to the knowledge of Parent, former officers, directors or employees of any member of the Parent Group in their respective capacities as such, or any of the respective properties or assets of any member of the Parent Group, that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Transaction.

Section 5.12 Compliance with Laws. Each member of the Parent Group is, and since the Reference Date has been, in compliance with and are not, and since the Reference Date have not been, in default under or in violation of all Applicable Laws, except for failures to comply that (a) have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (b) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent to perform their obligations under this Agreement or to consummate the Transaction.

Section 5.13 Regulatory Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each of Parent and its Subsidiaries holds (A) all authorizations and certifications applicable to its activities, products and functions, including, where applicable, those under the FDCA, the PHSA, and the regulations and requirements of the FDA promulgated thereunder, including good laboratory, clinical, and manufacturing practices regulations, as well as ISO certifications and standards for healthcare and related data including ISO31000, ISO14155, ISO13485, ISO9001 and ISO 27001, and (B) authorizations of any applicable Governmental Authority that are concerned with the quality, functionality, identity, strength, purity, safety, efficacy, manufacturing, testing, processing, research, packaging, labelling, storage, transport, marketing, distribution, sale, pricing, import or export of any of the Parent Drug Product Candidates (any such Governmental Authority, an “Parent Regulatory Agency”), necessary for the lawful activities and operations of the businesses of Parent or any of its Subsidiaries as currently conducted or as previously conducted during the period beginning on the Reference Date and ending on the date of this Agreement (collectively all such authorizations in (A) and (B) are referred hereafter as, the “Parent Regulatory Permits”); (ii) all such Parent Regulatory Permits are in each case valid and in full force and effect (subject to the Bankruptcy and Equity Exceptions to the extent applicable thereto); and (iii) Parent and its Subsidiaries are in compliance with the terms of all such Parent Regulatory Permits.

(b) As of the date hereof, neither Parent nor any of its Subsidiaries (i) are party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, reduced or special licensing measures, warnings notices, enhanced monitoring or audits, deficiency notices or similar agreements, notices or measures with or imposed by any Parent Regulatory Agency or (ii) has knowledge (including as a result of any communication from the FDA) that a material Parent Regulatory Permit or application for a material Parent Regulatory Permit is invalid or will be or has been suspended, rejected, cancelled, terminated or granted in a scope narrower than applied for.

(c) All pre-clinical and clinical investigations in respect of a Parent Drug Product Candidate conducted or sponsored by Parent or any of its Subsidiaries are being, and since the Reference Date have been, conducted in compliance with all Applicable Laws administered or issued by the applicable Parent Regulatory Agencies, including (i) standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials promogulated by the FDA, and as contained in Title 21 parts 50, 54, 56, 310, 312, 314, 320, and 600 of the Code of Federal Regulations, applicable research protocols, institutional review board or other ethics committee requirements, and federal and state legal requirements, and (ii) any Applicable Laws governing, relating to, or restricting the collection, processing, use and disclosure of individually identifiable information, health information, human biological samples and genetic information, and personal information, except, in each case, for such noncompliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written notices, correspondence, or other communication from the FDA or any other similar Governmental Authority or any ethics committee recommending or requiring the termination, suspension, clinical hold, or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, Parent.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, during the period beginning on the Reference Date and ending on the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written notice from the FDA or any foreign agency with jurisdiction over the design, development, testing, marketing, labeling, sale, use handling and control, functionality, safety, efficacy, reliability, distribution, storage, transport, packaging, processing, or manufacturing of Parent Drug Product Candidates that would reasonably be expected to lead to the denial, suspension, limitation, revocation, or rescission of any of the Parent Regulatory Permits or of any self-certification or application for marketing approval currently pending before the FDA or such other Parent Regulatory Agency.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its respective directors, officers, employees and, to the knowledge of Parent, its other agents (while acting in such capacity) are, and since the Reference Date have been, in compliance with all Applicable Laws relating to controlled substances or the manufacturing, testing, processing, supplying, distributing, transporting, labeling, packaging, dispensing, using, reporting, storing, disposing, importing, exporting, controlling, wholesaling, brokering or trading of controlled substances, including the federal Controlled Substances Act (21 U.S.C. §§ 801 et seq.), and the regulations promulgated pursuant thereto, and any other similar local, state, or foreign laws, including all necessary registration, recordkeeping, reporting, security and storage requirements. Since the Reference Date to the date hereof, Parent has not received any correspondence or any other written communication from any Governmental Authority, including the Drug Enforcement Administration and local, state or foreign regulatory and law enforcement authorities, of potential or actual non-compliance by, or liability of, Parent under any Applicable Law relating to controlled substances.

(f) Since the Reference Date, all reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Parent Regulatory Agency by Parent and its Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, permits or notices have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All such reports, documents, claims, permits and notices were true, accurate and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Since the Reference Date, neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any officer, employee, agent or contractor of Parent or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Parent Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Parent Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of Parent or any of its Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Parent Regulatory Agency to invoke any similar policy, except for any act or statement or failure to make a statement that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since the Reference Date, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any officer, employee, agent or contractor of Parent or any of its Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Applicable Law or authorized by 21 U.S.C. § 335a(b) or any similar Applicable Law applicable in other jurisdictions in which any of the Parent Drug Product Candidates are tested, manufactured, marketed, distributed, or sold or where Parent has publicly announced an intention to sell an Parent Drug Product Candidate; and (ii) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any officer, employee, agent or contractor of Parent or any of its Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could reasonably be expected to be excluded from participating in any federal health care program, health or buying procurement program, pricing or reimbursement scheme under Section 1128 of the Social Security Act of 1935 or any similar program, including any conduct that would constitute non-compliance with the Federal Anti-Kickback Statute, Federal False Claims Act, or their respective state equivalents.

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as to each Parent Drug Product Candidate subject to the FDCA and the regulations of the FDA promulgated thereunder or any similar Applicable Law in any applicable jurisdiction, each such Parent Drug Product Candidate is being or has been designed, developed, manufactured, stored, distributed and marketed in compliance with all Applicable Laws, including those relating to investigational use, marketing approval, current good clinical practices and good manufacturing practices, packaging, functionality, labeling and product claims, advertising, record keeping, reporting, and security. There are no Proceedings pending or, to the knowledge of Parent, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Parent Platform or Parent Drug Product Candidate by Parent or any of its Subsidiaries of any Applicable Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) during the period beginning on the Reference Date and ending on the date of this Agreement, neither Parent nor any of its Subsidiaries have voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall, field corrections, market suspension, withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, functionality, efficacy or regulatory compliance of any Parent Drug Product Candidate and (ii) to the knowledge of Parent, neither Parent nor any of its Subsidiaries has received, any written notice from the FDA or any other Parent Regulatory Agency during the period beginning on the Reference Date and ending on the date of this Agreement regarding (A) the recall, market withdrawal or replacement of any Parent Drug Product Candidate (other than recalls, withdrawals or replacements that are not material to Parent and its Subsidiaries, taken as a whole), (B) a material change in the marketing classification or a material change in the labeling of any such Parent Drug Product Candidates, (C) a termination or suspension of the manufacturing, marketing, testing, or distribution of such Parent Drug Product Candidates, or (D) a material negative change in reimbursement status of an Parent Drug Product Candidate.

Section 5.14 Material Contracts.

(a) The following Contracts, other than Parent Employee Plans, to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective assets are bound are each referred to herein as a “Parent Material Contract”:

(i) any Contract in effect as of the date hereof that would be required to be filed with the SEC pursuant Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) any Contract (other than Leases), including any development, manufacturing, supply or distribution agreement, that involved or would reasonably be expected to involve in the fiscal year ending December 31, 2024, the payment or delivery of cash or other consideration by or to Parent or any of its Subsidiaries in an amount that had a value or having an expected value in excess of $8,000,000;

(iii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of Parent or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area, (B) contains material exclusivity or “most favored nation” obligations or restrictions with respect to Parent or any of its Subsidiaries or (C) contains any other provisions that restrict the ability of Parent or any of its Subsidiaries to develop, use or maintain the Parent Platforms or to sell, market, distribute, promote, manufacture, develop, use, commercialize, or test or research any Parent Drug Product Candidate, directly or indirectly through Third Parties, in any material respect; and

(iv) all material Contracts pursuant to which Parent or any of its Subsidiaries (A) receives or is granted any license (including any sublicense) to, or covenant not to be sued under, any Intellectual Property Rights (other than licenses to commercially available software, including off-the-shelf software, or other commercially available technology), including any Intellectual Property Rights (i) with respect to the Parent Platforms or any Parent Drug Product Candidate, or (ii) used in the operation of the business of Parent or its Subsidiaries as of immediately prior to the Effective Time or (B) grants any license (including any sublicense) to, or covenant not to be sued under, any Parent Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business), in the case of each of clauses (A) and (B), that are material to the development of the Parent Platforms or the development or manufacture of any Parent Drug Product Candidate and involved aggregate payments by or to Parent or any of its Subsidiaries in excess of $8,000,000 in the fiscal year ending December 31, 2023.

(b) All Parent Material Contracts are, subject to the Bankruptcy and Equity Exceptions, (i) valid and binding obligations of Parent or a Subsidiary of Parent (as the case may be) and, to the knowledge of Parent, each of the other parties thereto, and (ii) in full force and effect and enforceable in accordance with their respective terms against Parent or its Subsidiaries (as the case may be) and, to the knowledge of Parent, each of the other parties thereto (in each case except for such Parent Material Contracts that are terminated after the date of this Agreement in accordance with their respective terms, other than as a result of a default or breach by Parent or any of its Subsidiaries of any of the provisions thereof), except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, as of the date of this Agreement, no Person is seeking to terminate or challenge the validity or enforceability of any Parent Material Contract, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither Parent nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Parent Material Contract, except for those violations and defaults (or potential defaults) that would not have had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of each Parent Material Contract referred to in clause (i) of the definition thereof as in effect as of the date hereof.

Section 5.15 Taxes.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) all Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or with respect to, Parent or any of its Subsidiaries have been filed when due (giving effect to all valid extensions of time within which to file) in accordance with all Applicable Law, and all such Tax Returns (and any amendments thereof) are true and complete in all respects;

(ii) each of Parent and its Subsidiaries has (x) timely paid in full to the appropriate Taxing Authority (or has had timely paid in full on its behalf) all Taxes due and owing by it (whether or not shown on any Tax Return), and (y) where payment is not yet due, established (or had established on its behalf and for its sole benefit and recourse) an adequate accrual, in accordance with GAAP;

(iii) each of Parent and its Subsidiaries has (x) duly and timely withheld, deducted and collected all Taxes required to be withheld, deducted and collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties, and such Taxes have been duly and timely paid to the proper Taxing Authority or properly set aside in accounts for future payment when due and (y) otherwise complied with all Applicable Law relating to the payment, withholding, deduction, collection and remittance of Taxes (including information reporting requirements and record retention requirements);

(iv) there is no (x) Proceeding pending or threatened in writing against or with respect to Parent or its Subsidiaries in respect of Taxes or Tax Returns of such Person or (y) deficiency for Taxes that has been proposed, asserted or assessed by any Governmental Authority against Parent or any of its Subsidiaries and that has not been fully satisfied by payment;

(v) neither Parent nor any of its Subsidiaries has extended or waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and no request for any such waiver or extension has been filed or is currently pending;

(vi) there are no Liens for Taxes (other than Permitted Liens that are described in clause (A) of the definition thereof) on any of the property or assets of Parent or any of its Subsidiaries;

(vii) within the past six years, no jurisdiction in which Parent or any of its Subsidiaries does not file a Tax Return has asserted in writing a claim that Parent or such Subsidiary is or may be subject to a material amount of Taxes or required to file material Tax Returns in such jurisdiction;

(viii) Parent and its Subsidiaries have made available all documentation relating to any applicable Tax holidays, deferrals or incentives and are in compliance with the requirements of any applicable Tax holidays, deferrals or incentives;

(ix) all documents to which Parent or any of its Subsidiaries is a party and under which Parent or any of its Subsidiaries has any rights or that form part of Parent’s or any of its Subsidiaries’ title to any asset have been duly stamped and any applicable stamp or any other transfer, registration or documentary Tax in respect of such documents has been paid; and

(x) neither Parent nor any of its Subsidiaries has undertaken to represent for stamping after the date hereof any document that has been provisionally stamped.

(b) Within the last two years, neither Parent nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to qualify under Section 355 of the Code (or any similar provision of state, local or non-U.S. law).

(c) Neither Parent nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, aggregate, unitary or similar group for Tax purposes other than one of which Parent or any of its Subsidiaries was the common parent and were the sole members; (ii) is party to or bound by, or has any obligation under, any material agreement relating to the apportionment, sharing, assignment, indemnification, reimbursement or allocation of Taxes (other than (x) an agreement solely between or among Parent and/or one or more of its Subsidiaries or (y) Tax indemnification provisions in ordinary course commercial agreements that are not primarily related to Taxes); (iii) has entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) or other ruling by or written agreement with a Taxing Authority, in each case, with respect to material Taxes and there are no requests for rulings, determinations or closing agreements in respect of any material Taxes that are pending between Parent or any of its Subsidiaries and any Taxing Authority; or (iv) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or as a transferee or successor, by Contract (other than a Contract described in Section 5.15(c)(ii)(y)) or otherwise by operation of law.

(d) Neither Parent nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.

(e) Neither Parent nor any of its Subsidiaries has participated or engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other similar transaction requiring disclosure under any similar provision of state, local or non-U.S. law.

(f) Parent is not, and has never been, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(g) Parent and its Subsidiaries are resident only in their jurisdiction of incorporation for all income Tax purposes, and neither Parent nor any of its Subsidiaries have ever received a written claim from a Taxing Authority in respect of material Taxes that remains unresolved and that is attributable to a permanent establishment in a country that is outside of the country in which Parent or its Subsidiaries, respectively, are incorporated.

(h) Parent and each of its Subsidiaries have at all times materially complied with all Applicable Laws regarding transfer pricing, including the execution and maintenance of all documentation required to substantiate the transfer pricing practices and methodology of Parent and its Subsidiaries.

(i) Neither Parent nor any of its Subsidiaries is a party to any advance pricing agreement or any similar agreement or arrangement with any Taxing Authority.

Section 5.16 Employees and Employee Benefit Plans; Labor Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Employee Plan has been established and maintained in compliance with its terms and all Applicable Law, including ERISA, the Code, any applicable provisions of the United Kingdom Pensions Act 2008 and United Kingdom laws prohibiting discrimination on the grounds of a protected characteristic (as set out in the United Kingdom Equality Act 2010). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no Proceeding (other than routine claims for benefits) is pending against or involves or, to Parent’s knowledge, is threatened against or reasonably expected to involve, any Parent Employee Plan before any Governmental Authority, including the Internal Revenue Service, HM Revenue and Customs, the Department of Labor, the PBGC, the United Kingdom Pensions Ombudsman or the United Kingdom Pensions Regulator.

(b) Except as provided under this Agreement or pursuant to Applicable Law, with respect to each director, officer, employee or independent contractor (including each former director, officer, employee or independent contractor) of Parent or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such individual to any material payment or benefit, including any material bonus, retention, severance or retirement benefit; (ii) result in any forgiveness of a material amount of indebtedness; (iii) materially accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or materially increase the amount payable or trigger any other obligation under, any Parent Employee Plan; (iv) contractually limit or restrict in any material amount the right to amend or terminate any Parent Employee Plan; or (v) result in, or entitle any such person to, any material change to the terms and conditions on which they are employed or engaged.

(c) No member of the Parent Group has entered into any agreement with any works council, trade or labor union, staff association, labor organization, or other representative body that would require any member of Parent Group to obtain the consent of, or provide advance notice or information to such works council, trade or labor union, staff association, labor organization, or other employee representative body of the transactions contemplated by this Agreement.

Section 5.17 Intellectual Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each item of Parent Owned IP is legally, beneficially and solely owned by Parent or one of its Affiliates, free and clear of all Liens (other than Permitted Liens), (ii) none of the Patents, registered Marks, registered Copyrights and registered Internet Properties, and applications for any of the foregoing, that are owned by or purported to be owned by, or that are filed or registered in the name of, Parent or any of its Subsidiaries (the “Parent Registered IP”) has lapsed, expired, or been abandoned (including as a result of failure to pay the necessary renewal or maintenance fees) prior to the end of the applicable term of such Parent Registered IP, except where Parent has made a reasonable business decision to not maintain such Parent Registered IP, (iii) none of Parent Registered IP that has issued has subsequently been adjudged invalid or unenforceable, (iv) to the knowledge of Parent, all Parent Registered IP is subsisting, valid and enforceable, and (v) to the knowledge of Parent, there is no opposition, interference, derivation, cancellation Proceeding pending or threatened against Parent or its Subsidiaries challenging or contesting the ownership, validity, scope or enforceability of any Parent Registered IP (other than ordinary course Proceedings related to the application for, or renewal of, any item of Parent Registered IP).

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or its Subsidiaries owns, or otherwise has the right to use, all Intellectual Property Rights used in for the conduct of the business of Parent and its Subsidiaries as currently conducted by Parent and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the Parent Intellectual Property constitutes, to the knowledge of Parent, all of the material Intellectual Property Rights necessary (i) for the conduct of the business of Parent as currently conducted and (ii) to use, develop or maintain the Parent Platforms as currently used, developed and maintained, or to develop, manufacture, sell or exploit the Parent Drug Product Candidates as currently being developed or manufactured by Parent and its Subsidiaries as of the date of this Agreement. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent or its Subsidiaries has sold, assigned, or agreed to do any of the foregoing in respect of any material Parent Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no agreement under which Parent or any of its Subsidiaries is granted rights to any material Parent Intellectual Property is subject to or has been subject to any written notice of termination or breach (or, to the knowledge of Parent, any threat of termination or breach), and to the knowledge of Parent, all such agreements are valid and subsisting and, to the knowledge of Parent, no party to them is in any material breach of the same.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) to the knowledge of Parent, none of the Parent Owned IP is subject to any Order or Proceeding pending or threatened, naming Parent or any of its Subsidiaries contesting the proprietorship, validity, enforceability, or use thereof, or rights thereto by or of Parent or any of its Subsidiaries, (ii) to the knowledge of Parent, neither the Parent Platforms, Parent Drug Product Candidates, Parent Owned IP, nor the operation of the business of Parent or any of its Subsidiaries, as currently conducted, including the use, development, maintenance or exploitation of the Parent Platforms or the development, manufacture or exploitation of the Parent Drug Product Candidates for the indications as currently being developed or manufactured, infringes, misappropriates, misuses or otherwise violates and has not infringed, misused or otherwise violated any Intellectual Property Rights of any Third Party, (iii) to the knowledge of Parent, no Third Party has infringed, misappropriated, misused or otherwise violated any Parent Owned IP or any Intellectual Property Rights exclusively licensed to Parent or its Subsidiaries, and (iv) neither Parent nor any Subsidiary of Parent has instituted or threatened in writing to institute any Order or Proceeding against any Third Party alleging that such Third Party is infringing, misappropriating, misusing, or otherwise violating any Parent Intellectual Property.

(d) At no time during the conception of or reduction to practice of any of the Parent Owned IP was any officer or employee of Parent who contributed to such Parent Owned IP (or, to the knowledge of Parent, any founder, developer, inventor or other contributor to such Parent Owned IP) operating under any grants from any private source, performing research sponsored by any private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any Third Party that could, as a result of that funding, sponsorship, agreement or other obligation, result in that Third Party holding an ownership, financial or license interest in such Parent Owned IP or (except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect) otherwise encumber the Parent’s rights in such Parent Owned IP.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have taken commercially reasonable steps to protect and maintain any material Trade Secrets included in Parent Owned IP, and to the knowledge of Parent, there have been no material unauthorized uses or disclosures of any such material Trade Secrets.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the knowledge of Parent, (A) Parent and its Subsidiaries have complied with any and all obligations to the extent applicable pursuant to the Bayh-Dole Act, 35 U.S.C. §200–212, with respect to any Patents that are part of Parent Registered IP and are covered, or practiced by, the Parent Platforms or an Parent Drug Product Candidate (including its manufacture), and (B) no funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other institution has been used to create or develop any Patents that are part of Parent Registered IP and are covered or practiced by the Parent Platforms or an Parent Drug Product Candidate (including its manufacture), except for any such funding or use of facilities or personnel that has not resulted in such Governmental Authority or any university, college, research institute or other institution holding any ownership interest in such Patents that are part of Parent Registered IP and are covered or practiced by the Parent Platforms or an or an Parent Drug Product Candidate (including its manufacture).

(g) Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the consummation of the Transaction would not result in (i) Parent or any of its Subsidiaries terminating or having terminated any Contract under which Parent or any of its Subsidiaries is granted rights to any material Parent Intellectual Property; or (ii) Parent or any of its Subsidiaries selling or assigning to any Third Party any material Parent Intellectual Property.

(h) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have obtained from all current or former employees, officers, consultants, contractors and others who have created or developed material Intellectual Property Rights for or on behalf of Parent or any of its Subsidiaries, valid assignments (or, in the case of consultants and contractors, assignments or licenses) of such parties’ rights in such Intellectual Property Rights to Parent or one of its Subsidiaries, to the extent permitted by Applicable Law, or Parent and its Subsidiaries otherwise exclusively own such Intellectual Property Rights by operation of law.

(i) To the knowledge of Parent, no current or former employee, consultant, advisor or independent contractor of Parent or its Subsidiaries: (i) is in material violation of any term or covenant of any Contract relating to invention disclosure, Intellectual Property Rights assignment, confidentiality, non-disclosure or non-compete relating to Parent and its Subsidiaries’ businesses or the Parent Intellectual Property (except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect), (ii) has developed any Technology for Parent or its Subsidiaries that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any Third Party any rights (including Intellectual Property Rights) in or to such Technology, or (iii) has alleged that they have any right or entitlement to compensation, payment or other consideration, in addition to their salary or consultancy fees, in respect of any Intellectual Property Rights developed for Parent or its Subsidiaries, including in respect of any Parent Owned IP.

(j) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other processing by or on behalf of Parent and any of its Subsidiaries of Personal Data are, and have since the Reference Date been, in all material respects in compliance with all applicable Privacy Legal Requirements. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since the Reference Date, (i) neither Parent nor any of its Subsidiaries has received any written notice alleging any material violation by Parent or any of its Subsidiaries of any Privacy Legal Requirement, nor, to the knowledge of Parent, has Parent or any of its Subsidiaries been threatened in writing to be charged with any such violation by any Governmental Authority, (ii) neither Parent nor any of its Subsidiaries has received any material written complaint alleging non-compliance with any Privacy Legal Requirement by any Person with respect to the collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other processing of Personal Data by Parent or any of its Subsidiaries, and (iii) to the knowledge of Parent, there has been no unauthorized use, access or disclosure of Personal Data nor any material non-compliance or material violation by, or on behalf of, Parent and its Subsidiaries of any Privacy Legal Requirement.

(k) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since the Reference Date, (i) Parent and its Subsidiaries have implemented policies and procedures consistent with standard industry practice to protect the security, confidentiality, integrity and availability of information technology systems of Parent and its Subsidiaries, (ii) Parent and its Subsidiaries have entered into written agreements with all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of Parent and its Subsidiaries that obligate such persons to comply with applicable Privacy Legal Requirements in all material respects and to take steps to protect and secure Personal Data, and (iii) to the knowledge of Parent, there has been no unauthorized use, access or disclosure or other security incident of or involving Personal Data collected or used in connection with or under the control of Parent or any of its Subsidiaries. To Parent’s knowledge, since the Reference Date, none of the third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of Parent and its Subsidiaries have (A) suffered any security breach that resulted in any unauthorized access to, modification of, use of, disclosure of or loss of or damage to any Personal Data processed, stored or otherwise handled on behalf of Parent or (B) materially breached any Contracts with Parent or any Subsidiary of Parent relating to Personal Data, in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(l) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since the Reference Date, (i) to the knowledge of Parent, there have been no security breaches of, or unauthorized access to, the information technology systems of Parent nor any of its Subsidiaries, and (ii) there have been no disruptions in any such information technology systems that adversely affected the operations of the business of Parent or any of its Subsidiaries.

(m) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor its Subsidiaries has disclosed, delivered, licensed or made available to any Person or agreed or obligated itself to disclose, deliver, license or make available to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Parent Source Code, other than disclosures to employees and individual independent contractors involved in the development of the Parent Platforms under binding written agreements that prohibit use or disclosure except in the performance of services for Parent or its Subsidiaries, as applicable. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the consummation of the transaction contemplated by this Agreement, would not result in Parent or its Subsidiaries having to disclose, deliver, license or make available to any Person or any escrow agent (or agree to do so) any Parent Source Code.

(n) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) to the knowledge of Parent, the software that has been incorporated into the Parent Platforms does not contain any Contaminants; and (ii) each of Parent and its Subsidiaries has implemented procedures consistent with standard industry practices to ensure that the Parent Platforms are free from Contaminants.

(o) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the knowledge of Parent, the Parent Platforms neither contain any bugs which adversely affect the value or functionality of the Parent Platforms nor fail to comply with any applicable warranty or other contractual commitment relating to use, functionality, or performance of such Parent Platform.

(p) Each of Parent and its Subsidiaries has been since the Reference Date and is in compliance with the terms and conditions of all applicable Open Source Licenses used by Parent or its Subsidiaries, as applicable, including attribution and copyright notice requirements, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Open Source Materials included in, used in or combined with, any component of the Parent Platforms, as the case may be, have not created an obligation on Parent or its Subsidiaries to grant, or granted, to any third party any rights or immunities under any Parent Source Code (including any obligation that such Parent Source Code be (i) disclosed or distributed in Source Code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge).

(q) To the knowledge of Parent, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there has been (i) no unauthorized access to the algorithms or software used in any Parent AI Component, or to the data used to train, teach, or improve any Parent AI Component; (ii) no unauthorized access to the systems used in the development, improvement or operation of the Parent AI Components; and (iii) no use of the Parent AI Components by a third party to engage in unlawful activity or any activity that violates Parent’s or any of its Subsidiaries’ license terms, terms of service or Contracts.

(r) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there has been (A) no complaint, claim, proceeding or litigation received by Parent or any of its Subsidiaries alleging that Training Data used in the development, training, improvement or testing of any Parent AI Component was falsified, biased, untrustworthy or manipulated in an unethical or unscientific way; and no report, finding or impact assessment of any internal or external auditor, technology review committee, independent technology consultant, whistle-blower, transparency or privacy advocate, labor union, journalist or academic that makes any such allegation and (B) no request from regulators or legislators received by Parent or any of its Subsidiaries concerning any Parent AI Component or related AI Technology.

Section 5.18 Transactions with Affiliates. Since the Reference Date through the date of this Agreement, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in Parent SEC Documents filed prior to the date hereof.

Section 5.19 Opinion of Financial Advisor. The Parent Board has received an opinion of Allen & Company LLC, financial advisor to Parent, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken set forth therein, the Share Consideration provided for pursuant to this Agreement is fair, from a financial point of view, to Parent.

Section 5.20 Finders’ Fees. Except for Allen & Company LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any finders or similar fee or commission from Parent or any of its Affiliates in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

Section 5.21 No Other Representations and Warranties. Except for the representations and warranties made by Parent in this Article V (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with the introduction to this Article V) and in the certificate to be delivered by Parent pursuant to Section 9.03(d), neither Parent nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or any other members of the Parent Group, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or any other member of the Parent Group or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. Parent and each other member of the Parent Group disclaims any other representations or warranties, whether made by any member of the Parent Group or any of their respective Affiliates or Representatives. Parent acknowledges and agrees that, except for the representations and warranties made by the Company in Article IV (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with the introduction to Article IV) and in the certificate to be delivered by the Company pursuant to Section 9.02(d), neither the Company nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. Parent specifically disclaims that it is relying on or has relied on any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

Article VI

COVENANTS OF THE COMPANY

Section 6.01 Conduct of the Company.

(a) From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except (w) as required by Applicable Law, (x) as set forth in Section 6.01(a) of the Company Disclosure Schedule, (y) as otherwise required or expressly contemplated by this Agreement, or (z) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business in all material respects and to preserve intact its business organization, keep available the services of its and their present officers and key employees and maintain its existing relations and goodwill with material customers, members, suppliers, licensors, licensees and other Third Parties with whom it has material business relations; provided that (i) no action by the Company or any of its Subsidiaries to the extent expressly permitted by an exception to any of Section 6.01(b)(i) through 6.01(b)(xx) shall be deemed to be a breach of this Section 6.01(a) and (ii) any failure to take any action prohibited by Section 6.01(b)(i) through 6.01(b)(xx) shall not be deemed a breach of this Section 6.01(a).

(b) From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except (x) as required by Applicable Law, (y) as set forth in Section 6.01(b) of the Company Disclosure Schedule or (z) as otherwise required or expressly contemplated by this Agreement, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:

(i) adopt or propose any change to the Company Organizational Document or the Deposit Agreement;

(ii) acquire (including by merger, consolidation, takeover offer, scheme of arrangement or acquisition of securities or assets or by any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any securities of or other equity interest in or assets comprising a business or division of any Person, or otherwise engage in any consolidations or business combinations, except for transactions solely between the Company and a wholly owned Subsidiary of the Company or solely between wholly owned Subsidiaries of the Company;

(iii) authorize, declare, set aside, make or pay any dividends or distribution with respect to its shares or other Equity Securities (including any Company ADS) (whether in cash, assets, shares or other securities of the Company or any of its Subsidiaries) (other than dividends or distributions made by any wholly owned Subsidiary of the Company to the Company or to any wholly owned Subsidiary of the Company) or enter into any agreement or arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to any of its shares or other Equity Securities (other than registration statements on Form S-8);

(iv) (A) split, combine, consolidate, subdivide, reduce, reclassify or redesignate any of its share capital or other Equity Securities, or redeem, purchase, cancel or otherwise acquire or offer to acquire any of its share capital or other Equity Securities, or issue or authorize the issuance of any of its share capital or other Equity Securities or any other securities in respect of, in lieu of or in substitution for, shares of its share capital or other Equity Securities (including any Company ADS) in the Company or any Subsidiary of the Company, except for (x) the acceptance of Company Ordinary Shares or Company ADSs as payment of the exercise price of Company Share Options or for withholding Taxes in respect of Company Share Options, (y) any such transaction involving the Company and its wholly owned Subsidiary or only wholly owned Subsidiaries of the Company or (z) transactions required to be taken by the Depositary or the Company under the Deposit Agreement in accordance with its terms, provided that no such transaction is a consequence of any action or omission by the Company or any of its Subsidiaries that would (in the absence of this clause (z) and clause (v)(D) below) be restricted by any provision of this Section 6.01 or (B) amend any term or alter any rights of any of the outstanding Company Ordinary Shares or other Equity Securities of the Company;

(v) issue, deliver, grant, sell, pledge, dispose of, charge, mortgage or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition, charging, mortgaging or encumbrance of, any shares, voting securities or other Equity Securities (including any Company ADS) in the Company or any Subsidiary of the Company or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or Equity Securities (including any Company ADS) or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Share Option under any existing Company Stock Plan (except as otherwise provided by the terms of any Company Employee Plan or pursuant to the Company Retention Plan), other than (A) issuances or grants of Company Ordinary Shares, Company ADSs or other securities as required pursuant to equity awards or obligations under Company Employee Plans outstanding on the date of this Agreement in accordance with the terms of the applicable Company Employee Plan in effect on the date of this Agreement or granted after the date of this Agreement not in violation of this Agreement, (B) sales of Company Ordinary Shares or Company ADSs pursuant to the exercise of Company Share Options if necessary to effectuate an optionee direction upon exercise or pursuant to the settlement of Company Share Options in order to satisfy Tax withholding obligations, (C) transactions solely between the Company and a wholly owned Subsidiary of the Company or solely between wholly owned Subsidiaries of the Company or (D) transactions required to be taken by the Depositary or the Company under the Deposit Agreement in accordance with its terms, provided that no such transaction is a consequence of any action or omission by the Company or any of its Subsidiaries that would (in the absence of this clause (D) and clause (iv)(A)(z) above) be restricted by any provision of this Section 6.01;

(vi) except as required by any Company Employee Plan as in existence as of the date hereof or established after the date hereof not in contravention of this clause (vi) or pursuant to the Company Retention Plan, (A) amend or agree to amend the terms and conditions of employment, engagement or appointment of, including increasing the compensation or benefits payable or to become payable to, any of its directors, executive officers, employees or other service providers, (B) grant or pay or commit to grant or pay to any of its directors, executive officers, or employees any bonuses, incentive compensation, retention awards or severance or termination pay, (C) establish, adopt, enter into, amend in any material respect or terminate any collective bargaining agreement (or any similar agreement, arrangement or commitment) with or to any labor organization, labor or trade union, works council, staff association or other employee representative body or any material Company Employee Plan or recognize (or take any step to recognize, including by negotiating with, or with any representative of) any labor organization, labor or trade union, works council, staff association or other employee representative body, (D) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Employee Plan, (E) terminate, or give notice to terminate, the employment of any Senior Employee, other than for cause, (F) hire or promote any new Senior Employees other than to replace any departed employee, provided that such hired or promoted employee is provided with compensation terms that are substantially similar to the terms of the departed employee’s employment with the Company immediately prior his or her departure, (G) provide any funding for any rabbi trust or similar arrangement, (H) other than any Contract to renew or otherwise continue an existing relationship with a professional employer organization as of the date hereof, enter into a Contract or relationship with a professional employer organization or (I) form or otherwise establish any employing entity in any country that does not currently have an employing entity, unless necessary to continue and maintain the Company’s day-to-day business operations;

(vii) liquidate (completely or partially), wind up, dissolve, place into administration or receivership, enter into any voluntary arrangement or other compromise with creditors, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of the Company or its Subsidiaries), or adopt any plan or resolution, or take any other action providing for any of the foregoing other than the winding up and dissolution of dormant Subsidiaries of the Company;

(viii) make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans solely among the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries, (B) advances for reimbursable employee expenses in the ordinary course of business consistent with past practice or (C) the extension of trade credit in the ordinary course of business consistent with past practice;

(ix) sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its material properties, rights or assets (including shares in the capital of the Company or its Subsidiaries), except (A) dispositions of obsolete or worthless equipment, supplies, inventory, merchandise, products or other assets in the ordinary course of business consistent with past practice, (B) licenses required under any Company Material Contract in accordance with the terms of that Company Material Contract in effect as of the date of this Agreement and non-exclusive licenses of Company Intellectual Property to service providers, consultants, contractors or vendors entered into for the provision of services to or for the benefit of the Company or any of its Subsidiaries, in the ordinary course of business or (C) pursuant to transactions solely among the Company and its wholly owned Subsidiaries or solely among wholly owned Subsidiaries of the Company;

(x) enter into or become bound by, or amend, modify, terminate or waive any Contract related to the acquisition or disposition or grant of any license with respect to material Intellectual Property Rights, other than amendments, modifications, terminations or waivers in the ordinary course of business consistent with past practice, or otherwise encumber any material Company Intellectual Property (including by the granting of any covenants, including any covenant not to sue or covenant not to assert), other than licenses required under any Company Material Contract in effect as of the date of this Agreement in accordance with the terms of that Company Material Contract and non-exclusive licenses of Company Intellectual Property (other than patents on a stand-alone basis) to service providers, consultants, contractors or vendors entered into for the provision of services to or for the benefit of the Company or any of its Subsidiaries in the ordinary course of business;

(xi) (A) enter into any Specified Material Contract, or materially modify, materially amend, extend or terminate (other than non-renewals or auto-renewals occurring in the ordinary course of business consistent with past practice or termination at the end of the Contract term in accordance with the terms of the Contract) any Specified Material Contract, or waive, release or assign any material rights or claims thereunder or (B) except as would not be adverse to the Company or any of its Subsidiaries in any material respect with respect to the Contract when viewed in the context of the benefits received by the Company and its Subsidiaries as a result, enter into any Company Material Contract (including by amendment of any Contract that is not a Company Material Contract such that such Contract becomes a Company Material Contract) that is not a Specified Material Contract, or materially modify, materially amend, extend or terminate (other than non-renewals or auto-renewals occurring in the ordinary course of business consistent with past practice or termination at the end of the Contract term in accordance with the terms of the Contract) any Company Material Contract that is not a Specified Material Contract, or waive, release or assign any material rights or claims thereunder, in each case of this clause (B), other than in the ordinary course of business consistent with past practice;

(xii) except (A) in amounts not to exceed 120% of the Company’s capital budget set forth on Section 6.01(b)(xii) of Company Disclosure Schedule in the aggregate or (B) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident, make any capital expenditure or expenditures enter into agreements or arrangements providing for capital expenditure or expenditures or otherwise commit to do so;

(xiii) waive, release, assign, compromise or settle any Proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Subsidiary of the Company is a plaintiff or defendant, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of any Proceeding that is not brought by a Governmental Authority and that: (A) is for an amount not to exceed, for any such compromise or settlement individually, $1,200,000, or in the aggregate, $3,000,000, (B) does not impose any injunctive relief on the Company or its Subsidiaries (other than customary confidentiality and de minimis contractual obligations in the applicable compromise or settlement agreement that are incidental to an award of monetary damages thereunder) and does not involve the admission of wrongdoing by the Company, any Subsidiary of the Company or any of their respective officers or directors and (C) does not provide for the license of any material Intellectual Property Rights or the termination or modification or amendment of any license of material Company Intellectual Property; provided, that any Proceeding related to Taxes shall be governed by Section 6.01(b)(xv);

(xiv) make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by IFRS or Applicable Law;

(xv) make, change or revoke any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, amend any material Tax Return, file any material Tax Return that is materially inconsistent with a previously filed Tax Return of the same type for a prior taxable period, settle or compromise any material liability for Taxes or any Tax Proceeding relating to a material amount of Taxes, enter into any advance pricing agreement or “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law), request any ruling from any Taxing Authority (other than a ruling requested in connection with the Transaction that is not inconsistent with this Agreement, provided that the Company has notified Parent of such ruling request, provided Parent with a written copy of the proposed ruling request for its review and comment, and considered in good faith any reasonable comments received from Parent), assume any liability for a material amount of Taxes of any other Person by Contract (other than a Contract described in Section 4.16(d)(ii)(y)), change its jurisdiction of Tax residence or request or otherwise agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(xvi) incur, assume, guarantee, endorse or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) for the incurrence of any Indebtedness solely among the Company and its wholly owned Subsidiaries or solely among wholly owned Subsidiaries of the Company, (B) currency derivatives in the ordinary course of business consistent with past practice and not for speculative purposes, (C) the incurrence of Indebtedness in the ordinary course of business in an amount at any time outstanding pursuant to this clause (C) not to exceed $3,000,000 in the aggregate;

(xvii) redeem, repurchase, defease or prepay any Indebtedness for borrowed money or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), except for (A) the repayment of any Indebtedness at its scheduled maturity or expiration of the applicable term, (B) the termination and settlement of currency derivatives entered into in the ordinary course of business consistent with past practice and nor for speculative purposes in accordance with their terms and (C) solely among the Company and its wholly owned Subsidiaries or solely among wholly owned Subsidiaries of the Company;

(xviii) enter into any transactions or Contracts with any affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC other than to the extent permitted under clause (v) or (vi) of this Section 6.01(b);

(xix) (A) acquire or agree to acquire any real property or enter into, or agree to enter into, any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) (B) sell, assign, dispose of, surrender or exercise any right to terminate, or agree to sell, assign, dispose of, surrender or exercise any right to terminate, any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), (C) materially modify or amend or exercise any right to renew any lease, or waive any material term or condition thereof or grant any material consents thereunder, in each case, except as would not be adverse to the Company or its Subsidiaries in any material respect with respect to the lease when viewed in the context of the benefits received by the Company and its Subsidiaries as a result, or (D) grant or otherwise create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any real property leased by the Company or any Subsidiary of the Company, or any interest therein or part thereof (other than a Permitted Lien), in the case of each of clauses (A) through (D), other than in the ordinary course of business consistent with past practice;

(xx) adopt or otherwise implement any shareholder rights plan, “poison-pill” or other comparable agreement with respect to any member of the Parent Group;

(xxi) other than where required under a Company Material Contract existing on the date of this Agreement (A) commence, alone or with any third party, the initiation of any clinical study that has not been disclosed to Parent or its Representatives prior to the date of this Agreement or the initiation of a new part or a new phase of an already ongoing study, (B) unless required by any Governmental Authority or, subject to prior consultation in good faith with Parent (to the extent permitted by Applicable Law), for health or safety reasons, discontinue, terminate or suspend any ongoing material research program or clinical study, or (C) unless required by any Governmental Authority or, subject to prior consultation in good faith with Parent (to the extent permitted by Applicable Law), for health or safety reasons, make any material restrictions to any ongoing material clinical study, in each case, relating to the Company Platform or a Company Internal Drug Product Candidate; or

(xxii) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

(c) Until the earlier of the termination of this Agreement and the Closing, anything to the contrary set forth in this Agreement notwithstanding, the Company shall not, and shall cause its Affiliates not to, directly or indirectly (whether by merger, consolidation, takeover offer, scheme of arrangement or otherwise), acquire, purchase, lease or license or otherwise enter into a transaction with (or agree to acquire, purchase, lease or license or otherwise enter into a transaction with) any business, corporation, partnership, association or other business organization or division or part thereof that would reasonably be expected to (i) impose any material delay in the satisfaction of, or increase materially the risk of not satisfying the conditions set forth in Section 9.01(d) (to the extent related to any Antitrust Law or Foreign Investment Law) or the conditions set forth in Section 9.01(f); (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting or enjoining the consummation of the Transaction; or (iii) otherwise prevent or materially delay or impair the consummation of the Transaction. The fact that a merger, acquisition or similar transaction requires approval under the Antitrust Laws or Foreign Investment Law shall not in and of itself restrict such transaction under this Section 6.01(c).

(d) Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ businesses or operations, other than after the Closing.

Section 6.02 No Solicitation by the Company.

(a) From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except as otherwise set forth in this Section 6.02, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ respective Representatives not to, directly or indirectly, (i) solicit, initiate, participate in, knowingly facilitate, knowingly assist or knowingly encourage any inquiries regarding, or the making or submission of, any Acquisition Proposal or any inquiry, indication of interest, proposal, offer or request that would reasonably be expected to lead to an Acquisition Proposal, (ii) (A) enter into, continue or participate in any discussions or negotiations in respect of any Acquisition Proposal or any such inquiry, indication of interest, proposal, offer or request or (B) furnish to any Third Party any information in connection with any Acquisition Proposal or any such inquiry, indication of interest, proposal offer or request, (iii) enter into or adopt any letter of intent, heads of terms, memorandum of understanding or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to an Acquisition Proposal (other than an Acceptable Company Confidentiality Agreement), (iv) recommend or approve or publicly propose to recommend, adopt or approve any Acquisition Proposal, (v) withdraw, or qualify, amend or modify in a manner adverse to Parent (or publicly propose to withdraw, or qualify, amend or modify in a manner adverse to Parent), the Company Board Recommendation, or resolve or agree to take any such action, (vi) fail to include the Company Board Recommendation in the Proxy Statement and the Scheme Document Annex, (vii) take any action to make any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations inapplicable to any Acquisition Proposal, or (viii) resolve or agree to do any of the foregoing (any of the foregoing clauses (iv)-(vi) or clause (viii) (to the extent relating to clauses (iv)-(vi)), a “Company Adverse Recommendation Change”).

(b) The foregoing notwithstanding, if at any time prior to the receipt of the Company Shareholder Approvals (the “Company Approval Time”), the Company Board receives a bona fide written Acquisition Proposal made after the date of this Agreement that has not resulted from a material breach of this Section 6.02, the Company Board, directly or indirectly through its Representatives, may, if the Company Board determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that such Acquisition Proposal is or would reasonably be expected to lead to a Superior Proposal, and after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, subject to compliance with Section 6.02(c), (i) engage in negotiations or discussions with such Third Party and its Representatives and financing sources and (ii) furnish to such Third Party and its Representatives and financing sources information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement that (A) does not contain any provision that would prevent the Company from complying with its obligation to provide disclosure to Parent pursuant to this Section 6.02 and (B) contains provisions that, in each case, are not materially less favorable to the Company than those contained in the Confidentiality Agreement (provided that no such confidentiality agreement shall be required to contain any standstill or similar provisions) (such a confidentiality agreement, an “Acceptable Company Confidentiality Agreement”), a copy of which Acceptable Company Confidentiality Agreement shall be provided to Parent promptly after its execution; provided, that all such information (to the extent that such information is non-public and has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party.

(c) The Company shall notify Parent as promptly as practicable (but in no event later than 24 hours) after receipt by the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its or their Representatives of any Acquisition Proposal, any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries in connection with any such Acquisition Proposal, inquiry, indication of interest, proposal or offer, which notice shall be provided in writing and shall identify the Person(s) making, and the material terms and conditions of, any such Acquisition Proposal, inquiry, indication of interest, proposal offer or request. The Company shall thereafter (i) keep Parent reasonably informed, on a reasonably current basis, of any material developments (including material oral communications relating to the terms and conditions of any Acquisition Proposal) or changes in the status and details (including any changes to the type and amount of consideration) of any such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request and (ii) as promptly as practicable (but in no event later than 24 hours after receipt) provide to Parent unredacted copies of any written proposals, indications of interest, draft agreements and other written materials relating to the financial terms or other material terms and conditions of such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request exchanged between the Company or any of its Subsidiaries or Representatives and the Person(s) making such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request or any of its Affiliates or its or their Representatives.

(d) Anything in this Section 6.02 to the contrary notwithstanding, prior to the Company Approval Time, if the Company Board receives a bona fide written Acquisition Proposal made after the date of this Agreement that has not resulted from a material breach of this Section 6.02 and the Company Board determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal, and after consultation with the Company’s outside legal counsel, that the failure to take such action in response to such Superior Proposal would be inconsistent with its fiduciary duties under Applicable Law, the Company Board may, subject to compliance with this Section 6.02(d), (i) make a Company Adverse Recommendation Change or (ii) terminate this Agreement in accordance with Section 10.01(d)(iii); provided, that (A) the Company shall first notify Parent in writing at least four Business Days before taking such action that the Company intends to take such action, which notice shall include an unredacted copy of such proposal and a copy of any financing commitments (in the form provided to the Company) relating thereto (and, to the extent not in writing, the material terms and conditions thereof and the identity of the Person(s) making any such Acquisition Proposal), (B) the Company and its Representatives shall negotiate in good faith with Parent and their Representatives during such four Business Day notice period, to the extent Parent wishes to negotiate and make itself reasonably available to negotiate, to enable Parent to jointly propose revisions to the terms of this Agreement, (C) upon the end of such notice period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement committed to in a binding written proposal by Parent, and shall have determined in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that such Superior Proposal would nevertheless continue to constitute a Superior Proposal if such revisions proposed by Parent were to be given effect, and after consultation with the Company’s outside legal counsel, that the failure to take such action in response to such Superior Proposal would continue to be inconsistent with its fiduciary duties under Applicable Law and (D) in the event of any change, from time to time, to any of the financial terms or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) of this proviso and a new notice period under clause (A) of this proviso shall commence each time, except each such notice period shall be two Business Days (instead of four Business Days), during which time the Company shall be required to comply with the requirements of this Section 6.02(d) anew with respect to each such additional notice, including clauses (A) through (D) above of this proviso.

(e) Anything in Section 6.02(a) to the contrary notwithstanding, at any time prior to Company Approval Time, the Company Board may make a Company Adverse Recommendation Change of the type described in clauses (v), (vi) or (viii) (to the extent relating to the foregoing clauses (v) or (vi)) of the definition thereof in response to an Intervening Event if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to make such Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law; provided, that (i) the Company shall first notify Parent in writing at least four Business Days before taking such action that the Company intends to take such action, which notice shall include a reasonably detailed description of such Intervening Event (including the facts and circumstances providing the basis for the determination by the Company Board to effect such Company Adverse Recommendation Change), (ii) the Company and its Representatives shall negotiate in good faith with Parent and their Representatives during such four Business Day period, to the extent Parent wishes to negotiate and make itself reasonably available to negotiate, to enable Parent to jointly propose revisions to the terms of this Agreement, (iii) the Company and its Representatives shall provide to Parent and their Representatives all applicable information with respect to such Intervening Event reasonably requested by Parent to permit it to propose revisions to the terms of the Agreement, and (iv) upon the end of such notice period, the Company Board shall have considered in good faith any such revisions to the terms of this Agreement committed to in a binding written proposal by Parent, and shall have determined in good faith, after consultation with the Company’s outside legal counsel, that the failure to make such Company Adverse Recommendation Change in response to such Intervening Event would continue to be inconsistent with its fiduciary duties under Applicable Law.

(f) The Company shall, and shall cause its Subsidiaries to, and shall cause its and its Subsidiaries’ Representatives to, cease immediately any and all existing discussions or negotiations, if any, with any Third Party conducted prior to or ongoing as of the date of this Agreement with respect to any actual or potential (including if such discussions or negotiations were for the purpose of soliciting any) Acquisition Proposal or with respect to any indication, proposal, request or inquiry that would reasonably be expected to lead to an Acquisition Proposal and shall promptly instruct any such Third Party (and any of its Representatives) in possession of confidential information about the Company or any of its Subsidiaries that was furnished by or on behalf of the Company in connection with such discussions or negotiations to return or destroy all such information promptly after the date hereof in accordance with the relevant confidentiality agreement between the Company and such Third Party. The Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement (other than in the Confidentiality Agreement), unless the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law.

(g) Nothing contained in this Section 6.02 shall prevent the Company Board from (i) taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act, (ii) making any required disclosure to the Company Shareholders if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (iii) making any “stop, look and listen” communication to the Company Shareholders pursuant to Rule 14d-9(f) promulgated under the 1934 Act; provided, that in the case of any of (i), (ii) or (iii), any such action or disclosure that would constitute a Company Adverse Recommendation Change may only be made in compliance with the foregoing provisions of this Section 6.02, or (iv) making honest and complete disclosure to the Court at the hearing to sanction the Scheme of Arrangement as required by Applicable Law.

Section 6.03 Takeover Statutes. The Company shall (a) take all action within its control necessary, if any, so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws or regulations, or any similar provision of the Company Organizational Document is or becomes applicable to the Transaction or any of the other transactions contemplated hereby, and (b) if any such anti-takeover law, regulation or provision is or becomes applicable to the Transaction or any other transactions contemplated hereby, cooperate and grant such approvals and take such actions within its control as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby. The Company shall not take (or omit to take) any action which would reasonably be expected to result in (i) the Takeover Code applying to the Company, the Transaction or any other transactions contemplated by this Agreement or (ii) the Transaction or any other transactions contemplated by this Agreement becoming subject to the jurisdiction of the Panel. If, at any time, the Company receives a notification or communication from the Panel to the effect that it may assert jurisdiction over the Transaction or that the Company may be or become subject to the Takeover Code, the Company shall notify Parent as promptly as reasonably practicable. In such circumstances, each of the Parties agrees that it shall reasonably cooperate with each other in making representations to the Panel to seek a ruling that the Company is not subject to the Takeover Code and, if necessary, to appeal such ruling to the Panel’s Hearings Committee and the Takeover Appeal Board.

Section 6.04 Access to Information.

(a) All information furnished pursuant to this Agreement shall be subject to the Confidentiality Agreement.

(b) On reasonable notice, during normal business hours during the period from the date of this Agreement to the earlier of the Effective Time or the valid termination of this Agreement, the Company shall, and shall cause its Subsidiaries to, afford to each member of the Parent Group and their Representatives reasonable access to the Company’s and its Subsidiaries’

properties, offices, personnel, Contracts, books, and records all other information concerning its businesses, properties and personnel (other than any of the foregoing to the extent specifically related to the negotiation and execution of this Agreement, or, except as expressly provided in Section 6.02, to any Acquisition Proposal), in each case, as any member of the Parent Group or its relevant Representatives (as applicable) reasonably requests in anticipation or furtherance of the consummation of the transactions contemplated hereby (including for integration planning) and in a manner so as to not unreasonably interfere with the normal business operations of the Company or any of its Subsidiaries. During such period described in the immediately preceding sentence, on reasonable notice and subject to Applicable Law and during normal business hours, the Company shall instruct its pertinent Representatives to reasonably cooperate with the Parent Group in their review of any such information provided or made available pursuant to the immediately preceding sentence.

(c) Anything to the contrary in Section 6.04(b) notwithstanding, the Company and its Subsidiaries shall not be required to provide such access or disclosure of information if it (i) would, as reasonably determined based on the advice of outside counsel, jeopardize any attorney-client, attorney-work product or other similar privilege with respect to such information, (ii) would contravene any Applicable Law or confidentiality agreement with a third party entered into prior to the date hereof or after the date hereof in the ordinary course of business, (iii) would result in the disclosure of any valuations of the Company in connection with the transactions contemplated by this Agreement or any other strategic alternatives, (iv) would be for the purpose of disclosure of such information in any Proceeding between the Parties; provided, that, in the case of clauses (i), (ii) and (iii), the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply (including (x) obtaining any required consent from any Third Party and (y) redacting such information (A) to remove references concerning valuation, (B) as necessary to comply with any Contract in effect on the date of this Agreement or after the date of this Agreement and (C) as necessary to address reasonable attorney-client, work-product or other privilege or confidentiality concerns) and to provide such information as to the applicable matter as can be conveyed.

(d) Anything to the contrary in this Section 6.04 notwithstanding, nothing in this Section 6.04 shall be construed to require the Company, any of its Subsidiaries or any of their Representatives to prepare any financial statements, projections, reports, analyses, appraisals or opinions that are not readily available.

Article VII

COVENANTS OF PARENT

Section 7.01 Conduct of Parent.

(a) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except (w) as required by Applicable Law, (x) as set forth in Section 7.01(a) of the Parent Disclosure Schedule, (y) as otherwise required or expressly contemplated by this Agreement, or (z) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business in all material respects and to preserve intact its business organization, keep available the services of its and their present officers and key employees and maintain its existing relations and goodwill with material customers, members, suppliers, licensors, licensees and other Third Parties with whom it has material business relations; provided that (i) no action by Parent or any of its Subsidiaries to the extent expressly permitted by an exception to any of Section 7.01(b)(i) through Section 7.01(b)(x) shall be deemed to be a breach of this Section 7.01(a) and (ii) any failure to take any action prohibited by Section 7.01(b)(i) through Section 7.01(b)(x) shall not be deemed a breach of this Section 7.01(a).

(b) From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except (x) as required by Applicable Law, (y) as set forth in Section 7.01 of the Parent Disclosure Schedule, or (z) as otherwise required or expressly contemplated by this Agreement, without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause its Subsidiaries not to:

(i) adopt or propose any change to the Parent Organizational Documents;

(ii) acquire (including by merger, consolidation, takeover offer, scheme of arrangement or acquisition of securities or assets or by any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any securities of or other equity interest in or assets comprising a business or division of any Person, in each case for cash consideration, except (A) for transactions solely between Parent and a wholly owned Subsidiary of Parent or solely between wholly owned Subsidiaries of Parent or (B) any such acquisition involving cash payments not exceeding, individually or in the aggregate, $50,000,000;

(iii) authorize, declare, set aside, make or pay any dividends or distribution with respect to its shares or other Equity Securities (whether in cash, assets, shares or other securities of Parent or any of its Subsidiaries) (other than dividends or distributions made by any wholly owned Subsidiary of Parent to Parent or to any wholly owned Subsidiary of Parent);

(iv) (A) split, combine, consolidate, subdivide, reduce, reclassify or redesignate any of its share capital or other Equity Securities, or redeem, purchase, cancel or otherwise acquire or offer to acquire any of its share capital or other Equity Securities, or issue or authorize the issuance of any of its share capital or other Equity Securities or any other securities in respect of, in lieu of or in substitution for, shares of its share capital or other Equity Securities in Parent or any Subsidiary of Parent, except for (x) the acceptance of shares of Parent Common Stock as payment of the exercise price of options or equity awards and/or the payment of withholding taxes upon exercise or settlement of any such options or awards, or the acceptance or cancelation of shares of Parent Class B Common Stock upon the conversion or exchange thereof, or (y) any such transaction involving Parent and its wholly owned Subsidiary or only wholly owned Subsidiaries of Parent or (B) amend any term or alter any rights of any of the outstanding shares of Parent Common Stock or other Equity Securities of Parent (other than Equity Securities granted under any Parent Employee Plan);

(v) issue any shares of capital stock of Parent or issue any securities convertible into or exchangeable or exercisable for any such shares or other Equity Securities of Parent or its Subsidiaries, other than (A) issuances or grants of equity awards under Parent Employee Plans; provided that any such grants shall not, with respect to each Parent Employee Plan, cover a number of shares of Parent Common Stock that exceeds the sum of (1) the amount of Parent Common Stock that remains reserved, but unissued under such Parent Employee Plan as of the date of this Agreement plus (2) any shares of Parent Common Stock automatically added to the share reserve of such Parent Employee Plan following the date of this Agreement pursuant to its terms as in effect on the date of this Agreement (including with respect to annual “evergreen” and share recycling provisions), (B) issuances of shares of Parent Common Stock or other securities as required pursuant to equity awards or obligations under Parent Employee Plans, or upon conversion of, or in exchange for, shares of Parent Class B Common Stock, (C) issuances of shares of Parent Common Stock not to exceed 20% of the aggregate amount of the shares of Parent Common Stock outstanding on the date of this Agreement in one or more transactions, the primary purpose of which is raising capital; provided that, with respect to this clause (C), (1) prior to (or on) December 31, 2024, Parent may not issue or sell any such shares in any such transaction at an offering price per share that is less than $6.37 and (2) on or after January 1, 2025, Parent may not issue or sell in such transactions shares of Parent Common Stock that exceed an amount equal to 10% of the aggregate amount of shares of Parent Common Stock outstanding on the date of this Agreement at an offering price per share that is less than $5.73, or (D) issuances of Parent Common Stock not to exceed an amount equal to 20% of the aggregate amount of the shares of Parent Common Stock outstanding on the date of this Agreement in one or more transactions that are part of one or more strategic transactions, the primary purpose of which is not raising capital between Parent or any of its Subsidiaries, on the one hand, and one or more Third Parties, on the other hand; provided that, with respect to this clause (D), Parent may not issue or sell shares of Parent Common Stock that exceed an amount equal to 10% of the aggregate amount of shares of Parent Common Stock outstanding on the date of this Agreement in such transactions for cash and provided, further, that the per share offering price of such shares issued or sold for cash may not be less than $5.73;

(vi) liquidate (completely or partially), wind up, dissolve, place into administration or receivership, enter into any voluntary arrangement or other compromise with creditors, restructure, recapitalize or effect any other reorganization, or adopt any plan or resolution, or take any other action providing for any of the foregoing other than the winding up and dissolution of dormant Subsidiaries of Parent;

(vii) make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or Applicable Law;

(viii) make, change or revoke any material Tax election adopt or change any Tax accounting period or material method of Tax accounting, amend any material Tax Return, file any material Tax Return that is materially inconsistent with a previously filed Tax Return of the same type for a prior taxable period, settle or compromise any material liability for Taxes or any Tax Proceeding relating to a material amount of Taxes, enter into any advance pricing agreement or “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law), request any ruling from any Taxing Authority (other than a ruling requested in connection with the Transaction that is not inconsistent with this Agreement, provided that Parent has notified the Company of such ruling request, provided the Company with a written copy of the proposed ruling request for its review and comment, and considered in good faith any reasonable comments received from the Company), assume any liability for a material amount of Taxes of any other Person by Contract (other than a Contract described in Section 5.15(c)(ii)(y)), change its jurisdiction of Tax residence or request or otherwise agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(ix) incur, assume, guarantee, endorse or otherwise become liable for or modify in any material respects the terms of any Indebtedness or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) for the incurrence of any Indebtedness solely among Parent and its wholly owned Subsidiaries or solely among wholly owned Subsidiaries of Parent, (B) currency derivatives not for speculative purposes, (C) Indebtedness of the type described in clause (d) or (g) of the definition of “Indebtedness” incurred in the ordinary course of business or (D) the incurrence of Indebtedness in an amount at any time outstanding pursuant to this clause (D) not to exceed $50,000,000 in the aggregate; or

(x) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

(c) Until the earlier of the termination of this Agreement and the Closing, anything to the contrary set forth in this Agreement notwithstanding, Parent shall not, and shall cause its Affiliates not to, directly or indirectly (whether by merger, consolidation, takeover offer, scheme of arrangement or otherwise), acquire, purchase, lease or license or otherwise enter into a transaction with (or agree to acquire, purchase, lease or license or otherwise enter into a transaction with) any business, corporation, partnership, association or other business organization or division or part thereof that would reasonably be expected to (i) impose any material delay in the satisfaction of, or increase materially the risk of not satisfying the conditions set forth in Section 9.01(d) (to the extent related to any Antitrust Law or Foreign Investment Law) or the conditions set forth in Section 9.01(f); (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting or enjoining the consummation of the Transaction; or (iii) otherwise prevent or materially delay or impair the consummation of the Transaction. The fact that a merger, acquisition or similar transaction requires approval under the Antitrust Laws or Foreign Investment Law shall not in and of itself restrict such transaction under this Section 7.01(c).

Section 7.02 No Solicitation by Parent.

(a) From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except as otherwise set forth in this Section 7.02, Parent shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ respective Representatives not to, directly or indirectly, (i) solicit, initiate, participate in, knowingly facilitate, knowingly assist or knowingly encourage any inquiries regarding, or the making or submission of, any Parent Acquisition Proposal or any inquiry, indication of interest, proposal, offer or request that would reasonably be expected to lead to a Parent Acquisition Proposal, (ii) (A) enter into, continue or participate in any discussions or negotiations in respect of any Parent Acquisition Proposal or any such inquiry, indication of interest, proposal, offer or request or (B) furnish to any Third Party any information in connection with any Parent Acquisition Proposal or any such inquiry, indication of interest, proposal offer or request, (iii) enter into or adopt any letter of intent, heads of terms, memorandum of understanding or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Parent Acquisition Proposal (other than an Acceptable Parent Confidentiality Agreement), (iv) recommend or approve or publicly propose to recommend, adopt or approve any Parent Acquisition Proposal, (v) withdraw, or qualify, amend or modify in a manner adverse to the Company (or publicly propose to withdraw, or qualify, amend or modify in a manner adverse to the Company), the Parent Board Recommendation, or resolve or agree to take any such action, (vi) fail to include the Parent Board Recommendation in the Proxy Statement and the Scheme Document Annex, (vii) take any action to make any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations inapplicable to any Parent Acquisition Proposal, or (viii) resolve or agree to do any of the foregoing (any of the foregoing clauses (iv)-(vi) or clause (viii) (to the extent relating to clauses (iv)-(vi)), a “Parent Adverse Recommendation Change”).

(b) The foregoing notwithstanding, if at any time prior to the receipt of the Parent Stockholder Approval (the “Parent Approval Time”), the Parent Board receives a bona fide written Parent Acquisition Proposal made after the date of this Agreement that has not resulted from a material breach of this Section 7.02, the Parent Board, directly or indirectly through its Representatives, may, if the Parent Board determines in good faith, after consultation with Parent’s financial advisor and outside legal counsel, that such Parent Acquisition Proposal is or would reasonably be expected to lead to a Parent Superior Proposal and, after consultation with Parent’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, subject to compliance with Section 7.02(c), (i) engage in negotiations or discussions with such Third Party and its Representatives and financing sources and (ii) furnish to such Third Party and its Representatives and financing sources information relating to Parent or any of its Subsidiaries pursuant to a confidentiality agreement that (A) does not contain any provision that would prevent Parent from complying with its obligation to provide disclosure to the Company pursuant to this Section 7.02 and (B) contains provisions that, in each case, are not materially less favorable to Parent than those contained in the Confidentiality Agreement (provided that no such confidentiality agreement shall be required to contain any standstill or similar provisions) (such a confidentiality agreement, an “Acceptable Parent Confidentiality Agreement”), a copy of which Acceptable Parent Confidentiality Agreement shall be provided to the Company promptly after its execution; provided, that all such information (to the extent that such information is non-public and has not been previously provided or made available to the Company) is provided or made available to Parent, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party.

(c) Parent shall notify the Company as promptly as practicable (but in no event later than 24 hours) after receipt by Parent or any of its Subsidiaries or, to the knowledge of Parent, any of its or their Representatives of any Parent Acquisition Proposal, any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to any Parent Acquisition Proposal or any request for information relating to Parent or any of its Subsidiaries in connection with any such Parent Acquisition Proposal, inquiry, indication of interest, proposal or offer, which notice shall be provided in writing and shall identify the Person(s) making, and the material terms and conditions of, any such Parent Acquisition Proposal, inquiry, indication of interest, proposal offer or request. Parent shall thereafter (i) keep the Company reasonably informed, on a reasonably current basis, of any material developments (including material oral communications relating to the terms and conditions of any Parent Acquisition Proposal) or changes in the status and details (including any changes to the type and amount of consideration) of any such Parent Acquisition Proposal, inquiry, indication of interest, proposal, offer or request and (ii) as promptly as practicable (but in no event later than 24 hours after receipt) provide to the Company unredacted copies of any written proposals, indications of interest, draft agreements and other written materials relating to the financial terms or other material terms and conditions of such Parent Acquisition Proposal, inquiry, indication of interest, proposal, offer or request exchanged between Parent or any of its Subsidiaries or Representatives and the Person(s) making such Parent Acquisition Proposal, inquiry, indication of interest, proposal, offer or request or any of its Affiliates or its or their Representatives.

(d) Anything in this Section 7.02 to the contrary notwithstanding, prior to the Parent Approval Time, if the Parent Board receives a bona fide written Parent Acquisition Proposal made after the date of this Agreement that has not resulted from a material breach of this Section 7.02 and the Parent Board determines in good faith, after consultation with Parent’s financial advisor and outside legal counsel, that such Parent Acquisition Proposal constitutes a Parent Superior Proposal and, after consultation with Parent’s outside legal counsel, that the failure to take such action in response to such Parent Superior Proposal would be inconsistent with its fiduciary duties under Applicable Law, the Parent Board may, subject to compliance with this Section 7.02(d), (i) make a Parent Adverse Recommendation Change or (ii) terminate this Agreement in accordance with Section 10.01(c)(iii); provided, that (A) Parent shall first notify the Company in writing at least four Business Days before taking such action that Parent intends to take such action, which notice shall include an unredacted copy of such proposal and a copy of any financing commitments (in the form provided to Parent) relating thereto (and, to the extent not in writing, the material terms and conditions thereof and the identity of the Person(s) making any such Parent Acquisition Proposal), (B) Parent and its Representatives shall negotiate in good faith with the Company and its Representatives during such four Business Day notice period, to the extent the Company wishes to negotiate and make itself reasonably available to negotiate, to enable the Company to propose revisions to the terms of this Agreement, (C) upon the end of such notice period, the Parent Board shall have considered in good faith any revisions to the terms of this Agreement committed to in a binding written proposal by the Company, and shall have determined in good faith, after consultation with Parent’s financial advisor and outside legal counsel, that such Parent Superior Proposal would nevertheless continue to constitute a Parent Superior Proposal if such revisions proposed by the Company were to be given effect and, after consultation with

Parent’s outside legal counsel, that the failure to take such action in response to such Parent Superior Proposal would continue to be inconsistent with its fiduciary duties under Applicable Law and (D) in the event of any change, from time to time, to any of the financial terms or any other material terms of such Parent Superior Proposal, Parent shall, in each case, have delivered to the Company an additional notice consistent with that described in clause (A) of this proviso and a new notice period under clause (A) of this proviso shall commence each time, except each such notice period shall be two Business Days (instead of four Business Days), during which time Parent shall be required to comply with the requirements of this Section 7.02(d) anew with respect to each such additional notice, including clauses (A) through (D) above of this proviso.

(e) Anything in Section 7.02(a) to the contrary notwithstanding, at any time prior to Parent Approval Time, the Parent Board may make a Parent Adverse Recommendation Change of the type described in clauses (v), (vi) or (viii) (to the extent relating to the foregoing clauses (v) or (vi)) of the definition thereof in response to a Parent Intervening Event if the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to make such Parent Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law; provided, that (i) Parent shall first notify the Company in writing at least four Business Days before taking such action that Parent intends to take such action, which notice shall include a reasonably detailed description of such Parent Intervening Event (including the facts and circumstances providing the basis for the determination by the Parent Board to effect such Parent Adverse Recommendation Change), (ii) Parent and its Representatives shall negotiate in good faith with the Company and its Representatives during such four Business Day period, to the extent the Company wishes to negotiate and make itself reasonably available to negotiate, to enable the Company to propose revisions to the terms of this Agreement, (iii) Parent and its Representatives shall provide to the Company and its Representatives all applicable information with respect to such Parent Intervening Event reasonably requested by the Company to permit it to propose revisions to the terms of the Agreement, and (iv) upon the end of such notice period, the Parent Board shall have considered in good faith any such revisions to the terms of this Agreement committed to in a binding written proposal by the Company, and shall have determined in good faith, after consultation with Parent’s outside legal counsel, that the failure to make such Parent Adverse Recommendation Change in response to such Parent Intervening Event would continue to be inconsistent with its fiduciary duties under Applicable Law.

(f) Parent shall, and shall cause its Subsidiaries to, and shall cause its and its Subsidiaries’ Representatives to, cease immediately any and all existing discussions or negotiations, if any, with any Third Party conducted prior to or ongoing as of the date of this Agreement with respect to any actual or potential (including if such discussions or negotiations were for the purpose of soliciting any) Parent Acquisition Proposal or with respect to any indication, proposal, request or inquiry that would reasonably be expected to lead to a Parent Acquisition Proposal and shall promptly instruct any such Third Party (and any of its Representatives) in possession of confidential information about Parent or any of its Subsidiaries that was furnished by or on behalf of Parent in connection with such discussions or negotiations to return or destroy all such information promptly after the date hereof in accordance with the relevant confidentiality agreement between Parent and such Third Party. Parent shall enforce, and not waive, terminate or modify without the Company’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement (other than in the Confidentiality Agreement), unless the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law.

(g) Nothing contained in this Section 7.02 shall prevent the Parent Board from (i) taking and disclosing to the Parent Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act, (ii) making any required disclosure to the Parent Stockholders if the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law or (iii) making any “stop, look and listen” communication to the Parent Stockholders pursuant to Rule 14d-9(f) promulgated under the 1934 Act; provided, that in the case of any of (i), (ii) or (iii), any such action or disclosure that would constitute a Parent Adverse Recommendation Change may only be made in compliance with the foregoing provisions of this Section 7.02.

Section 7.03 Director and Officer Liability.

(a) Parent agrees that, to the fullest extent permitted under Applicable Law, all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, existing as at the date of this Agreement in favor of the current or former directors and officers of the Company or its Subsidiaries as provided in their respective articles of association or other organizational documents or in any agreement or deed of indemnity shall survive the Transaction and shall continue in full force and effect in accordance with their terms. For a period of six years from the Effective Time, to the fullest extent permitted under Applicable Law, Parent shall cause the Company and its Subsidiaries to maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the articles of association or similar organizational documents of the Company and its Subsidiaries in effect as at the date of this Agreement or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors or officers in effect as at the date of this Agreement, and to the fullest extent permitted under Applicable Law shall not permit the Company or any of its Subsidiaries to amend, repeal or otherwise modify any such provisions or any such indemnification agreements or the exculpation, indemnification or advancement of expenses provisions of the organizational documents of the Company or its Subsidiaries in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the disposition of such Proceeding or resolution of such claim. Following the Closing Parent shall cause the Company to comply with the terms of this Section 7.03(a).

(b) Parent shall indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current or former director or officer of the Company or any of its Subsidiaries or each person who has served as a manager, director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case to the fullest extent permitted under Applicable Law against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking consistent with Applicable Law and the Company Organizational Document, as applicable, to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding, arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred at or before the Effective Time (including acts or omissions in connection with (x) such Indemnified Party serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company or (y) any of the transactions contemplated by this Agreement).

(c) For a period of six years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by the Company and its Subsidiaries with respect to matters existing or arising at or before the Effective Time (provided that Parent may substitute these for policies with a carrier with reasonably comparable credit ratings to the existing carrier of at least the same coverage and amounts and containing terms and conditions that it reasonably considers are no less favorable to the insureds); provided, however, that Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages (the “Maximum Amount”) required to be obtained pursuant hereto, but in such case where the quoted premium exceeds the Maximum Amount, it shall purchase as much coverage as reasonably practicable for the Maximum Amount. If the Company or Parent elects, then the Company or Parent, as applicable, may, prior to the Effective Time, purchase a six-year prepaid “tail policy” providing insurance coverage, benefits and terms no less favorable to the Indemnified Parties than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time; provided that in no event shall the cost of such policy exceed the Maximum Amount (it being understood and agreed that the Company or Parent, as applicable, shall, where the quoted premium for the “tail policy” exceeds the Maximum Amount, purchase as much coverage as reasonably practicable for the Maximum Amount) and, if such a “tail policy” is purchased, there shall be no further obligations under this Section 7.03(c).

(d) In the event that after the Effective Time (i) Parent, the Company or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its respective successors or assigns dissolves the Company, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Company, as applicable, shall assume all of the obligations thereof set forth in this Section 7.03.

(e) The obligations of Parent under this Section 7.03 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 7.03 applies without the consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 7.03 applies shall be third-party beneficiaries of this Section 7.03, and (ii) this Section 7.03 shall survive consummation of the Transaction and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Parent and its successors and assigns.

Section 7.04 Section 16 Matters(a) . Prior to the Effective Time, Parent shall take all such steps as may be reasonably necessary or advisable (to the extent permitted under Applicable Law) to cause any acquisitions of Parent Common Stock (including derivative securities referencing the same) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the 1934 Act to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Article VIII

COVENANTS OF THE COMPANY AND PARENT

Section 8.01 Notices of Certain Events. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Authority or from any other Person alleging that the consent of such Person is or may be required in connection with the Transaction, the Scheme of Arrangement or the other transactions contemplated by this Agreement, if the failure of such Party to obtain such consent could be material to the Company or Parent (including to Parent following the Closing) or (ii) of any legal Proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries in connection with the Transaction, the Scheme of Arrangement or the other transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 8.01 shall not cure any breach of any representation or warranty requiring disclosure of such matter in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article IX or give rise to any right to terminate under Article X.

Section 8.02 Filings, Consents and Approvals.

(a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall (and each shall cause its Subsidiaries to) use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Transaction and other transactions contemplated hereby as promptly as reasonably practicable, including (i) (A) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all Filings as are necessary, proper or advisable to consummate the Transaction and the other transactions contemplated hereby, (B) using reasonable best efforts to obtain, as promptly as practicable, and thereafter maintain, all Consents from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Transaction or other transactions contemplated hereby, and to comply with the terms and conditions of each such Consent (including by supplying as promptly as reasonably practicable any additional information or documentary material that may be requested pursuant to the HSR Act or other applicable Antitrust Laws or Foreign Investment Laws), and (C) cooperating with the other parties hereto in their efforts to comply with their obligations under this Agreement, including in seeking to obtain as promptly as practicable any Consents necessary, proper or advisable to consummate the Transaction or the other transactions contemplated hereby and (ii) using reasonable best efforts to (A) defend any lawsuit or other legal Proceeding, whether judicial or administrative, brought by any Governmental Authority or Third Party challenging this Agreement or seeking to enjoin, restrain, prevent, prohibit or make illegal consummation of the Transaction or any of the other transactions contemplated hereby and (B) contest any Order that enjoins, restrains, prevents, prohibits or makes illegal consummation of the Transaction or any of the other transactions contemplated hereby. This Section 8.02 shall not apply with respect to Filings with or the Consents of the Court to implement the Scheme of Arrangement, which are dealt with in Article III.

(b) Parent and the Company shall jointly direct, devise and implement the strategy for (i) obtaining any necessary Consent of, for responding to any request from, inquiry or investigation by (including directing the timing, nature and substance of all such responses), and attend and lead all meetings and communications (including any negotiations) with, any Governmental Authority that has authority to enforce any Antitrust Law or Foreign Investment Law and (ii) control the defense and settlement of any Proceeding brought by or before any Governmental Authority that has authority to enforce any Antitrust Law or Foreign Investment Law. In the event of a disagreement regarding any of the foregoing, Parent and the Company shall work together in good faith to resolve such disagreement and endeavor to implement such strategy, communication or response in a mutually acceptable manner; provided, however, that to the extent a disagreement is unresolved after good faith discussions between senior representatives of Parent and the Company and any other such executive officers and/or Persons as they may respectively deem appropriate, which discussions shall be held within 48 hours of the unresolved disagreement being identified (to the extent practicable and unless otherwise agreed by the parties in writing), the implementation of such strategy, communication, or response will be controlled by Parent, after good faith consideration of the views of the Company.

(c) In furtherance and not in limitation of Section 8.02(a), each of the Company and Parent shall, and each shall cause its Subsidiaries to, (x) make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the Transaction as promptly as practicable, and in any event within 15 Business Days after the execution of this Agreement, (y) make required Foreign Investment Law filings enumerated under Schedule 9.01(f) as promptly as reasonably practicable and in any event the earlier of: (i) if a request is issued to either Parent or the Company by the applicable Governmental Authority to submit a notification, three Business Days after such request, or (ii) ten Business Days after the execution of this Agreement, in each case, unless otherwise agreed by Parent and the Company, and (z) as promptly as practicable and in any event within 15 Business Days following the date of this Agreement (unless otherwise agreed), make all other Filings with all Governmental Authorities that are necessary, proper or advisable under this Agreement or Applicable Law (including without limitation under any other Antitrust Law or Foreign Investment Law) to consummate and make effective the Transaction and the other transactions contemplated hereby. In the event that the Company or Parent receives a request for information or documentary material pursuant to the HSR Act or any other Antitrust Law or Foreign Investment Law (a “Second Request”), each shall, and shall cause its respective

Subsidiaries to, use reasonable best efforts (and shall cooperate with each other) to submit an appropriate response to such Second Request as promptly as reasonably practicable, and to make available their respective Representatives to, on reasonable request, any Governmental Authority in connection with (i) the preparation of any Filing made by or on their behalf to any Governmental Authority in connection with the Transaction or any of the other transactions contemplated hereby or (ii) any Governmental Authority investigation, review or approval process. Neither Party, nor any of its Subsidiaries, shall extend any waiting period under the HSR Act (by pull and refile or otherwise) or enter into any agreement with the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Authority not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). Parent shall pay, or cause its Subsidiaries to pay, all filing fees required under any applicable Antitrust Law or any applicable Foreign Investment Law for the consummation of the Transaction. Other than in connection with obtaining the Consents and non-disapprovals described in Section 4.03 of the Company Disclosure Schedule or any other Filings required or requested (in writing) to be made by a Governmental Authority (in any such case, following discussions among such Governmental Authority, Parent, the Company and their respective Representatives, Parent shall not, and shall ensure its Subsidiaries shall not, make any Filings under any applicable Antitrust Law or any Foreign Investment Law with any Governmental Authority regarding the Transaction without the prior written consent of the Company (unless Parent is directed to make a filing under Foreign Investment Laws by the relevant Governmental Authority), such consent not to be unreasonably withheld, conditioned or delayed.

(d) Subject to Applicable Laws relating to the sharing of information and the terms and conditions of the Confidentiality Agreement, each of the Company and Parent shall, and each shall cause its Subsidiaries to, cooperate and consult with each other in connection with the making of all Filings and any communications with any Governmental Authority regarding the Transaction pursuant to this Section 8.02, and shall keep each other apprised on a current basis of the status of matters relating to the completion of the Transaction and the other transactions contemplated hereby, including: (i) (A) as far in advance as practicable, notifying the other party of, and providing the other party with an opportunity to consult with respect to, any Filing or communication or inquiry it or any of its Affiliates intends to make with any Governmental Authority (other than any routine Tax Returns filed with, or communication or inquiry relating to an immaterial amount of Taxes with, a Taxing Authority) or any communication or inquiry it or any of its Affiliates intends to make with any Third Party in connection therewith, relating to the matters that are the subject of this Agreement, (B) providing the other party and its counsel, prior to submitting any such Filing or making any such communication or inquiry, a reasonable opportunity to review, and considering in good faith the comments of the other party and such other party’s Representatives in connection with any such Filing, communication or inquiry, and (C) promptly following the submission of such Filing or making of such communication or inquiry, providing the other party with a copy of any such Filing (except in the case of the HSR Filing), communication or inquiry, if in written form, or, if in oral form, a summary of such communication or inquiry; (ii) as promptly as practicable following receipt, furnishing the other party with a copy of any Filing (except in the case of the HSR Filing) or written communication or inquiry, or, if in oral form, a summary of any such communication or inquiry, it or any of its Affiliates receives from any Governmental Authority (other than any routine Tax Returns filed with, or communication or inquiry relating to an immaterial amount of Taxes with, a Taxing Authority) or any communication or inquiry it receives from any Third Party in connection therewith, relating to matters that are the subject of this Agreement; and (iii) coordinating and reasonably cooperating with the other party in exchanging such information and providing such other assistance as the other party may reasonably request in connection with this Section 8.02. The Company, Parent or their respective Representatives shall notify and consult with the other party in advance of any meeting or conference (including by telephone or videoconference) with any Governmental Authority (other than any routine Tax Returns filed with, or communication or inquiry relating to an immaterial amount of Taxes with, a Taxing Authority), or any member of the staff of any such Governmental Authority, in respect of any Filing, Proceeding (including the settlement of any Proceeding) or other inquiry regarding the Transaction or any of the other transactions contemplated hereby and, to the extent not prohibited by such Governmental Authority, enable the other party to participate. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Agreement as “outside counsel only”. Such materials and the information contained therein shall be given only to the outside legal counsel and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel; provided, however, that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of or future plans for Parent or the Company, as applicable, or the Transaction, (ii) as necessary to comply with contractual obligations or Applicable Law and (iii) as necessary to address reasonable privilege concerns.

(e) In furtherance of the foregoing, Parent shall, and shall cause its Subsidiaries, to take any and all actions necessary, proper or advisable to cause the expiration or termination of any waiting periods under the HSR Act or any Foreign Antitrust Law or Foreign Investment Law applicable to the Transaction or the other transactions contemplated by this Agreement, and the receipt of all Consents under applicable Foreign Antitrust Laws or Foreign Investment Law in respect of the Transaction and the other transactions contemplated by this Agreement, and to eliminate each and every impediment under any Antitrust Law or Foreign Investment Law that is asserted by any Governmental Authority and permit and cause the satisfaction of the conditions set forth in Section 9.01(d) (to the extent related to any Antitrust Law or Foreign Investment Law) or Section 9.01(f) as promptly as reasonably practicable and in any event prior to the End Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (i) the sale, license, assignment, transfer, divestiture, holding separate or other disposition of any assets, business or portion of business of Parent, the Company or any Subsidiary of either Parent or the Company or (ii) any conduct of business restrictions, including the imposition of any restriction, requirement or limitation on the operation of the business or portion of the business of Parent, the Company or any Subsidiary of either Parent or the Company; provided, however, that notwithstanding anything to the contrary in this Agreement, Parent nor any of its respective Affiliates shall be required to, and the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Parent, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order, whether of the type referred to in clause (i) or (ii) above or otherwise (A) relating to Parent or any of its Subsidiaries or any of their respective assets or businesses that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries, taken as a whole, or (B) relating to the Company or any of its Subsidiaries or any of their respective assets or businesses that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole; provided, further, that, if requested by Parent, the Company or its Subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order; provided, further, that in no event will Parent, the Company or any of their respective Subsidiaries be required to effect any such requirement, condition, limitation, understanding, agreement or order that is not conditioned upon the Closing occurring.

Section 8.03 Employee Matters.

(a) From the Closing Date until the 12 month anniversary of the Closing Date (the “Benefits Continuation Period”), with respect to each individual who is employed by the Company and its Subsidiaries (including, for all purposes of this Section 8.03, persons indirectly employed by the Company or its Subsidiaries through a professional employer organization or employer of record) immediately prior to the Effective Time and who continues to be employed by the Company, Parent or any of their respective Subsidiaries immediately following the Effective Time (collectively, the “Continuing Employees”), while Continuing Employee continues to be employed by the Company, Parent or any of their Subsidiaries following the Effective Time, Parent shall, and shall cause its Subsidiaries to during the Benefits Continuation Period, provide to each Continuing Employee: (i) an annual base salary or wage rate that is not less than the annual base salary or wage rate provided to such Continuing Employee immediately prior to the Effective Time; (ii) a total annual incentive compensation target opportunity (including both cash and equity-based compensation components) that is not less, in the aggregate, than the total annual incentive compensation target opportunity provided to such Continuing Employee immediately prior to the Effective Time; (iii) severance benefits that are no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time; (iv) leave-related benefits that are no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time; and (v) other employee benefits (including retirement, employee health, AD&D and life insurance benefits) that are no less favorable in the aggregate to such benefits as provided to such Continuing Employee immediately prior to the Effective Time or as may be required to be provided to such Continuing Employee pursuant to Applicable Law. For the avoidance of doubt, this Section 8.03(a) shall not limit any obligations to any Continuing Employee under (A) any employment agreement entered into with such Continuing Employee, (B) any standard written terms of employment or engagement pursuant to which each group of employees, consultants or independent contractors of the Company and its Subsidiaries are employed or engaged that are applicable to such Continuing Employees and (C) the Company Retention Plan.

(b) With respect to any employee benefit plan in which any Continuing Employee first becomes eligible to participate on or after the Effective Time (the “New Company Plans”), Parent shall use commercially reasonable efforts to: (i) cause the waiver of all pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to such Continuing Employee under any New Company Plan that is a health or welfare plan in which such Continuing Employee may be eligible to participate after the Effective Time to the extent satisfied or waived under a comparable Company Employee Plan, (ii) cause the recognition of service of Continuing Employees (to the extent credited by the Company or its Subsidiaries in any comparable Company Employee Plan) accrued prior to the Effective Time for all purposes under (but not for the purposes of benefit accrual under any defined benefit pension plan) any New Company Plan in which such Continuing Employees may be eligible to participate after the Effective Time, provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service, and (iii) if applicable, cause to be credited, in any New Company Plan that is a health or welfare plan in which Continuing Employees participate, any deductibles or out-of-pocket expenses incurred by such Continuing Employee and such Continuing Employee’s beneficiaries and dependents during the portion of the calendar year in which such Continuing Employee first becomes eligible for the New Company Plan that occurs prior to such Continuing Employee’s commencement of participation in such New Company Plan with the objective that there be no double counting during the first year of eligibility of such deductibles or out-of-pocket expenses. For the avoidance of doubt, upon any transition to New Company Plans or Parent Employee Plans that provide for severance benefits that are based on service credit, Continuing Employees shall be credited with service accrued prior to the Effective Time for all relevant purposes under such plan(s).

(c) Effective as of no later than the day immediately preceding the Closing Date, the Company and its Subsidiaries shall terminate any and all Company Employee Plans intended to be qualified under Section 401(a) of the Code (each, a “Company 401(k) Plan”) and any and all Company Employee Plans that include group severance pay or benefits, unless Parent provides written notice to the Company that any such Company 401(k) Plan or other Company Employee Plan shall not be terminated. The Company shall provide Parent with evidence that all such Company 401(k) Plans and other Company Employee Plans have been terminated pursuant to resolutions of the board of directors (or similar body) of the Company or its applicable Subsidiary. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company and its Subsidiaries also shall take such other actions in furtherance of terminating any such Company 401(k) Plans and other Company Employee Plans as Parent may require. If the distributions of assets from the trust of any Company 401(k) Plan that is terminated pursuant to this Section 8.03(c) are reasonably anticipated to cause or result in liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such Company 401(k) Plan or upon the Company or any participating employer, then the Company shall take such actions as are necessary to estimate the amount of such charges or other fees and provide its estimate of that amount in writing to Parent at least three Business Days prior to the Closing Date.

(d) Following the date of this Agreement, the Company shall adopt a severance and retention program as set out in Schedule 8.03(d) of the Company Disclosure Schedule (the “Company Retention Plan”).

(e) The Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Parent regarding any analysis conducted by the Company or Parent with respect to Section 280G of the Code and provide such information as reasonably requested by Parent to analyze the impact of Section 280G of the Code, in each case, following the execution of this Agreement, with respect to the “change in ownership or control” (as such term is defined in Section 280G of the Code and the Treasury Regulations and related guidance thereunder) of the Company that occurs as a result of the transactions contemplated by this Agreement. Without limiting the foregoing, the Company shall provide Parent (for Parent’s review and comment) (A) a reasonable, good faith estimate of the maximum amount (if any) that could be paid to each such “disqualified individual” as a result of the Transaction and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) and (B) the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each such “disqualified individual,” in each case calculated as of the date of this Agreement, and on or prior to the fifth Business Day prior to the Effective Time, the Company shall provide Parent with its final Section 280G of the Code analysis for Parent’s review and comment.

(f) Nothing contained in this Agreement is intended to be treated as an amendment to any Plan or any employee benefit plan or arrangement of the Company, Parent or any of their Affiliates, or to create any third-party beneficiary rights in any Person, any beneficiary or dependent thereof, or any collective bargaining representative thereof. Nothing contained herein, express or implied, shall (i) alter or limit the ability of the Company, Parent or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (ii) create any rights to continued employment or service with the Company, Parent or any of their respective Affiliates or in any way limit the ability of the Company, Parent or any of their respective Affiliates to terminate the employment, engagement, appointment or service of any employee or other Person (including, for the avoidance of doubt, any Continuing Employee) at any time and for any reason.

Section 8.04 Public Announcements. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release to be in the form agreed on by the Company and Parent prior to the execution of this Agreement. Following such initial press release, Parent and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation (and, to the extent applicable, shall provide copies of any such press release, statement or agreement to the other Party and shall consider in good faith the comments of the other Party); provided, that the restrictions set forth in this Section 8.04 shall not apply to any release or public statement (a) in connection with an Acquisition Proposal, a Parent Acquisition Proposal, a Company Adverse Recommendation Change or a Parent Adverse Recommendation Change and any matters related thereto, (b) in connection with any dispute between the Parties regarding this Agreement, the Transaction or the other transactions contemplated hereby or (c) to the extent the information contained therein substantially reiterates (or is consistent with) previous releases, public disclosures or public statements made by the Company and/or Parent in compliance with this Section 8.04.

Section 8.05 Stock Exchange Delisting; Stock Exchange Listing.

(a) Each of the Company and Parent agrees to cooperate with the other Party in taking, or causing to be taken, all actions necessary to delist each Company ADS from the Nasdaq and terminate its registration under the 1934 Act; provided, that such delisting and termination shall not be effective until the Effective Time.

(b) Parent shall take all necessary action to cause the shares of Parent Common Stock comprising the Share Deliverable to be listed on Nasdaq prior to the Effective Time.

Section 8.06 Switching.

(a) If, and only if, the Court declines or refuses to sanction the Scheme of Arrangement, at Parent’s election, the Parties shall cooperate to, as promptly as practicable thereafter, implement the Transaction by means of a takeover offer within the meaning of section 974 of the Companies Act (including any subsequent revision, variation, extension or renewal of such offer, the “Offer”), and not by means of the Scheme of Arrangement, and otherwise in accordance with the terms of this Agreement to the extent applicable to the Offer (including Article III, as if the Proxy Statement and the other Transaction Documentation were (to the extent applicable to the Offer) the documentation required by Applicable Law to effect the Offer, mutatis mutandis)

(b) If the Transaction is implemented by way of an Offer pursuant to and in accordance with clause (a) above:

(i) Parent shall (A) prepare the document to be dispatched to (amongst others) the Company Shareholders under which any Offer would be made (the “Offer Document”), (B) prepare and file with the SEC a registration statement on Form S-4 with respect to the Exchange Shares (the “Registration Statement”), and (C) use commercially reasonably efforts to cause the Offer Document and the Registration Statement to comply with the requirements of all relevant applicable securities laws and to cause the Registration Statement to become effective as promptly as practicable after it is filed with the SEC;

(ii) unless the Company shall have effected a Company Adverse Recommendation Change, the Company shall (A) cooperate with Parent to prepare the Offer Document, (B) prepare and file with the SEC concurrently with the commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer, which shall include the Company Board Recommendation, the form of which shall be a Transaction Document (the “Schedule 14D-9”) and (C) use commercially reasonably efforts to cause the Schedule 14D-9 to comply with the requirements of all relevant applicable securities laws;

(iii) Parent shall ensure that (A) the acceptance condition to the Offer shall be set at 90% of the Company Ordinary Shares to which the Offer relates (or such lesser percentage as the Company and Parent may agree), (B) the only conditions of the Offer shall be those set out in Article IX (the “Conditions”) (except to the extent any such Condition shall have already been satisfied or waived) and an additional condition that the Transaction Agreement has not then been terminated in accordance with its terms (with the Conditions set forth in Section 9.01(a) and Section 9.01(b) replaced with the acceptance condition specified in Section 8.06(b)(iii)), and (C) the Offer shall lapse if all such Conditions are not satisfied or waived at the earlier of the End Date or the date falling six months from the date of the Offer (as such term is defined in section 991(1) of the Companies Act); and

(iv) each of the Offer Document, the Registration Statement and the Schedule 14D-9 shall be Transaction Documentation for purposes of this Agreement, and the representations and warranties of the Company and Parent contained in Section 4.07(h) and Section 5.10, respectively, and the covenants of the Parties set forth in Section 3.04 in respect of such documents and the information contained therein, shall apply (to the extent applicable to the Offer) to such Transaction Documentation mutatis mutandis.

(c) Unless the Company consents otherwise, Parent shall serve a notice under section 979 of the Companies Act to the holder of any shares to which the Offer relates which Parent has not acquired or unconditionally contracted to acquire, stating Parent’s desire to acquire those shares, as soon as reasonably practicable after Parent becomes entitled to do so under section 979 of the Companies Act and in any event within the time period specified by section 980(2)(b) of the Companies Act and in compliance with all other requirements of section 980 of the Companies Act.

(d) Parent may not elect to implement the Transaction by means of an Offer except as contemplated by this Agreement without the Company’s prior written consent.

Section 8.07 Tax Matters.

(a) The Company and Parent shall (and shall, in the case of the Company, procure that each of its Subsidiaries and its and their Representatives shall and, in the case of Parent, procure that each of its Subsidiaries and its and their respective Representatives shall) provide such assistance and information as such other Party may reasonably request in connection with any matters relating to Tax in respect of the transactions contemplated by this Agreement, including in respect of any Tax clearances or Consents that any such Party may consider necessary or desirable in connection with the transactions contemplated by this Agreement (including in connection with any UK stamp duty or stamp duty reserve Tax). The Company shall, as soon as reasonably practicable after the date hereof, apply for confirmation from HMRC that the Court Order is not subject to United Kingdom stamp duty or stamp duty reserve Tax and Parent shall provide any necessary undertakings required by HMRC as to the payment of stamp duty or stamp duty reserve Tax in connection with the Transaction. For the avoidance of doubt, failure to obtain such confirmation shall not constitute a breach of the Company’s obligations under this Agreement.

(b) The Parties shall treat the Transaction for U.S. federal tax purposes as a taxable exchange (the “Intended U.S. Tax Treatment”), file all Tax Returns in a manner consistent with the Intended U.S. Tax Treatment and take no position that is inconsistent with the Intended U.S. Tax Treatment unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code) or a change in Applicable Law after the date hereof.

Section 8.08 Transaction Litigation. Each Party shall promptly (and in any event, within 48 hours) notify the other Party of any shareholder demands or Proceedings (including derivative claims) commenced against it or its respective Subsidiaries and/or its or its Subsidiaries’ respective directors or officers relating to this Agreement or any of the transactions contemplated hereby (collectively, “Transaction Litigation”) and shall keep the other Party informed on a reasonably current basis regarding any Transaction Litigation (including by promptly furnishing to the other

Party and its Representatives such information relating to such Transaction Litigation as may reasonably be requested by it and that would not reasonably be expected to result in the waiver of attorney client or other applicable legal privilege; provided, however, that each Party shall use its commercially reasonable efforts to provide an alternative means of disclosing or providing such information to the maximum extent that does not result in a loss of such legal privilege and in the event that such Party or any of its Subsidiaries does not provide access or information in reliance on this clause, such Party shall provide notice to the other Party that information is being withheld). Other than to the extent such Transaction Litigation relates to an Acquisition Proposal in respect of which one Party has adverse interests with respect to the other Party, such Party shall give the other Party the opportunity to consult with it regarding the defense and settlement of any Transaction Litigation, shall consider in good faith the other Party’s advice with respect to such Transaction Litigation and shall give the other Party’s the opportunity to participate (at such other Party’s expense) in (but not control) the defense and settlement of such Transaction Litigation. Prior to the Effective Time, neither Party nor any of its Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.09 Securities Act Exemption. If the Transaction is to be effected by means of the Scheme of Arrangement, Parent shall take the actions required to be taken by it to cause the Exchange Shares to be issued in reliance on the exemption from the registration requirements of the 1933 Act provided by Section 3(a)(10) of the 1933 Act and in reliance on exemptions from registration under state “blue sky” or securities laws.

Article IX

CONDITIONS TO THE TRANSACTION

Section 9.01 Conditions to the Obligations of Each Party. The obligations of the Company and Parent to consummate the Transaction are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver) of the following conditions:

(a) the Company Shareholder Approvals shall have been obtained;

(b) the Scheme of Arrangement shall have been sanctioned by the Court;

(c) the Parent Stockholder Approval shall have been obtained;

(d) (i) no Order shall have been issued by any court or other Governmental Authority of competent jurisdiction that remains in effect and enjoins, prevents or prohibits the consummation of the Transaction and (ii) no Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that remains in effect and prohibits or makes illegal consummation of the Transaction;

(e) the Exchange Shares shall have been approved for listing on Nasdaq; and

(f) any applicable waiting period under the HSR Act shall have expired or been terminated and any agreement with a Governmental Authority not to consummate the Transaction shall have expired or been terminated and all applicable waiting periods or other Consent of any Governmental Authority set forth on Schedule 9.01(f) relating to the Transaction shall have expired, been terminated or been obtained, as applicable.

Section 9.02 Conditions to the Obligations of Parent. The obligations of Parent to consummate the Transaction are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent) of the following further conditions:

(a) The Company shall have performed, in all material respects, all of its obligations hereunder required to be performed by it at or prior to the Closing;

(b) (i) the representations and warranties of the Company contained in Section 4.01 (other than the third, fourth and sixth sentences therein), Section 4.02, Section 4.05(c) (other than the last sentence therein), Section 4.06(b), Section 4.25, Section 4.26 and Section 4.27 (A) in the case of any such representations and warranties that are qualified by materiality or Material Adverse Effect in the text thereof, shall be true and correct in all respects, and (B) in the case of any such representations and warranties that are not so qualified, shall be true and correct in all material respects, in the case of each of clauses (A) and (B), at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of the Company contained in Section 4.05(a) shall be true and correct at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except for any de minimis inaccuracies, (iii) the representations and warranties of the Company contained in Section 4.09(b) shall be true and correct in all respects at and as of the Closing as if made at and as of the Closing; and (iv) the other representations and warranties of the Company contained in Article IV (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c) since the date of this Agreement, there shall not have occurred a Material Adverse Effect; and

(d) Parent shall have received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 9.02(a) and Section 9.02(b).

Section 9.03 Conditions to the Obligations of Company. The obligation of the Company to consummate the Transaction is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:

(a) Parent shall have performed, in all material respects, all of its obligations hereunder required to be performed by Parent at or prior to the Closing;

(b) (i) the representations and warranties of Parent contained in Section 5.01 (other than the fourth and fifth sentences therein), Section 5.02, Section 5.05(b), Section 5.19 and Section 5.20 (A) in the case of any such representations and warranties that are qualified by materiality or Parent Material Adverse Effect in the text thereof, shall be true and correct in all respects, and (B) in the case of any such representations and warranties that are not so qualified, shall be true and correct in all material respects, in the case of each of clauses (A) and (B), at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), (ii) the representations and warranties of Parent contained in Section 5.08(b) shall be true and correct in all respects at and as of the Closing as if made at and as of the Closing; (iii) the representations and warranties of Parent contained in Section 5.05(a) shall be true and correct at and as of the Closing as if made at and as of the Closing (or if such representations and warranties are given as of another specific date, at and as of such date), except for any de minimis inaccuracies and (iv) the other representations and warranties of Parent contained in Article V (disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect) shall be true and correct at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(c) since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect; and

(d) the Company shall have received a certificate from an executive officer of Parent confirming, on behalf of Parent, the satisfaction of the conditions set forth in Section 9.03(a) and Section 9.03(b).

Article X

TERMINATION

Section 10.01 Termination. This Agreement may be terminated and the Transaction and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Parent Stockholder Approval or the Company Shareholder Approvals):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent if:

(i) the Transaction has not been consummated on or before 11:59 p.m. Eastern time on August 8, 2025 (the “End Date”); provided, that (x) if the condition set forth in Section 9.01(b) is satisfied less than four Business Days before a date that would otherwise be the End Date, the End Date shall be automatically extended to the date that is four Business Days following such scheduled End Date and (y) the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any Party whose breach of any provision of this Agreement has been the proximate cause of the failure of the Transaction to be consummated by the End Date;

(ii) a court or other Governmental Authority of competent jurisdiction shall have issued an Order that permanently enjoins, prevents or prohibits the consummation of the Transaction and such Order shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement has been the proximate cause of such Order;

(iii) the Scheme Meeting or the Company GM (including, in each case, any postponements or adjournments thereof) shall have been completed and any Company Shareholder Approval voted on at such meeting shall not have been obtained;

(iv) the Court declines or refuses to sanction the Scheme of Arrangement; provided that (x) if an appeal has been submitted by either Parent or the Company in respect of any such decline or refusal, the right to terminate the Agreement pursuant to this Section 10.01(b)(iv) may not be exercised until such appeal has been denied in a final determination and (y) no termination shall be permitted under this Section 10.01(b)(iv) if (A) Section 3.05(b) applies, until such time as Parent and the Company resolve that any such Scheme Technical Defect is not capable of being remedied or rectified, or (B) Parent is pursuing an Offer pursuant to Section 8.06; or

(v) the Parent Stockholder Meeting (including any postponements or adjournments thereof) shall have been completed and the Parent Stockholder Approval shall not have been obtained; or

(c) by Parent:

(i) if (A) a Company Adverse Recommendation Change shall have occurred, (B) following the commencement of a tender or exchange offer in respect of an Acquisition Proposal relating to Company Ordinary Shares or Company ADSs by a Third Party, or the public disclosure of any other Acquisition Proposal, the Company Board states that it recommends such Acquisition Proposal, or expresses no opinion or is unable to take a position (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the 1934 Act) with respect to such Acquisition Proposal, or fails to publicly affirm the Company Board Recommendation and recommend that the holders of Company Ordinary Shares and Company ADSs reject such Acquisition Proposal within ten Business Days after the commencement of such tender or exchange offer in respect of such Acquisition Proposal pursuant to Rule 14d-9 promulgated under the Exchange Act (or, if earlier, five Business Days prior to the Scheme Meeting or the Company GM) or (C) a Willful Breach by the Company of Section 6.02 or Article III (in the case of Article III, solely to the extent such Willful Breach would reasonably be expected to prevent, materially impair or materially delay the consummation of the Transaction) shall have occurred;

(ii) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by the Company within the earlier of (x) 30 days following written notice to the Company from Parent of such breach or failure to perform and (y) the End Date; provided, that this Agreement may not be terminated pursuant to this Section 10.01(c)(ii) if Parent is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Parent would cause any condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied;

(iii) prior to the Parent Approval Time, if (A) the Parent Board shall have authorized the termination of this Agreement in accordance with the terms set forth in Section 7.02 in order to enter into a definitive agreement providing for a Parent Superior Proposal and (B) substantially concurrently with such termination, Parent enters into such definitive agreement; provided, that, at or prior to, and as a condition to the effectiveness of, such termination, Parent pays the Company (or its designee) the Parent Termination Payment pursuant to Section 10.03(b)(i); or

(d) by the Company:

(i) prior to the Parent Approval Time, if (A) a Parent Adverse Recommendation Change shall have occurred, (B) following the commencement of a tender or exchange offer in respect of a Parent Acquisition Proposal relating to Parent capital stock by a Third Party, or the public disclosure of any other Parent Acquisition Proposal, the Parent Board states that it recommends such Parent Acquisition Proposal or expresses no opinion or is unable to take a position (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the 1934 Act) with respect to such Parent Acquisition Proposal, or fails to publicly affirm the Parent Board Recommendation and recommend that the holders of shares of Parent Common Stock reject such Parent Acquisition Proposal within ten Business Days after the commencement of such tender or exchange offer in respect of such Parent Acquisition Proposal pursuant to Rule 14d-9 promulgated under the Exchange Act (or, if earlier, five Business Days prior to the Parent Stockholder Meeting) or (C) a Willful Breach by Parent of Section 7.02 or Article III (in the case of Article III, solely to the extent such Willful Breach would reasonably be expected to prevent, materially impair or materially delay the consummation of the Transaction) shall have occurred;

(ii) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by Parent within the earlier of (x) 30 days following written notice to Parent from the Company of such breach or failure to perform and (y) the End Date; provided, that this Agreement may not be terminated pursuant to this Section 10.01(d)(ii) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by the Company would cause any condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied; or

(iii) prior to the Company Approval Time, if (A) the Company Board shall have authorized the termination of this Agreement in accordance with the terms set forth in Section 6.02 in order to enter into a definitive agreement providing for a Superior Proposal and (B) substantially concurrently with such termination, the Company enters into such definitive agreement; provided, that, at or prior to, and as a condition to the effectiveness of, such termination, the Company pays Parent (or its designee) the Company Termination Payment pursuant to Section 10.03(a).

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other Party, which notice shall specify the relevant section and subsection of this Agreement pursuant to which such termination is made.

Section 10.02 Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any of its Affiliates or its or their respective shareholders, as applicable, or Representatives) to the other Party hereto, except as provided in Section 10.03; provided, that neither Parent nor the Company shall be released from any liabilities or damages arising out of any fraud with respect to the representations and warranties set forth in this Agreement or Willful Breach. The provisions of this Section 10.02, Section 10.03, Article XI (other than Section 11.12, except to the extent that Section 11.12 relates to the specific performance of the provisions of this Agreement that survive termination) and Annex A (to the extent related to the foregoing) shall survive any termination of this Agreement pursuant to Section 10.01. In addition, the termination of this Agreement shall not affect the respective obligations of the Company and Parent under the Confidentiality Agreement.

Section 10.03 Termination Payment.

(a) Termination Payment by the Company

(i) If this Agreement is terminated pursuant to (x) Section 10.01(b)(iv) (if the Company shall have communicated to the Court at the hearing to sanction the Scheme of Arrangement that the Company Board no longer supports the consummation of the Transaction or no longer wishes the Court to sanction the Scheme of Arrangement, or that the Company Board favors or approves of any Acquisition Proposal, or shall have made any other statement or communication to the Court to the effect of any of the foregoing), (y) Section 10.01(c)(i) or (z) Section 10.01(d)(iii) (or is terminated pursuant to another provision at a time that it is terminable pursuant to any such provision in the foregoing clauses (x)-(z)), or

(ii) if this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(iii) or Section 10.01(b)(iv); provided, in the case of this clause (ii), that (A) an Acquisition Proposal shall have been publicly announced or made publicly known after the date of this Agreement and shall not have been publicly withdrawn without qualification at least four Business Days prior to the Company GM and the Scheme Meeting, in the case of a termination pursuant to Section 10.01(b)(iii), or prior to such termination, in the case of a termination pursuant to Section 10.01(b)(iv), and (B) within 12 months of the date this Agreement is so terminated, (x) the Company enters into a definitive agreement providing for an Acquisition Proposal and the transaction contemplated thereby is subsequently consummated (regardless of whether such consummation occurs within such 12-month period), or (y) an Acquisition Proposal is consummated; provided, that for purposes of this Section 10.03(a)(ii), all references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”, then, in either the case of clause (i) or clause (ii) of this Section 10.03(a), the Company shall pay to Parent (or its designee), in cash, a payment in an amount equal to $6,880,000 (the “Company Termination Payment”) subject to adjustment under clause (f) below, (x) in the case of Section 10.03(a)(i), at or prior to, and as a condition to the effectiveness of, the termination of this Agreement in the case of a termination by the Company, or as promptly as practicable (and, in any event, within two Business Days following such termination) in the case of a termination by Parent and, (y) in the case of Section 10.03(a)(ii), at or prior to the first to occur of (1) the entry into a definitive agreement providing for an Acquisition Proposal referred to therein and (y) the consummation of an Acquisition Proposal referred to therein.

(b) Termination Payment by Parent

(i) If this Agreement is terminated pursuant to (x) Section 10.01(c)(iii) or (y) Section 10.01(d)(i) (or is terminated pursuant to another provision at a time that it is terminable pursuant to any such provision in the foregoing clauses (x) or(y)), or

(ii) if this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(v); provided, in the case of this clause (ii), that (A) a Parent Acquisition Proposal shall have been publicly announced or made publicly known after the date of this Agreement and shall not have been publicly withdrawn without qualification at least four Business Days prior to the Parent Stockholder Meeting and (B) within 12 months of the date this Agreement is so terminated, (x) Parent enters into a definitive agreement providing for a Parent Acquisition Proposal and the transaction contemplated thereby is subsequently consummated (regardless of whether such consummation occurs within such 12-month period), or (y) a Parent Acquisition Proposal is consummated; provided, that for purposes of this Section 10.03(a)(ii), all references to “20%” in the definition of Parent Acquisition Proposal shall be deemed to be references to “50%”, then, in either the case of clause (i) or clause (ii) of this Section 10.03(b), Parent shall pay to the Company (or its designee), in cash, a payment in an amount equal to $58,770,000 (the “Parent Termination Payment”) subject to adjustment under clause (f) below, (x) in the case of Section 10.03(b)(i), at or prior to, and as a condition to the effectiveness of, the termination of this Agreement in the case of a termination by the Company, or as promptly as practicable (and, in any event, within two Business Days following such termination) in the case of a termination by Parent and (y) in the case of Section 10.03(b)(ii), at or prior to the first to occur of (1) the entry into a definitive agreement providing for a Parent Acquisition Proposal referred to therein and (y) the consummation of a Parent Acquisition Proposal referred to therein.

(c) Any payment of the Company Termination Payment or the Parent Termination Payment, as applicable, shall be made by wire transfer of immediately available funds (in U.S. dollars) to an account designated in writing by the receiving Party.

(d) The parties agree and understand that in no event shall the Company or Parent, as applicable, be required to pay the Company Termination Payment or the Parent Termination Payment, as applicable, on more than one occasion. The parties acknowledge that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated hereby, that, without these agreements, the parties would not enter into this Agreement and that any amounts payable pursuant to this Section 10.03 do not constitute a penalty and that the Company or Parent, as applicable, will not be entitled to argue that the Company Termination Payment or the Parent Termination Payment, as applicable, is unenforceable or should be reduced in any manner. Accordingly, if the Company or Parent, as applicable, fails to promptly pay any Company Termination Payment or the Parent Termination Payment, as applicable, due pursuant to this Section 10.03, the Company or Parent, as applicable, shall also pay any reasonable and documented out-of-pocket costs and expenses (together with any irrecoverable VAT incurred thereon, and including reasonable and documented legal fees and expenses) incurred by Parent or the Company, as applicable, in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the Company or Parent, as applicable. Any Company Termination Payment or the Parent Termination Payment not paid when due pursuant to this Section 10.03 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. Other than in the case of fraud with respect to the representations and warranties set forth in this Agreement or Willful Breach, the amounts payable by the Company or Parent, as applicable, pursuant to Section 10.03(a), together with any amounts payable pursuant to this Section 10.03(d), shall be the sole and exclusive monetary remedy of the Company and its Affiliates and Representatives or, as applicable, Parent and their Affiliates and Representatives, in the event of a termination of this Agreement in connection with which the Company Termination Payment or the Parent Termination Payment is payable by the Company or Parent, as applicable, pursuant to Section 10.03(a) and the Company Termination Payment or the Parent Termination Payment, as applicable, and any such additional amounts payable pursuant to this Section 10.03(d) are actually paid to the Company or Parent, as applicable, for any and all losses and damages suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach or failure to perform by the Company of its covenants and agreements hereunder.

(e) The Parties intend that any payment of any Company Termination Payment or Parent Termination Payment, being compensatory in nature, shall not be treated (in whole or in part) as consideration for a supply for the purposes of VAT and, accordingly, (i) the Parties shall, and shall procure that the representative member of any VAT group of which it is a member shall, use reasonable best efforts to secure that the Company Termination Payment or the Parent Termination Payment as applicable, will not be subject to any VAT and (ii) the Company or Parent, as applicable, shall pay the full amount of any Termination Payment free and clear of any deduction or adjustment pursuant to the following Section 10.03(f).

(f) If a Taxing Authority (or, following an appeal to a court or tribunal, such court or tribunal) finally determines that any payment of the Company Termination Payment or the Parent Termination Payment constitutes all or part of the consideration for a supply made for VAT purposes in respect of which either (A) the recipient of the sum (or the representative member of the VAT group of which the recipient of the sum is a member) is liable to account for VAT or (B) the Company or Parent, as applicable, (or the representative member of the VAT group of which it is a member) is liable to account for VAT under the reverse charge mechanism, then:

(i) in the case of Section 10.03(f)(A), to the extent that such VAT is recoverable by the Company or Parent, as applicable, (or the representative member of the VAT group of which it is a member) by way of repayment or credit as input tax, the amount of the sum shall be increased to such amount so that the amount of the sum (including any amount in respect of VAT), less the amount of such repayment or credit in respect of input tax, equals the amount of the sum had no such VAT arisen; and

(ii) in the case of Section 10.03(f)(B), to the extent that any VAT chargeable on the supply is not recoverable by the Company or Parent, as applicable, (or the representative member of the VAT group of which it is a member) by way of repayment or credit as input tax, the amount of the sum shall be reduced to such amount so that the aggregate of the sum (as so reduced) and such irrecoverable reverse charge VAT equals the amount of the sum had no such irrecoverable reverse charge VAT arisen.

(g) Any adjusting payment as may be required between the parties to give effect to Section 10.03(f) shall be made five Business Days after the date on which the determination by the Taxing Authority (or court or tribunal, as the case may be) has been communicated to the Party required to make the adjusting payment pursuant to Section 10.03(f) (together with such evidence of it as it is reasonable in the circumstances to provide and, where Section 10.03(f)(A) applies, together with the provision of a valid VAT invoice) or, if later, five Business Days (y) in the case of Section 10.03(f)(A) after the date on which the VAT is recovered or (z) in the case of Section 10.03(f)(B) before the date on which the irrecoverable VAT is required to be accounted for (taking into account any applicable extensions of time), provided that in the case of Section 10.03(f)(B) the party making the adjusting payment has been given not less than 15 Business Days prior written notice of such date. The Party liable to account for any VAT shall (or shall procure that the representative member of the VAT group of which such party is a member shall) use its reasonable best efforts to obtain any available repayment or credit in respect of VAT (as referred to in this Section 10.03(g)) and for the purposes of this Section 10.03(g) the extent of such repayment or credit shall be determined by such party, acting reasonably.

Article XI

MISCELLANEOUS

Section 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing sent via email and shall be given,

If to the Company, to:

Exscientia plc

The Schrödinger Building

Heatley Road

Oxford Science Park

Oxford, OX4 4GE

Attention:  Executive Vice President, Legal

Email:     [redacted]

with a copy to (which shall not constitute notice):

Allen Overy Shearman Sterling LLP

One Bishops Square

London, E1 6AD

Attention:  Matthew Appleton

 Nick Withers

Email:     matthew.appleton@aoshearman.com

 nick.withers@aoshearman.com

and

Allen Overy Shearman Sterling US LLP

599 Lexington Avenue

New York, NY 10022

Attention:  Clare O’Brien

 Christopher Glenn

Email:     cobrien@aoshearman.com

 christopher.glenn@aoshearman.com

If to Parent or, following the Closing, the Company, to:

Recursion Pharmaceuticals, Inc.

41 S. Rio Grande Street

Salt Lake City, UT 84101

Attention:  Nathan B. Hatfield

Email:     [redacted]

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, Professional Corporation

701 Fifth Avenue, Suite 5100

Seattle, WA 98104

Attention:  Patrick Schultheis; Robert T. Ishii; Remi P. Korenblit; Brendan Ripley Mahan

Email:     PSchultheis@wsgr.com; RIshii@wsgr.com; RKorenblit@wsgr.com;

BMahan@wsgr.com

and with a copy to (which shall not constitute notice):

Clifford Chance LLP

10 Upper Bank Street

London, E14 5JJ

Attention:  David Pudge; Katherine Moir

Email:     David.Pudge@CliffordChance.com; Katherine.Moir@CliffordChance.com

or to such other email address as such party may hereafter specify for the purpose by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of dispatch by the sender thereof (to the extent that no “bounce back”, “out of office” or similar message indicating non-delivery is received with respect thereto), in each case to the required recipient as set forth above, if such dispatch is made by 5:00 p.m. New York City time on a Business Day or, if made after 5:00 p.m. New York City time on a Business Day, such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.

Section 11.02 Survival. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for any covenant or agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 11.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that (x) after the Company Shareholder Approvals have been obtained, there shall be no amendment or waiver that would require the further approval of the Company Shareholders under Applicable Law without such approval having first been obtained and (y) after the Parent Stockholder Approval have been obtained, there shall be no amendment or waiver that would require the further approval of the Parent Stockholders under Applicable Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, except (i) all United Kingdom stamp duty and stamp duty reserve Tax and any other similar Taxes incurred in connection with the transfer of the Scheme Shares pursuant to this Agreement (“Transfer Taxes”) shall be paid by Parent, and Parent shall, at its own expense, file all necessary documentation with respect to all such Transfer Taxes; and (ii) in the event Closing has not occurred because the condition set forth in Section 9.01(f) or the condition set forth in Section 9.01(d) (solely in respect of the Antitrust Laws) has not been satisfied, Parent shall reimburse the Company (by wire transfer of immediately available funds to a bank account designated by the Company in writing) for the reasonable and documented out-of-pocket fees, costs and expenses incurred by the Company or any of its Subsidiaries in connection with the Company’s defense of any enforcement action brought by a Governmental Authority under the Antitrust Laws relating to this Transaction, to the extent incurred after the commencement of such enforcement action, which reimbursement shall be made within five Business Days of submission by the Company to Parent of a request therefor.

Section 11.05 Third-Party Beneficiaries; Benefit; Assignment.

(a) Except (i) as provided in Section 7.03, (ii) for the rights of the Scheme Shareholders to receive the Exchange Shares and any payment of cash in lieu of fractional Exchange Shares (following the Effective Time) in accordance with the terms of this Agreement (of which the Scheme Shareholders are the intended beneficiaries following the Effective Time), (iii) if, following a Willful Breach of this Agreement by Parent, a court of competent jurisdiction has declined to grant specific performance in favor of the Company and has instead granted an award of damages, then, the Company may enforce such award on behalf of Company Shareholders, and (iv) if Parent Willfully Breaches this Agreement, then, subject to Section 10.03(d), following the termination of this Agreement, the Company may seek damages on behalf of Company Shareholders, which, in each case, Parent acknowledges and agrees may include damages based on lost premium to the extent permitted by Delaware law, nothing in this Agreement or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

(b) Neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that (i) prior to the Closing, Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to Parent or any wholly owned Subsidiary of Parent and (ii) after the Closing, Parent may each transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any other Person; provided, that, in any such case of clause (i) and (ii), such transfer or assignment by Parent (A) shall not relieve Parent of its obligations hereunder, (B) otherwise alter, expand or change any obligation of any other Party hereto or (C) delay the consummation of the Transaction or any of the other transactions contemplated hereby or otherwise have non-de minimis adverse Tax consequences to the Company Shareholders.

Section 11.06 Governing Law. This Agreement, and all disputes, claims, actions, suits or proceedings based upon, arising out of or related to this Agreement or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules or principles that would result in the application of the law of any other state or jurisdiction; provided, however, that (a) the Scheme of Arrangement and (b) the interpretation of the duties of directors of the Company shall in each case of the foregoing clauses (a)-(b) be governed by, and construed in accordance with, the laws of England and Wales.

Section 11.07 Jurisdiction/Venue. Each of the parties hereto irrevocably and unconditionally agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby or the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, the transactions contemplated hereby or the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably and unconditionally submits with regard to any such action or proceeding for itself and in respect of its property to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by Applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 11.01 in any action relating to this Agreement or any of the transactions contemplated by this Agreement; provided, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law. Notwithstanding the foregoing in this Section 11.07, the Scheme of Arrangement shall be subject to the jurisdiction of the Court and any appellate courts therefrom, and not that of the above named courts.

Section 11.08 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.08.

Section 11.09 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, including by facsimile, by email with .pdf attachments, or by other electronic signatures (including, DocuSign and AdobeSign), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect, and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.10 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

Section 11.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.12 Specific Performance. The parties’ rights in this Section 11.12 are an integral part of the transactions contemplated by this Agreement. The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (a) for any breach of any of the provisions of this Agreement or (b) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement (this being in addition to any other remedy to which they are entitled under this Agreement or under Applicable Law), without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. Nothing contained in this Section 11.12 shall require any party to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 11.12 before exercising any termination right under Section 10.01 (or pursuing the Company Termination Payment, the Parent Termination Payment

or damages), nor shall the commencement of any Proceeding pursuant to this Section 11.12 or anything contained in this Section 11.12 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 10.01 or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 11.13 Interpretation. The following rules of interpretation shall apply to this Agreement: (i) the words “hereof”, “hereby”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (iii) references to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified; (iv) all Exhibits and schedules annexed to this Agreement or referred to in this Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule, are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (v) any capitalized term used in any Exhibit or schedules annexed to this Agreement, including the Company Disclosure Schedule or the Parent Disclosure Schedule, but not otherwise defined therein shall have the meaning set forth in this Agreement; (vi) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (vii) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; (viii) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (ix) references to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and to any rules or regulations promulgated thereunder; (x) references to any Person include the successors and permitted assigns of that Person; (xi) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (xii) references to “dollars” and “$” means U.S. dollars; (xiii) the term “made available” and words of similar import mean that the relevant documents, instruments or materials were (A) with respect to Parent, posted and made available to Parent on the applicable due diligence data site (or in any “clean room” or as otherwise provided on an “outside counsel only” basis) with access provided to Parent and its Representatives, or, with respect to the Company, posted or made available to the Company on the applicable due diligence data site (or in any “clean room” or as otherwise provided on an “outside counsel only” basis) with access provided to the Company and its Representatives, as applicable, in each case, prior to the execution and delivery of this Agreement; (B) provided via email or in person prior to the execution and delivery of this Agreement (including materials provided to outside counsel); or (C) filed or furnished to the SEC prior to the date of this Agreement; (xiv) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; (xv) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement, (xvi) references to the Company Shareholders or other holders of Company Ordinary Shares shall be deemed to include holders of any Company ADS unless the context otherwise requires (it being understood, for the avoidance of doubt, that Company ADSs are not themselves being acquired under the Scheme of Arrangement and do not constitute Scheme Shares); and (xvii) the terms “or”, “any” and “either” are not exclusive.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT

By:	/s/ Christopher Gibson
Name:	Christopher Gibson
Title:	Chief Executivce Officer

[Signature Page to Transaction Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY

By:	/s/ David Hallett
Name:	David Hallett
Title:	Interim Chief Executive Officer

[Signature Page to Transaction Agreement]

Annex A

DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“1933 Act” means the U.S. Securities Act of 1933, as amended.

“1934 Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Acquisition Proposal” means any indication of interest, proposal or offer from any Person (or Persons acting in concert) or Group, other than any member of the Parent Group, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or any of its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or to which 20% or more of the revenues of the Company and its Subsidiaries, taken as a whole, on a consolidated basis are attributable at such time, (ii) direct or indirect acquisition (whether by issuance or transfer and whether in a single transaction or a series of related transactions) of 20% or more of the outstanding voting or equity securities of the Company, including Company ADSs (whether by voting power or number of shares), (iii) takeover offer, tender offer or exchange offer that, if consummated, would result in such Person or Group beneficially owning 20% or more of the outstanding voting or equity securities of the Company, including Company ADSs (whether by voting power or number of shares), or (iv) merger, consolidation, share exchange, scheme of arrangement, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction or series of related transactions involving the Company or any of its Subsidiaries pursuant to which persons other than the shareholders of the Company immediately preceding such transaction would hold 20% or more of the voting or equity securities in the Company (including Company ADSs) or, as applicable, in such surviving, resulting or ultimate parent entity as a result of such transaction (in each case whether by voting power or number of shares).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“AI Technology” means any artificial intelligence, machine learning, computer vision, and deep learning technologies, including, but not limited to (i) any and all generative AI and non-generative or analytical AI systems; (ii) algorithms, software, or systems that make use of supervised learning, unsupervised learning, or reinforcement learning techniques, and (iii) proprietary embodied AI and hardware or equipment upon which the artificial intelligence, machine learning, computer vision, natural language processing, and deep learning algorithms, software, or systems execute.

“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Applicable Law(s)” means, with respect to any Person, any federal, state, foreign national or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding on or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise in this Agreement. References to “Applicable Law” or “Applicable Laws” shall be deemed to include the FDCA, the rules, regulations and administrative policies of or promulgated under the FDA, the PHSA, the EMA, the Bribery Legislation, the Sanctions Laws, the Antitrust Laws and the Foreign Investment Laws.

“Balance Sheet Date” means December 31, 2023.

“Bribery Legislation” means all Applicable Laws relating to the prevention of bribery, corruption and money laundering, including the FCPA, the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, the United Kingdom Bribery Act 2010 and the United Kingdom Proceeds of Crime Act 2002.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, Salt Lake City, Utah, or London, England are authorized or required by Applicable Law to close.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Act” means the United Kingdom Companies Act 2006 and any statutory instruments made under it, and every statutory modification or re-enactment thereof for the time being in force.

“Company ADS” means an American depositary share representing, as of the date hereof, a beneficial ownership interest in one Company Ordinary Share on deposit with the Depositary (or a Depositary Custodian under the Deposit Agreement), subject to the terms and conditions of the Deposit Agreement.

“Company AI Component” means any component of the Company Platform that employs, provides, or makes use of any AI Technology.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2023, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s report on Form 20-F for the fiscal year ended December 31, 2023.

“Company Disclosure Schedule” means the Company Disclosure Schedule delivered to Parent on the date of this Agreement.

“Company External Drug Product Candidates” means all small molecule or biologics product candidates currently under development by the Company or its Subsidiaries, with respect to which Company has granted exclusive rights to develop and commercialize to a Third Party.

“Company Internal Drug Product Candidates” means all small molecule or biologics product candidates currently under development by the Company or its Subsidiaries, excluding any Company External Drug Product Candidates.

“Company Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not such plan is sponsored or maintained in the United States or is subject to ERISA, (ii) compensation, employment, consulting, redundancy, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program, policy or customary practice or (iii) other plan, agreement, arrangement, practice, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits, post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), or any other benefits or compensation of any kind, in each case whether or not written (A) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its ERISA Affiliates for the benefit of any director, officer, employee, worker or consultant (including any former director, officer, employee, worker or consultant) of the Company or any of its Subsidiaries or (B) for which the Company or any of its Subsidiaries has any direct or indirect liability and, in each case, other than any arrangement sponsored or maintained by a Governmental Authority, to which contributions are required by Applicable Law, including written terms of appointment or employment. Notwithstanding the foregoing, a plan, policy or arrangement sponsored or maintained by a professional employer organization or an employer of record organization shall not be a Company Employee Plan.

“Company GM” means the general meeting of Company Shareholders (and any adjournment, postponement or reconvening thereof) to be convened in connection with the Scheme of Arrangement in order to vote on the Company Shareholder Resolution, expected to be held as soon as the preceding Scheme Meeting shall have been concluded (it being understood that if the Scheme Meeting is adjourned, postponed or reconvened, the Company GM shall be correspondingly adjourned or postponed).

“Company Intellectual Property” means (i) the Intellectual Property Rights owned (or purported to be owned) by the Company or any of its Subsidiaries (alone or together with any other party) (“Company Owned IP”) and (ii) any and all Intellectual Property Rights owned by a Third Party and licensed (including sublicensed) to the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries has otherwise been granted rights.

“Company Ordinary Shares” means the ordinary shares in the capital of the Company, each with a nominal value £0.0005 per share (which, for the avoidance of doubt, shall include ordinary shares in the capital of the Company held by the Depositary (or a Depositary Custodian) under the Deposit Agreement and underlying the Company ADSs).

“Company Platform” means the proprietary coding, software, mathematical or probabilistic models that predict the likelihood of compounds being active against a specified biological target or having a particular ADMET parameter, automated design algorithms, evolutionary design algorithms, active learning algorithms, an integrated structural database, and structure-based design programs, in each case, existing as of the Effective Time and which comprise the Company and its Subsidiaries’ artificial intelligence-based drug discovery platform.

“Company RSU” means a restricted stock unit representing the right to receive Company Ordinary Shares or Company ADSs granted under Company Stock Plans.

“Company Share Option” means any option to acquire Company Ordinary Shares or Company ADSs granted under the Company Stock Plans (including, for the avoidance of doubt, market priced options and RSU-style or nil-priced options), whether subject to time-vesting or performance-vesting conditions or a combination thereof.

“Company Shareholder” means a holder of Company Ordinary Shares from time to time (being, for the avoidance of doubt, a registered holder of Company Ordinary Shares as shown from time to time on the Company’s register of members).

“Company Shareholder Approvals” means the approval of the Company Shareholder Resolution by the Company shareholders, which shall consist of the following: (i) the approval at the Scheme Meeting of the Scheme of Arrangement by a majority in number of the Scheme Shareholders present and voting, either in person or by proxy, representing not less than three-fourths (75%) in value of Scheme Shares held by those Scheme Shareholders and (ii) the passing of the Company Shareholder Resolution (as set out in the notice of the Company GM) by the requisite majorities present and voting either in person or by proxy at the Company GM.

“Company Shareholder Meetings” means the Scheme Meeting and the Company GM.

“Company Shareholder Resolution” means the special resolution to (A) authorize the directors of the Company (or a duly authorized committee of the directors) to take all such action as they may consider necessary or appropriate for carrying the Scheme of Arrangement into effect; (B) amend the Company Organizational Document and approve such other matters as may be necessary to facilitate the implementation of the Transaction and/or the Scheme of Arrangement, (C) the direct the Company Board to deliver the Court Order to Registrar of Companies in England and Wales if the Court Sanction is obtained, and (D) direct the Company Board that it need not undertake a Company Adverse Recommendation Change in connection a Superior Proposal or cause the Company to terminate this Agreement in order to enter into a definitive agreement relating to a Superior Proposal following the time at which the Company Shareholder Approvals are obtained substantially in the form set out in Annex C with or subject to any modification or addition which Parent and the Company may mutually agree.

“Company Source Code” means any Source Code for any Company AI Component or the Company Platform.

“Company Stock Plans” means any Company Employee Plan providing for equity or equity-based compensation, including the Company 2021 Equity Incentive Plan, the Company Share Option Plan, the Company Enterprise Management Incentive Plan and the Company Unapproved Share Option Plan, each as amended from time to time.

“Confidentiality Agreement” means the non-disclosure letter agreement dated as of June 27, 2024, between Parent and the Company.

“Consent” means any consent, approval, waiver, license, permit, variance, certificate, registration, exemption, franchise, clearance, authorization, acknowledgment, Order or other confirmation.

“Contaminants” means any “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code, software routines or hardware components designed or intended to have or capable of performing any of the following functions: disabling mechanisms or protection features which are designed to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which software is stored or installed or damage or destroy any data or file without the user’s consent.

“Continuing Service Provider” means any individual who is providing services (whether as a director, officer, employee, or consultant) to the Company or any of its Subsidiaries immediately prior to the Effective Time and who continues to provide services to the Company, Parent, or any of their respective Subsidiaries immediately following the Effective Time.

“Contract” means any contract, agreement, obligation, understanding or instrument, lease, license, concession, franchise, note, option, bond, mortgage, indenture, trust document, loan, insurance policy or other legally binding commitment or undertaking of any nature; provided, that “Contracts” shall not include any Company Employee Plan or any Parent Employee Plan.

“Court” means the High Court of Justice of England and Wales.

“Court Order” means the order of the Court sanctioning the Scheme of Arrangement under section 899(1) of the Companies Act.

“Court Sanction” means the sanction of the Scheme of Arrangement by the Court without modification or with modification on terms reasonably acceptable to Parent and the Company.

“Court Sanction Hearing” means the Court hearing to sanction the Scheme of Arrangement.

“CSOP Option” means a Company Share Option which is intended to satisfy the requirements of Schedule 4, ITEPA.

“Deposit Agreement” means the deposit agreement dated as of October 5, 2021, by and among the Company, the Depositary and all holders and beneficial owners of Company ADSs issued thereunder, as such agreement is amended, modified or supplemented from time to time.

“Depositary” means Citibank, N.A., or such other entity as may from time to time act as the “Depositary” (as such term is defined in the Deposit Agreement).

“Depositary Shares” means those Scheme Shares in respect of which the registered holder (as shown in the register of members of the Company) is the Depositary or a Depositary Custodian holding those Scheme Shares for the Depositary in accordance with the Deposit Agreement.

“DR Nominee” means such company falling within Section 67(6) and Section 93(3) of the United Kingdom Finance Act 1986 as Parent may in its sole discretion appoint in order to act as transferee of the Depositary Shares pursuant to the Scheme of Arrangement.

“EMI Option” means a Company Share Option which is intended to satisfy the requirements of Schedule 5, ITEPA.

“Environmental Law” means any Applicable Law (a) regulating or relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or the health of persons, including protection of the health and safety of employees (as such relates to exposure to hazardous or toxic substances or wastes) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of toxic or hazardous substances or wastes or (b) imposing liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.

“Environmental Permits” means all permits, licenses, franchises, variances, exemptions, orders, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Law of the Company or any of its Subsidiaries for the operation of its respective businesses.

“Equity Securities” means, with respect to any Person, (i) any shares in the share capital or other equity securities of, or other membership, partnership or other ownership interest in, such Person, including American depositary shares, (ii) any securities of such Person convertible into or exchangeable for shares in the share capital or other equity securities of, or other membership, partnership or other ownership interests in, such Person or any of its Subsidiaries, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any share capital or other equity securities of, or other membership, partnership or other ownership interests in, or securities convertible into or exchangeable for share capital or other equity securities of, or other membership, partnership or other ownership interests in, such Person or any of its Subsidiaries, or (iv) any restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital or other equity securities of, other membership, partnership or other ownership interests in, such Person or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Shares” means the shares of Parent Common Stock to be delivered to the Scheme Shareholders pursuant to the Transaction.

“FCA” means the United Kingdom Financial Conduct Authority.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing, including, without limitation, any filing made under Foreign Investment Laws.

“Foreign Investment Law” means any Applicable Law that are designed to prohibit, restrict or regulate foreign investment.

“FRC” means the United Kingdom Financial Reporting Council.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any national, transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority and any arbitral tribunal.

“Group” means a “group” as defined in Section 13(d) of the 1934 Act.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified or that is otherwise regulated by any Governmental Authority with jurisdiction over the environment as hazardous, toxic, radioactive, dangerous, harmful or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law, including petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” means, with respect to any Person, (a) all obligations for borrowed money, whether current, short-term or long-term and whether secured or unsecured; (b) all obligations evidenced by bonds, debentures, notes or similar instruments, including any lability in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock; (c) all indebtedness of others secured by any Lien on owned or acquired property, whether or not the indebtedness secured thereby has been assumed; (d) all finance and capital lease obligations and all synthetic lease obligations; (e) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments whether or not drawn; (f) all obligations under securitization transactions; (g) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business); (h) all obligations, contingent or otherwise, in respect of bankers’ acceptances, whether or not drawn; (i) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); and (j) guarantees in respect of Indebtedness described in clauses (a) through (i), including guarantees of another person’s Indebtedness or any obligation of another person which is secured by assets of the Company or any of its Subsidiaries.

“Intellectual Property Rights” means any and all common law or statutory rights anywhere in the world arising under or associated with: (i) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions (“Patents”); (ii) non-public information, know-how, inventions, discoveries, creations, specifications, instructions, processes, formulae, methods, protocols, techniques, designs, expertise, results, strategies, compositions, formulations, practices, procedures, processes, methods, knowledge, technology, techniques, drawings, laboratory notebooks and regulatory documentation and submissions, (iii) trademarks, service marks, trade dress, trade names, logos, and other designations or indicia of origin (“Marks”); (iv) domain names, uniform resource locators, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services (“Internet Properties”); (v) copyrights and any other equivalent rights in works of authorship (whether or not registerable, including rights in software as a work of authorship) (“Copyrights”); (vi) trade secrets and industrial secret rights in confidential or proprietary business or technical information, including know-how, formulations, formulae, technical, research, clinical and other data, in each case, that derives independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”); (vii) all rights in data, data collections and databases and documentation related thereto; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (ix) rights in, arising out of, or associated with a person’s name, voice, signature, photograph or likeness, including rights of personality, privacy and publicity; (x) applications for, registrations of, and divisions, continuations, continuations-in-part, provisionals and extensions thereof, continuing prosecution applications, counterparts, substitutions, re-examinations, reissuances, renewals, extensions, restorations and reversions of the foregoing clauses (i) through (ix) above; and (xi) all other similar or equivalent intellectual property or proprietary rights now known or hereafter recognized anywhere in the world, including the right to enforce and recover damages for the infringement or misappropriation of any of the foregoing.

“Intervening Event” means any event, change, development or occurrence that is material to the Company and its Subsidiaries (taken as a whole) that (i) was not known or reasonably foreseeable to the Company Board as of or prior to the date of this Agreement and (ii) does not relate to or involve (A) any Acquisition Proposal or any inquiry or communications relating thereto or any matter relating thereto or consequence thereof, (B) any event, change, development or occurrence relating to or concerning Parent or any of its Affiliates, or (C) any change, in and of itself, in the market price or trading volume of the Company ADSs or shares of Parent Common Stock (provided, that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Intervening Event may be taken into account in determining whether there has been, or would reasonably be expected to be, an Intervening Event).

“knowledge” means (i) with respect to the Company, the knowledge of those individuals set forth in Section 1.01(a) of the Company Disclosure Schedule and (ii) with respect to Parent, the knowledge of those individuals set forth in Section 1.01(a) of the Parent Disclosure Schedule, in each case, after reasonable inquiry to the direct report of such individual with primary responsibility for the relevant matter.

“Lien” means, with respect to any share, security, property or asset (as applicable), any mortgage, lien, pledge, charge, security interest, hypothecation, right of preemption, right of first refusal, contract for sale, easement, right of way, encroachment, occupancy right, community property interest or restriction of any nature or other encumbrance, whether voluntarily incurred or arising by operation of Applicable Law.

“Material Adverse Effect” means any event, change, effect, circumstance, fact, development or occurrence that has a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, that no event, change, effect, circumstance, fact, development or occurrence to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute a Material Adverse Effect or shall be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (i) any changes in general United States or global economic conditions or other general business, financial or market conditions, (ii) any changes in conditions generally affecting the industry in which the Company or any of its Subsidiaries operate, (iii) fluctuations in the value of any currency, (iv) any decline, in and of itself, in the market price or trading volume of the Company ADSs (provided, that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (v) regulatory, legislative or political conditions or conditions in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign country, (vi) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions, revenues, earnings or other financial or operating metrics for any period (provided, that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (vii) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (including the Transaction), the taking of any action required by this Agreement (other than, to the extent not excluded by another clause of this definition, the Company’s compliance with its obligations pursuant to Section 6.01, except to the extent that Parent has unreasonably withheld a consent under Section 6.01), or the identity of, or any facts or circumstances relating to, Parent or any of its Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with Governmental Authorities, customers, suppliers, partners, officers, employees or other material business relations (provided that this clause (vii) shall not apply with respect to any representation or warranty that addresses the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement (including the representations and warranties in Section 4.01, 4.03 and 4.04) or with respect to the condition to Closing contained in Section 9.02(b), to the extent it relates to such representations and warranties), (viii) any adoption, implementation, promulgation, repeal, modification, amendment, authoritative interpretation, change or proposal of any Applicable Law of or by any Governmental Authority or any recommendations, statements or other pronouncements made, published or proposed by professional medical organizations, (ix) any changes or prospective changes in IFRS (or authoritative interpretations thereof), (x) geopolitical conditions, the outbreak or escalation of hostilities, civil or political unrest, any acts of war, sabotage, cyberattack or terrorism, or any escalation or worsening of the foregoing, (xi) any epidemic, pandemic or other outbreak of illness or public health event, any hurricane, earthquake, flood, calamity or other natural disasters, acts of God or any change resulting from weather conditions (or any worsening of any of the foregoing) or (xii) any claims, actions, suits or proceedings arising from allegations of a breach of fiduciary duty or violation of securities laws, in each case relating to this Agreement or the transactions contemplated hereby (including the Transaction), except that the matters referred to in clauses (i), (ii), (iii), (v), (viii), (ix), (x) or (xi) may be taken into account (to the extent not excluded by another clause of this definition) to the extent that the impact of any such event, change, effect, circumstance, fact, development or occurrence on the Company and its Subsidiaries, taken as a whole, is disproportionately adverse relative to the impact of such event, change, effect, circumstance, fact, development or occurrence on companies operating in the industry in which the Company and its Subsidiaries operate, and then solely to the extent of such disproportionality.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any other license that requires the distribution of Source Code in connection with the distribution of any software or materials, that requires modifications or derivative works be distributed under the same license, or that prohibits one from charging a fee or otherwise seeking compensation in connection with sublicensing, displaying or distributing any software or materials. “Open Source License” includes, without limitation, a Creative Commons License, open database license, the Mozilla Public License (including any variants thereof), the GNU General Public License, GNU Lesser General Public License, Common Public License, Apache License, BSD License, or MIT License.

“Open Source Materials” means any Technology that is generally available to the public in source code form under an Open Source License.

“Orange Book” means the FDA’s Orange Book: Approved Drug Products with Therapeutic Equivalence Evaluations.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Parent AI Component” means any component of any Parent Platform that employs, provides, or makes use of any AI Technology.

“Parent Acquisition Proposal” means any indication of interest, proposal or offer from any Person (or Persons acting in concert) or Group, other than any member of the Parent Group, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of Parent or any of its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the consolidated assets of Parent and its Subsidiaries, taken as a whole, or to which 20% or more of the revenues of Parent and its Subsidiaries, taken as a whole, on a consolidated basis are attributable at such time, (ii) direct or indirect acquisition (whether by issuance or transfer and whether in a single transaction or a series of related transactions) of 20% or more of the outstanding voting or equity securities of Parent (whether by voting power or number of shares), (iii) takeover offer, tender offer or exchange offer that, if consummated, would result in such Person or Group beneficially owning 20% or more of the outstanding voting or equity securities of Parent (whether by voting power or number of shares), or (iv) merger, consolidation, share exchange, scheme of arrangement, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction or series of related transactions involving Parent or any of its Subsidiaries pursuant to which persons other than the stockholders of Parent immediately preceding such transaction would hold 20% or more of the voting or equity securities in Parent or, as applicable, in such surviving, resulting or ultimate parent entity as a result of such transaction (in each case whether by voting power or number of shares).

“Parent Balance Sheet” means the audited consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2023, and the footnotes to such consolidated balance sheet, in each case set forth in Parent’s report on Form 10-K for the fiscal year ended December 31, 2023.

“Parent Common Stock” means the Class A Common Stock of Parent, par value of $0.00001 per share.

“Parent Disclosure Schedule” means the Parent Disclosure Schedule delivered to the Company on the date of this Agreement.

“Parent Drug Product Candidates” means all small molecule or biologics product candidates currently under development as an internal program by Parent or its Subsidiaries (for the avoidance of doubt, excluding any small molecule or biologics product candidate being developed for any Third Party).

“Parent Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not such plan is sponsored or maintained in the United States or is subject to ERISA, (ii) compensation, employment, consulting, redundancy, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program, policy or customary practice or (iii) other plan, agreement, arrangement, practice, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits, post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), or any other benefits or compensation of any kind, in each case whether or not written (A) that is sponsored, maintained, administered, contributed to or entered into by Parent or any of its ERISA Affiliates for the benefit of any director, officer, employee, worker or consultant (including any former director, officer, employee, worker or consultant) of Parent or any of its Subsidiaries or (B) for which Parent or any of its Subsidiaries has any direct or indirect liability and, in each case, other than any arrangement sponsored or maintained by a Governmental Authority, to which contributions are required by Applicable Law, including written terms of appointment or employment. Notwithstanding the foregoing, a plan, policy or arrangement sponsored or maintained by a professional employer organization or an employer of records organization shall not be a Parent Employee Plan.

“Parent Group” means Parent and other any direct or indirect Subsidiaries of Parent from time to time.

“Parent Intellectual Property” means (i) the Intellectual Property Rights owned (or purported to be owned or otherwise controlled) by Parent or any of its Subsidiaries (alone or together with any other party) (“Parent Owned IP”) and (ii) any and all Intellectual Property Rights owned by a Third Party and licensed (including sublicensed) to Parent or any of its Subsidiaries, or to which Parent or any of its Subsidiaries has otherwise been granted rights.

“Parent Intervening Event” means any event, change, development or occurrence that is material to Parent and its Subsidiaries (taken as a whole) that (i) was not known or reasonably foreseeable to the board of directors of Parent as of or prior to the date of this Agreement and (ii) does not relate to or involve (A) any Parent Acquisition Proposal or any inquiry or communications relating thereto or any matter relating thereto or consequence thereof, (B) any event, change, development or occurrence relating to or concerning the Company or any of its Affiliates or (C) any change, in and of itself, in the market price or trading volume of shares of Parent Common Stock or Company ADSs (provided, that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Parent Material Adverse Effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Intervening Event).

“Parent Material Adverse Effect” means any event, change, effect, circumstance, fact, development or occurrence that has a material adverse effect on the business, operations or financial condition of Parent and its Subsidiaries, taken as a whole; provided, that no event, change, effect, circumstance, fact, development or occurrence to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account in determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect: (i) any changes in general United States or global economic conditions or other general business, financial or market conditions, (ii) any changes in conditions generally affecting the industry in which Parent or any of its Subsidiaries operate, (iii) fluctuations in the value of any currency, (iv) any decline, in and of itself, in the market price or trading volume of shares of Parent Common Stock (provided, that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Parent Material Adverse Effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (v) regulatory, legislative or political conditions or conditions in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign country, (vi) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions, revenues, earnings or other financial or operating metrics for any period (provided, that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Parent Material Adverse Effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (vii) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (including the Transaction), the taking of any action required by this Agreement (other than, to the extent not excluded by another clause of this definition, Parent’s compliance with its obligations pursuant to Section 7.01, except to the extent that the Company has unreasonably withheld a consent under Section 7.01) or the identity of, or any facts or circumstances relating to, the Company or any of its Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with Governmental Authorities, customers, suppliers, partners, officers, employees or other material business relations (provided that this clause (vii) shall not apply with respect to any representation or warranty that addresses the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement (including the representations and warranties in Section 5.01, 5.03 and 5.04) or with respect to the condition to Closing contained in Section 9.03(b) to the extent it relates to such representations and warranties), (viii) any adoption, implementation, promulgation, repeal, modification, amendment, authoritative interpretation, change or proposal of any Applicable Law of or by any Governmental Authority or any recommendations, statements or other pronouncements made, published or proposed by professional medical organizations, (ix) any changes or prospective changes in GAAP (or authoritative interpretations thereof), (x) geopolitical conditions, the outbreak or escalation of hostilities, civil or political unrest, any acts of war, sabotage, cyberattack or terrorism, or any escalation or worsening of the foregoing, (xi) any epidemic, pandemic or other outbreak of illness or public health event, any hurricane, earthquake, flood, calamity or other natural disasters, acts of God or any change resulting from weather conditions (or any worsening of any of the foregoing), or (xii) any claims, actions, suits or proceedings arising from allegations of a breach of fiduciary duty or violation of securities laws, in each case relating to this Agreement or the transactions contemplated hereby (including the Transaction), except that the matters referred to in clauses (i), (ii), (iii), (v), (viii), (ix), (x) or (xi) may be taken into account (to the extent not excluded by another clause of this definition) to the extent that the impact of any such event, change, effect, circumstance, fact, development or occurrence on Parent and its Subsidiaries, taken as a whole, is disproportionately adverse relative to the impact of such event, change, effect, circumstance, fact, development or occurrence on companies operating in the industry in which Parent and its Subsidiaries operate, and then solely to the extent of such disproportionality.

“Parent Platforms” means the proprietary coding, software, mathematical and probabilistic models comprising Parent’s AI-driven drug discovery platform as it exists as of the Effective Time.

“Parent Source Code” means any Source Code for any Parent AI Component or any Parent Platform.

“Parent Stockholder” means a holder of Parent Common Stock from time to time.

“Parent Stockholder Approval” means the approval of the Parent Share Issuance by the affirmative vote of a majority of the voting power of the shares of Parent capital stock cast affirmatively or negatively with respect thereto at the Parent Stockholder Meeting.

“Parent Stock Price” means the closing price on Nasdaq of a share of Parent Common Stock on the Effective Date.

“Parent Superior Proposal” means any bona fide, written Parent Acquisition Proposal made after the date of this Agreement by any Person (or Persons acting in concert) or Group (with all references to “20%” in the definition of Acquisition Proposal being deemed to be references to “50%”) on terms that the Parent Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Parent Acquisition Proposal that the Parent Board considers to be appropriate (including the identity of the Person(s) making the Parent Acquisition Proposal and the expected timing and likelihood of consummation, conditions to consummation and availability of necessary financing (including, if a cash transaction (in whole or in part), the availability of such funds and the nature, terms and conditionality of any committed financing)), is (A) more favorable from a financial point of view to the Parent Stockholders than the Transaction and (B) is reasonably capable of being completed on the terms proposed.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Lien” means (i) any Liens for utilities or Taxes (A) not yet due and payable or (B) which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with IFRS or GAAP, as applicable, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising by operation of Applicable Law in the ordinary course of business for amounts not yet delinquent or which have been bonded over in full or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with IFRS or GAAP, as applicable, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, in each case in the ordinary course of business, (iv) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that do not materially detract from the value or the use of the property subject thereto, (v) statutory landlords’ liens and liens granted to landlords under any lease, (vi) non-exclusive licenses granted under Intellectual Property Rights in the ordinary course of business to service providers, consultants, contractors or vendors entered into for the provision of services, (vii) any purchase money security interests, equipment leases or similar financing arrangements, (viii) any Liens which are disclosed on the Company Balance Sheet (in the case of Liens applicable to the Company or any of its Subsidiaries) or the notes thereto or in Section 1.01(b) of the Company Disclosure Schedule, and (ix) other Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record or (B) would be disclosed by a current, accurate survey or physical inspection of such real property, which, in each instance of the foregoing clauses (xi)(A)-(B), do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect, the access to, or occupancy or use of, such real property for the purposes for which it is used or proposed to be used in connection with the business.

“Person” means any individual, corporation, partnership, limited liability partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision (in each case whether or not having separate legal personality).

“Personal Data” means any and all information that can reasonably be used to identify an individual natural person or household, including information that identifies or could be used to identify, alone or in combination with other information, an individual natural person or an individual natural person’s device or browser, including name, physical address, telephone number, email address, financial account number, passwords or PINs, device identifier or unique identification number, government-issued identifier (including social security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations and marital or other status (to the extent any of these data elements can reasonably be associated with an individual natural person or household, or is linked to any such data element that can reasonably be associated with an individual natural person or household). Personal Data also includes any information defined as “personal data,” “personally identifiable information,” “personal information,” or “protected health information” under any Applicable Law, including any Privacy Legal Requirement.

“Privacy Legal Requirement” means (a) all Applicable Laws that pertain to the privacy or the processing of Personal Data, including, to the extent applicable, (i) HIPAA, (ii) the California Consumer Privacy Act, (iii) U.S. state data security laws and regulations such as the New York SHIELD Act, the Massachusetts Standards for the protection of personal information of residents of the Commonwealth, 201 CMR 17, all state data breach notification laws, and state biometric privacy laws; (iv) applicable requirements of comparable state and foreign Applicable Laws such as the EU Data Protection Directive 95/46/EC of 24 October 1995 (in respect of the period prior to 25 May 2018), the EU General Data Protection Regulation 2016/679/EU of April 27, 2016 and all corresponding member state legislation (in respect of the period on and from 25 May 2018), the EU ePrivacy Directive 2002/58/EC of 12 July 2002 concerning the processing of personal data and the protection of privacy in the electronic communications sector as amended by Directive 2006/24/EC and Directive 2009/136/EC and the related implementing legislation of the EU Member States, (v) (in respect of the period on and from 25 May 2018) the United Kingdom’s Data Protection Act 2018 and (in respect of the period prior to 25 May 2018) the United Kingdom’s Data Protection Act 1998 and (vi) Section 5 of the Federal Trade Commission Act as it applies to the receipt, access, use, disclosure, and security of consumer Personal Data; (b) any applicable contractual obligations to Third Parties related to privacy, data protection, process, transfer or security of Personal Data; (c) with respect to the Company or any of its Subsidiaries, all of the Company’s and its Subsidiaries’ privacy policies or notices regarding Personal Data that are publicly posted or otherwise provided to individuals whose data are processed; and (d) with respect to Parent or any of its Subsidiaries, all of Parent’s and its Subsidiaries’ privacy policies or notices regarding Personal Data that are publicly posted or otherwise provided to individuals whose data are processed.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, audits, investigations, examinations or other similar proceedings, in each case, by or before any Governmental Authority.

“Reference Date” means January 1, 2022.

“Release” means any spill, discharge, leaking, pouring, dumping or emptying, dumping, injection, deposit, disposal, dispersal, leaching or migration into or through the environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” means, with respect to any Person, its officers, directors, employees, investment bankers, attorneys, accountants, auditors, consultants and other agents, advisors and representatives.

“Residual Shares” has the meaning given to it in the Scheme of Arrangement.

“Sanctioned Country” means any of the Crimea, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, and Syria.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under any Sanctions Laws, including the Sanctions Laws of the United States, the United Kingdom, the European Union or the United Nations, including (i) any Person identified in any list of Sanctioned Persons maintained by (A) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security or the United States Department of State, (B) His Majesty’s Treasury of the United Kingdom, (C) any committee of the United Nations Security Council, or (D) the European Union, (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country and (iii) any Person directly or indirectly 50% or more owned or controlled by, or knowingly acting for the benefit or on behalf of, a Person described in clause (i) or (ii).

“Sanctions Laws” means all Applicable Laws concerning economic sanctions, including embargoes, export restrictions, import restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with or to take an ownership interest in assets of a Sanctioned Person or in a Sanctioned Country.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Scheme Meeting” means such meeting(s) (and any adjournment, postponement or reconvening thereof) convened with the permission of the Court pursuant to section 896 of the Companies Act for the purpose of considering and, if thought fit, approving (with or without modification) the Scheme of Arrangement.

“Scheme of Arrangement” means the proposed scheme of arrangement of the Company under Part 26 of the Companies Act to effect the Transaction pursuant to this Agreement, substantially in the form set out in Annex B, with or subject to any modification, addition or condition which (a) Parent and the Company mutually agree and which (if required) is approved by the Court or (b) is otherwise imposed by the Court and mutually acceptable to Parent and the Company each acting reasonably and in good faith, in each case in accordance with the Companies Act and this Agreement.

“Scheme Shareholders” has the meaning given to it in the Scheme of Arrangement.

“Scheme Shares” has the meaning given to it in the Scheme of Arrangement.

“SEC” means the U.S. Securities and Exchange Commission.

“Senior Employee” means any: (i) director of the Company or any of its Subsidiaries; or (ii) employee of the Company or any of its Subsidiaries at the level of Vice President or above.

“Source Code” means, collectively, any software source code or material portion or aspect of software source code (including any proprietary information or algorithm contained in any software source code).

“Specified Material Contract” means, other than a Company Employee Plan, (a) any Company Material Contract of the type referred to in Section 4.15(a)(iii), Section 4.15(a)(vi), Section 4.15(a)(vii), Section 4.15(a)(viii) or Section 4.15(a)(x), (b) any Contract that (i) limits or purports to limit, in any material respect, the freedom of Parent or any of their Affiliates (other than the Company and its Subsidiaries) to engage or compete in any line of business or with any Person or in any area following the Closing, (ii) contains material exclusivity or “most favored nation” obligations or restrictions with respect to Parent or any of their Affiliates (other than the Company and its Subsidiaries) following the Closing or (iii) contains any other provisions would that restrict the ability of Parent or any of their Affiliates (other than the Company and its Subsidiaries) to sell, market, distribute, promote, manufacture, develop, commercialize, or test or research the Parent Platforms, the Company Platforms or any product or product candidate of Parent or the Company following the Closing, directly or indirectly through third parties, in any material respect, (c) any Contract that requires by its terms or is reasonably likely to require, in any of the two next fiscal years after the fiscal year ending December 31, 2024, the payment or delivery of cash or other consideration by the Company or any of its Subsidiaries in an amount having an expected value in any year in excess of $1,200,000 and (d) any Contract not entered into in the ordinary course of business that requires by its terms or is reasonably likely to require, in any of the two next fiscal years after the fiscal year ending December 31, 2024, the payment or delivery of cash or other consideration to the Company or any of its Subsidiaries in an amount having an expected value in any year in excess of $1,200,000.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person. For purposes of this Agreement, a Subsidiary shall be considered a “wholly owned Subsidiary” of a Person as long as such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to Applicable Law) of such Subsidiary.

“Superior Proposal” means any bona fide, written Acquisition Proposal made after the date of this Agreement by any Person (or Persons acting in concert) or Group (other than any member of the Parent Group) (with all references to “20%” in the definition of Acquisition Proposal being deemed to be references to “50%”) on terms that the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Acquisition Proposal that the Company Board considers to be appropriate (including the identity of the Person(s) making the Acquisition Proposal and the expected timing and likelihood of consummation, conditions to consummation and availability of necessary financing (including, if a cash transaction (in whole or in part), the availability of such funds and the nature, terms and conditionality of any committed financing)), is (A) more favorable from a financial point of view to the Company Shareholders than the Transaction and (B) is reasonably capable of being completed on the terms proposed.

“Tax” means any and all U.S. federal, state, local, provincial and non-U.S. income, gross receipts, franchise, sales, use, net worth, goods and services, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, social security, unemployment, license, disability, registration, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, capital stock, capital gains, documentary, environmental or windfall or other profits taxes, and any other taxes, assessments, levies, imposts, customs, duties, tariffs, tolls or other similar charges and fees, in each case in the nature of a tax and imposed by any Governmental Authority, together with any interest, penalties, additions to tax, and any additional amounts, in each case, imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, document, form, application, certificate, election, statement, declaration or other information filed with or supplied to, or required to be filed with or supplied to, any Taxing Authority with respect to Taxes, including information returns, claims for refunds, and any documents with respect to or accompanying payments of estimated Taxes, and including any schedules or attachments thereto and any amendments thereof.

“Taxing Authority” means any Governmental Authority that has the power to impose, assess, determine, administer or collect any Taxes.

“Technology” means any or all of the following: (i) works of authorship, including computer programs and software, whether in Source Code or in executable code form, application programming interfaces, software architecture, and documentation; (ii) inventions (whether or not patentable), discoveries and improvements; (iii) proprietary and confidential information and Trade Secrets; (iv) data, databases, data compilations and collections and technical data and performance data; (v) methods and processes; (vi) devices, prototypes, data bases, designs and schematics; and (vii) any other tangible embodiments of Intellectual Property Rights.

“Third Party” means any Person or Group, other than the Company, Parent or any of their respective Subsidiaries or Representatives.

“trading day” means a day on which shares of Parent Common Stock are traded on Nasdaq.

“Training Data” means any data (whether structured or unstructured) used to train or improve any AI Technology, including any data obtained using web scraping, web crawling, or web harvesting software or any Technology or service that turns the unstructured data found on the web into machine readable, structured data that is ready for analysis.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“United Kingdom Companies Legislation” means the Companies Act, the United Kingdom Companies Act 1985, the United Kingdom Companies Consolidation (Consequential Provisions) Act 1985 and the United Kingdom Companies Act 1989.

“VAT” means (i) any tax charged or imposed pursuant to Council Directive 2006/112/EC or any national legislation implementing such Directive; and (ii) to the extent not included in (i), any value added tax imposed by the United Kingdom Value Added Tax Act 1994 and any related secondary legislation.

“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that results from a deliberate act or failure to act by a party that knows, or could reasonably be expected to have known, that the taking of such act or failure to act could result in a material breach of any such covenant or agreement.

Terms Defined Elsewhere. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Company Confidentiality Agreement	6.02(b)
Acceptable Parent Confidentiality Agreement	7.02(b)
Agreement	Preamble
Ancillary Scheme Documentation	3.01(b)
Assumed Company Option	2.03(a)
Assumed Company RSU	2.03(c)
Bankruptcy and Equity Exceptions	4.02(a)
Benefits Continuation Period	8.03(a)
Capitalization Date	4.05(a)
Closing	1.02
Closing Date	1.02
Company	Preamble
Company 401(k) Plan	8.03(c)
Company Adverse Recommendation Change	6.02(a)
Company Approval Time	6.02(b)
Company Board	Recitals
Company Board Recommendation	4.02(b)
Company Directors	2.05(d)
Company Exchange Fund	2.01(b)
Company Material Contract	4.15(a)
Company Material Subsidiaries	4.06(a)
Company Organizational Document	4.01
Company Permits	4.12
Company Registered IP	4.19(a)
Company Regulatory Agency	4.14(a)
Company Regulatory Permits	4.14(a)
Company Retention Plan	8.03(d)
Company SEC Documents	4.07(a)
Company Termination Payment	10.03(a)

Term	Section
Conditions	8.06(b)(iii)
Continuing Employees	8.03(a)
Court Documentation	3.02(a)(i)
Court Sanction Hearing	3.02(b)(i)
Depositary Custodian	2.01(b)
EC	4.14(a)
Effective Date	1.03
Effective Time	1.03
EMA	4.14(a)
End Date	10.01(b)(i)
Exchange Agent	2.01(b)
Exchange Ratio	2.02(a)
FDA	4.14(a)
FDCA	4.14(a)
Foreign Antitrust Laws	4.03
Forms of Proxy	3.01(b)
HMRC	4.03
HMRC Clearance	4.03
Indemnified Party	7.03(b)
Intended U.S. Tax Treatment	8.07(b)
internal controls	4.07(f)
Leases	4.20
Maximum Amount	7.03(c)
MHRA	4.14(a)
Nasdaq	4.03
New Company Plans	8.03(b)
Non-U.S. Plan	4.17(j)
Offer Document	8.06(b)(i)
Other Required Filing	3.01(c)
Panel	4.25
Parent	Preamble
Parent Adverse Recommendation Change	8.04
Parent Approval Time	7.02(b)
Parent Board	Recitals
Parent Board Recommendation	5.02(b)
Parent Material Contract	5.14(a)
Parent Option	2.03(a)
Parent Organizational Documents	5.01
Parent Registered IP	5.17(a)
Parent Regulatory Agency	5.13(a)
Parent Regulatory Permits	5.13(a)
Parent RSU	2.03(c)
Parent SEC Documents	5.06(a)
Parent Share Issuance	3.01(a)
Parent Stockholder Meeting	3.01(a)

Term	Section
Parent Stockholders	3.01(a)
Parent Termination Payment	10.03(b)
Parties	Preamble
Per ADS Share Deliverable	2.01(a)
PHSA	4.14(a)
Proxy Statement	3.01(a)
Real Properties	4.20
Registration Statement	8.06(b)(i)
Regulation S-K	4.10
Schedule 14D-9	8.06(b)(ii)
Scheme Document Annex	3.01(a)
Scheme Technical Defect	3.05(b)(i)
Second Request	8.02(c)
Share Consideration	2.02(a)
Share Deliverable	2.02(a)
Takeover Code	Recitals
Technical Revision	3.05(b)
Transaction	Recitals
Transaction Documentation	3.01(d)
Transaction Litigation	8.08
Transfer Taxes	11.04

Annex B

FORM OF SCHEME OF ARRANGEMENT

IN THE HIGH COURT OF JUSTICE

BUSINESS AND PROPERTY COURTS OF ENGLAND AND WALES

COMPANIES COURT (ChD)

CR-[2024]-[•]

IN THE MATTER OF EXSCIENTIA PLC

and

IN THE MATTER OF THE COMPANIES ACT 2006

SCHEME OF ARRANGEMENT

(under Part 26 of the Companies Act 2006)

between

EMERALD PLC

and

THE SCHEME SHAREHOLDERS

(as hereinafter defined)

PRELIMINARY

(A) In this Scheme of Arrangement1, unless inconsistent with the subject or context, the following expressions bear the following meanings:

“Acquisition”	the proposed acquisition by Parent (and/or, at Parent’s election, (i) in respect of any or all of the Residual Shares, Parent and/or (ii) in respect of the Depositary Shares, the DR Nominee) of the entire issued, and to be issued, share capital of the Company;

“Affiliate”	means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto;

[1]	Note to draft: Scheme of Arrangement to be updated, to the extent necessary, to include standard CREST wording to deal with the transfer of uncertificated shares.

“Applicable Law”	any federal, state, foreign national or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding on or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise in this Scheme of Arrangement;

“Business Day”	a day, other than a Saturday, Sunday, or other day on which commercial banks in New York, Salt Lake City, Utah or London, England are authorized or required by Applicable Law to close;

“certificated form” or “in certificated form”	a share or other security which is not in uncertificated form;

“Code”	means the US Internal Revenue Code of 1986, as amended;

“Companies Act”	the Companies Act 2006, as amended from time to time;

“Company ADSs”	the American depositary shares, each of which represents, as at the date hereof, a beneficial ownership interest in one Company Ordinary Share on deposit with the Depositary (or the Depositary Custodian) subject to the terms and conditions of the Deposit Agreement;

“Company Exchange Fund”	has the meaning given to it in sub-clause 4(A);

“Company Stock Plans”	any Company Employee Plan providing for equity or equity-based compensation, including the Company 2021 Equity Incentive Plan, the Company Share Option Plan, the Company Enterprise Management Incentive Plan and the Company Unapproved Share Option Plan, each as amended from time to time;

“Company Shareholders”	holders of the Company Ordinary Shares from time to time;

“Company Ordinary Shares”	means the ordinary shares in the capital of the Company, each with a nominal value £0.0005 per share (which, for the avoidance of doubt, shall include ordinary shares in the capital of the Company held by the Depositary (or a Depositary Custodian) under the Deposit Agreement and underlying the Company ADSs);

“Court”	the High Court of Justice in England and Wales;

“Court Order”	the order of the Court sanctioning this Scheme of Arrangement under section 899(1) of the Companies Act;

“Deposit Agreement”	the deposit agreement dated 5 October 2021 by and among the Company, the Depositary and all holders and beneficial holders of Company ADSs issued thereunder, as such agreement is amended, modified or supplemented from time to time;

“Depositary”	Citibank, N.A., or such other entity as may from time to time act as the “Depositary” (as such term is defined in the Deposit Agreement);

“Depositary Custodian”	has the meaning given to it in sub-clause 4(C);

“Depositary Shares”	those Scheme Shares in respect of which the registered holder (as shown in the register of members of the Company) is the Depositary or the Depositary Custodian holding those Scheme Shares for the Depositary in accordance with the Deposit Agreement;

“DR Depositary”	[•];[2]

“DR Nominee”	such company falling within section 67(6) and section 93(3) of the Finance Act 1986 as Parent may in its sole discretion appoint in order to act as transferee of the Depositary Shares pursuant to this Scheme of Arrangement;

“Effective Date”	the date on which this Scheme of Arrangement becomes effective in accordance with its terms;

“Effective Time”	the time at which this Scheme of Arrangement becomes effective in accordance with its terms;

“Company”	Exscientia plc, a company incorporated in England and Wales with registered number 13483814 and with its registered office at The Schrodinger Building, Oxford Science Park, Oxford, Oxfordshire, United Kingdom, OX4 4GE;

“Euroclear”	Euroclear UK & International Limited;

“Exchange Agent”	such entity as is appointed by Parent as exchange agent prior to the Effective Date in accordance with the provisions of the Transaction Agreement;

“Exchange Ratio”	has the meaning given to it in sub-clause 2(A);

“Exchange Shares”	means the shares of Parent Common Stock to be delivered to the Scheme Shareholders pursuant to the Transaction Agreement;

[2]

Note to draft: DR Depositary must be in a jurisdiction where the holders of the depositary interests will be treated as the beneficial owners of the underlying shares for the purposes of CG50240 of HMRC’s manuals.

“Excluded Shares”

any Company Ordinary Shares which are:

(i) registered in the name of or beneficially owned by Parent and/or any member of the Parent Group (and/or any nominee of the foregoing); or

(ii)  held in treasury,

in each case, at any relevant date or time as the context permits;

“Governmental Authority”	means any national, transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority and any arbitral tribunal;

“holder”	a registered holder and includes any person(s) entitled by transmission;

“Latest Practicable Date”	close of business on [•] 2024, being the latest practicable date of this Scheme of Arrangement;

“Liens”	with respect to any share, security, property or asset (as applicable), any mortgage, lien, pledge, charge, security interest, hypothecation, right of preemption, right of first refusal, contract for sale, easement, right of way, encroachment, occupancy right, community property interest or restriction of any nature or other encumbrance, whether voluntarily incurred or arising by operation of Applicable Law;

“Order ”	any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent);

“Nasdaq”	the NASDAQ Global Market or the NASDAQ Stock Market LLC, as applicable;

“Parent”	Recursion Pharmaceuticals, Inc., a company incorporated in Delaware with corporation number [•];

“Parent Class A Common Stock”	the class A common stock of $0.00001 each in the capital of Parent;

“Parent Class B Common Stock”	the class B common stock of $0.00001 each in the capital of Parent;

“Parent Common Stock”	the Parent Class A Common Stock and the Parent Class B Common Stock;

“Parent Group”	Parent and other any direct or indirect Subsidiaries of Parent from time to time;

“Person”	any individual, corporation, partnership, limited liability partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision (in each case whether or not having separate legal personality);

“Per ADS Share Deliverable”	has the meaning given to it in sub-clause 2(B);

“Residual Shares”	the Scheme Shares excluding the Depositary Shares;

“Scheme of Arrangement”	this scheme of arrangement in its present form or with or subject to any modification, addition or condition (i) Parent and the Company mutually agree and which (if required) is approved by the Court or (ii) which is otherwise imposed by the Court and mutually acceptable to the Company and Parent each acting reasonably and in good faith, in each case in accordance with the Companies Act and the Transaction Agreement;

“Scheme Record Time”	[•];

“Scheme Shareholders”	holders of Scheme Shares and a “Scheme Shareholder” shall mean any one of those Scheme Shareholders;

“Scheme Shares”

the Company Ordinary Shares:

(i) in issue at the date of this Scheme of Arrangement;

(ii)  (if any) issued after the date of this Scheme of Arrangement and prior to the Voting Record Time; and

(iii)  (if any) issued at or after the Voting Record Time and prior to the Scheme Record Time, either on terms that the original or any subsequent holders thereof shall be bound by this Scheme of Arrangement or in respect of which the holders thereof shall have agreed in writing to be bound by this Scheme of Arrangement, in each case (where the context requires), remaining in issue at the Scheme Record Time, but excluding any Excluded Shares at any relevant date or time;

“Share Deliverable”	has the meaning given to it in sub-clause 2(A);

“Subsidiary”	any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person. For purposes of this Agreement, a Subsidiary shall be considered a “wholly owned Subsidiary” of a Person if such Person owns directly or indirectly all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to Applicable Law) of such Subsidiary;

“Tax”	any and all US federal, state, local, provincial and non-US income, gross receipts, franchise, sales, use, net worth, goods and services, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, social security, unemployment, license, disability, registration, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, capital stock, capital gains, documentary, environmental or windfall or other profits taxes, and any other taxes, assessments, levies, imposts, customs, duties, tariffs, tolls or other similar charges and fees, in each case in the nature of a tax and imposed by any Governmental Authority, together with any interest, penalties, additions to tax, and any additional amounts, in each case, imposed with respect thereto, whether disputed or not;

“Transaction Agreement”	the transaction agreement by and among Parent and the Company dated [•] August 2024, agreeing to certain matters in connection with the Acquisition and the Scheme of Arrangement, as it may be amended from time to time;

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland;

“US” or “United States”	the United States of America, its territories and possessions, any state or political sub-division of the United States of America and the District of Columbia; and

“Voting Record Time”	[•].

(A)

In this Scheme of Arrangement: (i) all references to times of day are to London time, unless otherwise stated; (ii) all references to “£”, or “Pounds Sterling” are to the lawful currency of the United Kingdom; (iii) all references to “$” and “US Dollar” are to the lawful currency of the United States; and (iv) all references to clauses and sub-clauses are to clauses and sub-clauses of this Scheme of Arrangement.

(B)	As at the Latest Practicable Date, the issued and to be issued share capital of the Company is [•] Company Ordinary Shares, calculated on the basis of: [•]][3][4]

[3]	Note to draft: to reflect the number of shares in issue and the number to be issued under the Company Stock Plans
[4]	Note to draft: subject to further review ;.

(C)

[As at the Latest Practicable Date, the issued share capital of Parent is $[•] divided into [•] Parent Class A Common Stock and [•] Parent Class B Common Stock, all of which are credited as fully paid up.

(D)	As at the Latest Practicable Date, no member of the Parent Group held or beneficially owned any Company Ordinary Shares.

(E)

Parent has agreed to appear by Counsel at the hearing to sanction this Scheme of Arrangement and to undertake to the Court to be bound by the provisions of this Scheme of Arrangement in so far as it relates to Parent and to execute and do or procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it to give effect to this Scheme of Arrangement.

THE SCHEME OF ARRANGEMENT

1.	Transfer of Scheme Shares

(A)

Upon and with effect from the Effective Time, Parent and, if Parent so elects, a DR Nominee shall, in accordance with sub-clause 1(B), acquire all of the Scheme Shares fully paid up, free from all Liens (other than transfer restrictions arising under applicable securities laws), and together with all rights at the Effective Time or thereafter attached or relating thereto, including voting rights and the right to receive and retain all dividends and other distributions (if any) and any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) thereon.

(B)	For the purposes of such acquisition,

(i)	the Depositary Shares shall be transferred at Parent’s election either to:

(a)	Parent; and/or

(b)

a DR Nominee, as nominee for [•] (the “DR Depositary”) which shall hold the Depositary Shares on behalf of Parent in accordance with the terms of the applicable deposit agreement appointing the DR Depositary, by means of a form (or forms) of transfer or other instrument(s) or instruction(s) of transfer (and, upon any such transfer to the DR Nominee the DR Depositary shall issue one or more depositary receipts in respect of such shares to Parent);

(ii)	the Residual Shares shall be transferred to Parent by means of a separate form (or forms) of transfer or other separate instrument (or instruments) or instruction (or instructions) of transfer; and

(iii)

in order to give effect to such transfer(s) any person may be appointed by Parent as attorney and/or agent and shall be authorised as such attorney and/or agent on behalf of each of the relevant holder of Scheme Shares to execute and deliver as transferor a form or forms of transfer or other instrument(s) or instruction(s) of transfer (whether as a deed or otherwise) of such Scheme Shares and every form, instrument or instruction of transfer so executed or instruction given shall be as effective as if it had been executed or given by the holder or holders of the Scheme Shares thereby transferred. Each such form of transfer or other instrument or instruction shall be deemed to be the principal instrument of transfer of the relevant Scheme Shares and the equitable or beneficial interest in the Scheme Shares shall only be transferred together with the legal interest in such Scheme Shares, pursuant to such form, instruction or instrument of transfer.

(C)

Pending the transfer of the Scheme Shares pursuant to sub-clause 1(A) and sub-clause 1(B) on the Effective Date and the updating of the register of members of the Company to reflect such transfer, each Scheme Shareholder irrevocably:

(i)

appoints Parent (and/or its nominee(s) and/or any one or more of its directors or agents) as its attorney and/or agent to exercise (or direct the exercise of) on its behalf (in place of and to the exclusion of the relevant Scheme Shareholder) any voting rights attached to its Scheme Shares and any or all other rights and privileges (including without limitation the right receive any distribution or other benefit accruing or payable in respect thereof and the right to requisition the convening of a general meeting of the Company or of any class of its shareholders) attaching to its Scheme Shares;

(ii)

appoints Parent (and/or its nominee(s) and/or any one or more of its directors or agents) as its attorney and/or agent to sign on behalf of such Scheme Shareholder any such documents, and to do such things, as may in the opinion of Parent and/or its nominee(s) and/or any one or more of its directors or agents be necessary or desirable in connection with the exercise of any voting rights or any other rights or privileges attaching to its Scheme Shares (including, without limitation, an authority to sign any consent to short notice of any general or separate class meeting of the Company as attorney or agent for, and on behalf of such Scheme Shareholder and/or to attend and/or to execute any form of proxy in respect of its Scheme Shares appointing any person nominated by Parent and/or its nominee(s) and/or any one or more of its directors or agents to attend any general and separate class meetings of the Company (or any postponement, adjournment or reconvening thereof) and to exercise or refrain from exercising the votes attaching to the Scheme Shares on such Scheme Shareholder’s behalf);

(iii)

authorises Parent (and/or its nominee(s) and/or any one or more of its directors or agents) as its attorney and/or agent to take such action as Parent (and/or its nominee(s) and/or any one or more of its directors or agents) sees fit in relation to any dealings with or disposal of its Scheme Shares (or any interest in such Scheme Shares); and

(iv)

authorises the Company and/or its agents to send to Parent (and/or its nominee(s)) any notice, circular, warrant or other document or communication which may be required to be sent to them as a member of the Company in respect of such Scheme Shares (including any share certificate(s) or other document(s) of title issued as a result of conversion of their Scheme Shares into certificated form), such that from the Effective Date, no Scheme Shareholder shall be entitled to exercise any voting rights or any other rights or privileges attaching to the Scheme Shares otherwise than in accordance with the directions of Parent.

(D)	The authorities granted pursuant to sub-clauses 1(B)(iii) and 1(C) shall be treated for all purposes as having been granted by deed.

2.	Consideration for the transfer of Scheme Shares

(A)

Subject to and in exchange for the transfer of the Scheme Shares as provided in sub-clauses 1(A) and 1(B), and subject to sub-clauses 2(C) and 2(D) and clauses 5 and 6 as soon as reasonably practicable following the Effective Time (and in any event no later than the Business Day following the Effective Time if the Company provides, by 9:00 a.m., New York City time, on the Effective Date, evidence that the Effective Time has occurred, or if the Company provides such evidence after 9:00 a.m., New York City time, on the Effective Date, no later than the second Business Day after such delivery) Parent shall, subject as hereinafter provided procure the delivery of, for each Scheme Share, [•] Exchange Shares (the “Share Deliverable” and the ratio that an Exchange Share bears to each Scheme Share being the “Exchange Ratio”) to the Scheme Shareholders credited as fully paid, non-assessable and free from all Liens (other than transfer restrictions arising under applicable securities laws).

(B)

If, between the date of the Transaction Agreement and the Effective Time, the outstanding Company Ordinary Shares or Parent Common Stock shall have been changed to, or exchanged for, a different number or class of shares or securities by reason of any stock dividend, bonus issue, scrip dividend, subdivision, reorganization, merger, consolidation, reclassification, redesignation, recapitalization, share split, reverse share split, combination or exchange of shares, or a stock or scrip dividend shall be declared with a record date within such period, or any similar event shall have occurred (or if the number of Company Ordinary Shares represented by each Company ADS shall have been changed pursuant to the Deposit Agreement), then the Exchange Ratio (and/or the right to receive (in the case of certificated Company ADSs, in exchange for surrendering each Company ADS to the Depositary (or the Depositary Custodian)), an amount of Exchange Shares equal to the Share Deliverable (the “Per ADS Share Deliverable”)), as applicable, shall be appropriately adjusted to provide Parent and the Scheme Shareholders the same economic effect as contemplated by the Transaction Agreement prior to such event.

(C)

No fractional Exchange Shares shall be delivered to Scheme Shareholders in connection with the Scheme of Arrangement or otherwise in connection with the Transaction Agreement, and no certificates or scrip for any such fractional shares shall be issued.

(D)

Any fraction of an Exchange Share to which (i) any Scheme Shareholder other than the Depositary (or the Depositary Custodian) would otherwise be entitled will be aggregated and sold in the market by the Exchange Agent as soon as reasonably practicable following the Effective Date and such Scheme Shareholder shall be paid in cash, after the Effective Date, with the net proceeds of the sale (after the deduction of the expenses of the sale (including any Tax and amounts in respect of irrecoverable value added tax payable thereon), without interest and subject to any required Tax withholding in accordance with the provisions of the Transaction Agreement) in due proportion to the fractional shares to which they would otherwise have been entitled, and (ii) the Depositary (or the Depositary Custodian) would otherwise be entitled will be substituted with a direct cash payment to the Depositary (or the Depositary Custodian), representing the Depositary’s entitlement to a fractional Exchange Share valued using the opening price on Nasdaq of a share of Parent Common Stock on the Effective Date.

3.	Certificates in respect of Scheme Shares

With effect from, or as soon as reasonably practicable after, the Effective Time:

(A)

Scheme Shareholders shall, in accordance with this Scheme of Arrangement, cease to have any rights with respect to the Scheme Shares, except the right to receive the Share Deliverables determined as set out in clauses 2, 4 and 5 of this Scheme of Arrangement;

(B)

all certificates representing Scheme Shares shall cease to be valid as documents of title to the shares represented thereby and every holder of Scheme Shares shall be bound at the request of the Company to deliver the same to the Company (or any person appointed by Company to receive such certificates), or, as the Company may direct, to destroy the same;

(C)

subject to the completion of such form or forms of transfer or other instruments or instructions of transfer as may be required in accordance with clause 1 of this Scheme of Arrangement and the payment of any UK stamp duty thereon, the Company shall make or procure to be made, the appropriate entries in its register of members to reflect the transfer of the Scheme Shares to Parent pursuant to clause 1 of this Scheme of Arrangement.

4.	Settlement of Share Deliverables

(A)

At or as promptly as practicable following the Effective Time (and in any event no later than the Business Day following the Effective Time if the Company provides, by 9:00 a.m., New York City time, on the Effective Date, evidence that the Effective Time has occurred, or, if the Company provides such evidence after 9:00 a.m., New York City time, on the Effective Date, no later than the second Business Day after such delivery), Parent shall procure the deposit with the Exchange Agent, for the benefit of the Scheme Shareholders, of certificates or, at Parent’s option, evidence of Exchange Shares in book-entry form representing the aggregate Share Deliverables. All shares deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Company Exchange Fund”. No interest shall be paid or shall accrue for the benefit of Scheme Shareholders on the Share Deliverables.

(B)

Parent shall pay, or cause to be paid, without interest, to the Exchange Agent to be held in the Company Exchange Fund, the aggregate amount of all dividends or other distributions payable with respect to the Exchange Shares, with a record date on or after the Effective Time and prior to the time of the delivery of the Exchange Shares by the Exchange Agent to the Scheme Shareholders entitled to the Share Deliverable. Subject to Applicable Law, the Exchange Agent shall deliver to the relevant Scheme Shareholders entitled to the Share Deliverable, without interest, such dividends and distributions held in the Company Exchange Fund (i) with respect to all such dividends or distributions with a payment date at or prior to the delivery of the Exchange Shares pursuant to the Scheme of Arrangement, at the time of delivery of the Exchange Shares to such Scheme Shareholders, and (ii) with respect to all such dividends or distributions with a payment date after the delivery of the Exchange Shares pursuant to the Scheme of Arrangement, at the appropriate payment date.

(C)

Notwithstanding anything to the contrary in this Scheme of Arrangement, all obligations of Parent with respect to deliverables required to be provided by Parent to the Exchange Agent in respect of the Depositary Shares shall be satisfied to the extent Parent provides such deliverables directly to the Depositary (or, to the extent that the Depositary is not itself the registered holder of the relevant Scheme Shares that underly Company ADSs, whichever nominee, custodian or other entity is the Scheme Shareholder in respect of such Scheme Shares (the “Depositary Custodian”)).

(D)	Parent shall cause the Exchange Agent to, as soon as practicable after the Effective Date, either, at Parent’s election:

(a)

despatch or procure to be despatched such Exchange Shares in certificated form as are required to be delivered to give effect to this Scheme of Arrangement to the persons respectively entitled thereto, such Exchange Shares to be settled as set out in this clause 4; or

(b)

procure that book-entry account statements of ownership evidencing such Scheme Shareholders’ ownership of the Exchange Shares (as registered holders) are reflected in the register of members of Parent.

(E)

[Prior to the Effective Date, the Company and Parent shall establish procedures with the Depositary that are reasonably acceptable to the Company and Parent to ensure that (i) the Depositary (or the Depositary Custodian) shall promptly deliver the Per ADS Share Deliverables to each holder of a Company ADS (in the case of certificated Company ADSs, that has duly surrendered Company ADSs to the Depositary (or the Depositary Custodian)), (ii) (A) any funds payable to holders of Company ADSs in respect of dividends or other distributions payable with respect to Exchange Shares and (B) if reasonably practicable, unless other arrangements are reasonably acceptable to the Company and Parent, the right of holders of Company ADSs to receive cash in lieu of fractional shares from the Depositary or the Depositary Custodian, shall each be treated, as closely as reasonably possible, in the same manner. reasonably deemed necessary by the Parties in furtherance of the establishment of such procedures, the Company shall enter into one or more amendments to the Deposit Agreement that are reasonably acceptable to the Depositary, the Company and Parent, and the Parties shall deliver any certificates and opinions of counsel reasonably requested by the Depositary in connection therewith.][5]

(F)	Parent shall procure that appropriate entries are made in the register of members of Parent to reflect the settlement of the Exchange Shares.

(G)

All deliveries by the Exchange Agent or by any other person to the Scheme Shareholders (other than the Depositary Custodian) of notices, cheques, documents of title, certificates or statements of entitlement required to be made pursuant to this Scheme of Arrangement shall be effected by sending the same by post to the applicable Scheme Shareholder entitled thereto at their respective registered addresses as appearing in the register of members of the Company at the Scheme Record Time or, in the case of joint holders, at the address of the holder whose name stands first in such register in respect of the joint holding concerned at such time.

(H)

All cheques shall be in US Dollars and drawn on a US clearing bank and (subject to sub-clause Error! Reference source not found.) shall be made payable to the Scheme Shareholder concerned (or, in the case of Scheme Shareholders holding jointly, to that one of the joint holders whose name stands first in the register of members of the Company in respect of such joint holding

[5]	Note to draft: section to be updated before submitting scheme to Court once the procedure is agreed with the Depositary of Scheme Shares at the Scheme Record Time). The encashment of any such cheque in connection with this Scheme of Arrangement, shall be a complete discharge of Parent’s obligations (and those of Parent’s respective agents or nominees) under this Scheme of Arrangement to pay (or procure the payment of) the monies represented thereby.[ In respect of any payments to Scheme Shareholders by bank transfer, the relevant sums in US Dollars shall be transferred to such bank account [in accordance with any existing payment mandate established by the relevant Company Shareholder], and such transfer shall be a complete discharge of the payment obligations under this Scheme of Arrangement to pay (or procure the payment of) such monies.]

(I)

None of the Company, Parent or their respective agents or nominees shall be responsible for any loss or delay in the transmission of any notices, declarations of title, cheques, certificates or statements of entitlement sent in accordance with this Scheme of Arrangement, which shall be sent at the risk of the person or persons entitled thereto.

(J)

Any deliverable required to be provided by Parent to the Exchange Agent in respect of the Depositary Shares which has not been transferred to the Scheme Shareholders within twelve months of the Effective Date shall be delivered to Parent or its designee(s) promptly upon demand by Parent (it being understood that no such delivery shall affect any legal right that a Scheme Shareholder may have to receive the Share Deliverables), and thereafter such Scheme Shareholders shall be entitled to look only to Parent for, and Parent shall remain liable for, payment of their claims for the Share Deliverables.

(K)	The preceding sub-clauses of this clause 4 shall take effect subject to any prohibition or condition imposed by law.

5. Withholding Rights.

Notwithstanding any other provision of this Scheme of Arrangement, Parent, any member of the Parent Group, any Affiliates of any member of the Parent Group, any DR Nominee, the Exchange Agent and any other Person shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement or the Scheme of Arrangement (including the Share Deliverables) such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder, or any other Applicable Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts (a) shall be remitted to the applicable Governmental Authority, if required by Applicable Law; and (b) shall be treated for all purposes of this Agreement and the Scheme of Arrangement as having been paid to the person in respect of which such deduction and withholding was made.

6.	Overseas Shareholders

The provisions of clause 4 of this Scheme of Arrangement shall be subject to any prohibition or condition imposed by Applicable Law. Without prejudice to the generality of the foregoing, if, in respect of any Scheme Shareholder with a registered address in a jurisdiction outside the United Kingdom or the US or whom Parent reasonably believes to be a citizen, resident or national of, or located in, a jurisdiction outside the United Kingdom or the US, Parent is advised that the delivery of Exchange Shares under clause 4 would or may infringe the laws of such jurisdiction or would or may require Parent or the Company (as the case may be) to comply with any governmental or other consent or any registration, filing or other formality with which Parent or the Company (as the case may be) is unable to comply or compliance with which Parent or the Company (as the case may be) regards as unduly onerous, then the Exchange Agent may, in consultation with Parent, determine that the Exchange Shares shall not be delivered to such Scheme Shareholder and that (i) such Exchange Shares shall instead be sold by the Exchange Agent at the best price which can reasonably be obtained in the market at the time of sale and (ii) the net proceeds of such sale (after the deduction of all expenses and commissions incurred in connection with such sale, (including any Tax and amounts in respect of irrecoverable value added tax payable on the proceeds of sale, without interest any subject to any required Tax withholding in accordance with the provisions of the Transaction Agreement in due proportion to the Exchange Shares to which they would have otherwise been entitled) by sending a cheque or payment via bank transfer in accordance with any existing payment mandate established by the relevant Company Shareholder.

In the absence of bad faith or wilful default, none of Parent, the Company or the person so appointed shall have any liability for any loss or damage arising as a result of the timing or terms of such sale.

7.	Mandates

All mandates relating to the payment of dividends and other instructions (or deemed instructions), including communication preferences, given to the Company by Scheme Shareholders and in force at the Scheme Record Time relating to holdings of Scheme Shares shall, unless and until amended or revoked, be deemed, as from the Effective Date, to be an effective mandate or instruction in respect of the corresponding Exchange Shares to which that Scheme Shareholder is entitled, except to the extent that a Scheme Shareholder already holds Parent Common Stock at the Scheme Record Time (and the registrars of Parent are able to match such holdings), in which case any mandates and instructions in relation to those existing Parent Common Stock shall also apply to the Exchange Shares issued to the Scheme Shareholder and any mandate held in respect of the Scheme Shares will therefore be disregarded.

8.	Operation of this Scheme of Arrangement

This Scheme of Arrangement shall become effective as soon as a copy of the Court Order shall have been delivered to the Registrar of Companies for England and Wales.

9.	Modification

The Company and Parent may jointly consent on behalf of all persons concerned to any modification of, or addition to, this Scheme of Arrangement or to any condition which the Court may approve or impose.

10.	Governing law

This Scheme of Arrangement is governed by English law and is subject to the exclusive jurisdiction of English courts.

Dated [•]

Annex C

FORM OF COMPANY SHAREHOLDER RESOLUTION

SPECIAL RESOLUTION

RESOLVED THAT

for the purpose of giving effect to the scheme of arrangement dated [•] (as amended or supplemented) between the Company and the holders of Scheme Shares (as defined in such scheme of arrangement), a copy of which has been produced to this meeting and for the purposes of identification signed by the chair of this meeting, in its original form or with or subject to any modification, addition, or condition as may be agreed between the Company and Parent and approved or imposed by the High Court of Justice in England and Wales (the Court) (the Scheme of Arrangement):

(A) the directors of the Company (or a duly authorized committee of the directors) be and are hereby authorized to take all such action as they may consider necessary or appropriate for carrying the Scheme of Arrangement into effect; and

(B) with effect from the passing of this resolution, the articles of association of the Company be and are hereby amended by the adoption and inclusion of the following new article [152]:

“[152]. Scheme of Arrangement

[152].1 In this article [152], references to the “Scheme of Arrangement” are to the scheme of arrangement dated [•] between the Company and the holders of Scheme Shares (as defined in the Scheme of Arrangement) under Part 26 of the Act in its original form or with or subject to any modification, addition or condition agreed between the Company and Recursion Pharmaceuticals, Inc. (the “Parent”) and approved or imposed by the High Court of Justice in England and Wales, and (save as defined in this article [152]) terms defined in the Scheme of Arrangement shall have the same meanings in this article [152].

[152].2 Notwithstanding any other provision of these articles or the terms of any resolution, whether ordinary or special, passed by the Company in general meeting, if the Company issues or transfers out of treasury any shares (other than to the Parent, any subsidiary of the Parent or its nominee(s) (each a “Parent Party”)) on or after the date of the adoption of this article [152] and prior to the Scheme Record Time, such shares shall be issued or transferred in the name of the relevant person subject to the terms of the Scheme of Arrangement (and shall be Scheme Shares for the purposes thereof) and the original or any subsequent holder or holders of such shares shall be bound by the Scheme of Arrangement accordingly.

[152].3 Notwithstanding any other provision of these articles, if any shares in the Company are issued or transferred out of treasury to any person or such person’s nominee (other than a Parent Party) (a “New Member”) at or after the Scheme Record Time (each a “Post-Scheme Share”) such shares will, provided that the Scheme of Arrangement has become effective, be issued or transferred on terms that they shall (on the Effective Date) or, if later, on issue or transfer (but subject to the terms of this article [152].3 and article [152].6) be immediately transferred to the

Parent (or such persons as the Parent may direct) (the “Purchaser”), who shall be obliged to acquire each Post-Scheme Share in consideration of and conditional upon the Parent procuring delivery to the New Member of 0.7729 shares of Parent Common Stock (“Exchange Shares”) (the “Share Deliverable” and the ratio that an Exchange Share bears to each Scheme Share being the “Exchange Ratio”) for each Post-Scheme Share as would have been payable to a holder of the Scheme Shares under the Scheme of Arrangement, subject to article [152].5.

[152].4 The Exchange Shares allotted and issued or transferred to a New Member (or nominee) pursuant to paragraph [152].3 of this article shall be credited as fully paid and shall rank equally in all respects with all other fully paid Parent Common Stock in issue at that time (other than as regards any dividend or other distribution payable by reference to a record date preceding the date of allotment or transfer) and shall be subject to the constitution of Parent from time to time.

[152].5 No fraction of an Exchange Share shall be allotted, issued or transferred to a New Member (or nominee) pursuant to this article. Any fraction of an Exchange Share to which a New Member would otherwise have become entitled shall be aggregated with the fractional entitlements of any other New Members whose shares are being transferred under this article on the same date and the maximum whole number of Exchange Shares resulting therefrom shall be allotted and issued to a person appointed by the Company. Such Exchange Shares shall then be sold in the market as soon as practicable after their allotment and issue, and the net proceeds of sale (after the deduction of all expenses and commissions incurred in connection with such sale, including any value added tax payable on the proceeds of sale) shall be paid in sterling to the persons entitled thereto in due proportions (rounded down to the nearest penny), except that individual entitlements to amounts of $5.00 or less shall be retained for the benefit of Parent.

[152].6 On any reorganisation of, or material alteration to, the share capital of the Company or the Parent (including, without limitation, any subdivision and/or consolidation) carried out after the Effective Date, or a stock or scrip dividend is declared with a record date after the Effective Date, or any similar event shall have occurred (or if the number of Company Ordinary Shares represented by each Company ADS shall have been changed pursuant to the Deposit Agreement), or the number or class of Company Ordinary Shares or Parent Common Stock shall have been changed or exchanged for a different number or class of Company Ordinary Shares or Parent Common Stock, then the Exchange Ratio and the Share Deliverable shall be appropriately adjusted by the directors in such manner as the auditors of the Company or an independent investment bank selected by the Company (whichever in their absolute discretion the directors may elect) may determine to be appropriate to reflect such reorganisation or alteration and to provide to Parent, Scheme Shareholders and New Members the same economic effect as contemplated under article [152].3. References in this article [152] to such shares shall, following such adjustment, be construed accordingly.

[152].7 Any New Member may, prior to the issue or transfer of any Post-Scheme Shares to them under any Company Share Plans or any other Company option, stock unit award, option equity award or other similar equity award plan, give not less than two Business Day’s written notice to the Company in such manner as the board shall prescribe of their intention to transfer some or all of such Post-Scheme Shares to their spouse or civil partner and may, if such notice has been validly given, on such Post-Scheme Shares being issued or transferred to them immediately transfer to their spouse or civil partner any such Post-Scheme Shares, provided that such Post-Scheme Shares

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will then be immediately transferred from that spouse or civil partner to the Purchaser pursuant to this article [152] as if the spouse or civil partner were the relevant New Member. If notice has been validly given pursuant to this article but the New Member does not immediately transfer to their spouse or civil partner the Post-Scheme Shares in respect of which notice was given, such shares shall be transferred directly to Parent (or as it may direct) pursuant to this article.

[152].8 To give effect to any transfer of Post-Scheme Shares required by this article [152], Parent may appoint any person as attorney and/or agent for the New Member to transfer the Post-Scheme Shares to the Purchaser and execute and deliver as transferor a form or forms of transfer or other instrument or instruction of transfer (whether as a deed or otherwise) on behalf of the New Member (or any subsequent holder or any nominee of such New Member or any such subsequent holder) in favour of the Purchaser and do all such other things and execute and deliver all such documents (whether as a deed or otherwise) as may in the opinion of the attorney and/or agent be necessary or desirable to vest the Post-Scheme Shares in the Purchaser and, pending such vesting, to exercise all such rights and privileges attaching to the Post-Scheme Shares as the Purchaser may direct. If an attorney and/or agent is so appointed, the New Member shall not thereafter (except to the extent that the attorney and/or agent fails to act in accordance with the directions of the Purchaser) be entitled to exercise any rights or privileges attaching to the Post-Scheme Shares unless so agreed by the Purchaser. The Company may give good receipt for the delivery of the Share Deliverable for each Post-Scheme Share and may register the Purchaser as holder thereof and issue to it certificates for the same. The Company shall not be obliged to issue a certificate to the New Member for any Post-Scheme Shares. The Purchaser shall, subject to Applicable Law, settle the consideration due to the New Member pursuant to article [152].3 above by the delivery of the Share Deliverable for each Post-Scheme Scheme Share as soon as reasonably practicable following the issue of the Post-Scheme Shares to the New Member. Parent shall allot and issue or transfer the Exchange Shares to the New Member and send a cheque in sterling drawn on a UK clearing bank in favour of the New Member in respect of any fractional entitlements no later than 14 days after the date of the issue or transfer of the Post-Scheme Shares to the New Member unless: (a) the Company, in its sole discretion, determines in accordance with article [152].10 in respect of any New Member with a registered address in a jurisdiction outside the United Kingdom or whom the Company reasonably believes to be a citizen, resident or national of a jurisdiction outside the United Kingdom that such Exchange Shares shall be sold in which case the Exchange Shares shall be sold and the net proceeds of sale distributed to the persons so entitled in accordance with article [152].10; or (b) the Company, in its sole discretion, determines in accordance with article [152].10 in respect of any New Member with a registered address in a jurisdiction outside the United Kingdom or whom the Company reasonably believes to be a citizen, resident or national of a jurisdiction outside the United Kingdom that a cash amount equal to the value of the Exchange Shares shall be paid to the New Member, in which case Parent shall send a cheque in sterling drawn on a UK clearing bank in favour of the New Member for the consideration for such Post-Scheme Shares and in respect of any fractional entitlements no later than 14 days after the date of the issue or transfer of the Post-Scheme Shares to the New Member.

[152].10 If, in respect of any New Member with a registered address in a jurisdiction outside the United Kingdom or whom the Company reasonably believes to be a citizen, resident or national of a jurisdiction outside the United Kingdom, the Company is advised that the allotment and/or issue or transfer of Exchange Shares pursuant to this article would or may infringe the laws of such jurisdiction or would or may require the Company and/or Parent to comply with any governmental

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or other consent or any registration, filing or other formality with which the Company and/or Parent is unable to comply or compliance with which the Company and/or Parent regards as unduly onerous, the Company may, in its sole discretion, determine that such Exchange Shares shall be sold or a cash amount equal to the value of the Exchange Shares shall be paid to the New Member. In the event that the Exchange Shares are to be sold, the Company shall appoint a person to act as attorney or agent for the New Member pursuant to this article and such person shall be authorised on behalf of such New Member to procure that any shares in respect of which the Company has made such determination shall, as soon as practicable following the allotment, issue or transfer of such shares, be sold, including being authorised to execute and deliver as transferor a form of transfer or other instrument or instruction of transfer on behalf of the New Member (whether as a deed or otherwise). The net proceeds of such sale (after the deduction of all expenses and commissions incurred in connection with such sale, including any value added tax payable on the proceeds of sale), or the cash amount equal to the value of the Exchange Shares, shall be paid to the persons entitled thereto in due proportions as soon as practicable, save that any fractional cash entitlements shall be rounded down to the nearest whole penny.

[152].9 Notwithstanding any other provision of these articles, both the Company and the directors shall refuse to register the transfer of any shares between the Scheme Record Time and the Effective Date, other than to the Purchaser pursuant to the Scheme of Arrangement.

[152].10 If the Scheme of Arrangement shall not have become effective by the date referred to in (or otherwise set in accordance with) clause [•] of the Scheme of Arrangement, this article [152] shall cease to be of any effect.”

(C) The Company be and is hereby directed to deliver the Court Order to the Registrar of Companies in England and Wales if the Court Sanction is obtained and provided that no injunction or other Order by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted that remains in effect or effective, in each case that prevents, enjoins, prohibits or makes illegal the consummation of the Transaction; and

(D) The directors of the Company (or a duly authorized committee of the directors) be and are hereby directed that they need not undertake a Company Adverse Recommendation Change in connection with a Superior Proposal or cause the Company to terminate the Transaction Agreement in order to enter into a definitive agreement relating to a Superior Proposal following the time at which the Company Shareholder Approval is obtained (capitalized terms in this resolution having the meanings set forth in the Transaction Agreement).

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